Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178424

Prospectus of S&T Bancorp, Inc.	Proxy Statement of Mainline Bancorp, Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On September 14, 2011, Mainline Bancorp, Inc., or Mainline, agreed to merge with S&T Bancorp, Inc., or S&T. We are sending you this proxy statement/prospectus to invite you to attend a special meeting of Mainline shareholders being held to vote on the merger and to ask you to vote at the special meeting in favor of adopting the agreement and plan of merger, or the merger agreement.

If the merger is completed, Mainline will merge with and into S&T, and you will be entitled to elect to receive your merger consideration in the form of S&T common stock, cash or a combination of both. Subject to the election and adjustment procedures described in this proxy statement/prospectus, you will be entitled to receive, in exchange for each share of Mainline common stock you hold at the time of the merger, consideration, without interest, with a value equal to either (i) a cash payment of $69.00 or (ii) between 3.6316 and 4.3125 shares of S&T common stock. The precise number of shares will be based upon the average of the high and low sale prices for S&T common stock for the 10 trading day period ending five days prior to March 5, 2012, which date is the business day prior to Mainline’s special meeting and the deadline to submit your election form regarding your merger consideration, or the Election Deadline. The federal income tax consequences of the merger to you will depend on whether you receive cash, S&T common stock, or a combination of cash and S&T common stock in exchange for your shares of Mainline common stock.

Pursuant to the terms of the merger agreement, at least 60% of the total number of shares of Mainline common stock to be converted in the merger will be converted into stock consideration, and the remaining outstanding shares of Mainline common stock (excluding the shares of Mainline common stock to be cancelled) will be converted into cash consideration. As a result, if more Mainline shareholders make valid elections to receive either S&T common stock or cash than is available as merger consideration under the merger agreement, those Mainline shareholders electing the over-subscribed form of consideration may have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form, despite their election.

As an example, if the average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 trading days ending the five days before the Election Deadline is $20.82, which was the average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 days ending on January 27, 2012 (the most recent practicable date prior to the date of this proxy statement/prospectus), then each share of Mainline common stock would be converted into the right to receive either $69.00 in cash or 3.6316 shares of S&T common stock, which would have a market value of $75.61. As an additional example, if the average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 trading days ending five days before the Election Deadline is $17.15, which was the average of the high and low sale prices for S&T common stock for the 10 days ending on September 13, 2011, the last trading day prior to the announcement of the merger, then each share of Mainline common stock would be converted into the right to receive $69.00 in cash or 4.0233 shares of S&T common stock, which have a market value of $69.00. A chart showing the cash and stock merger consideration at various hypothetical averages of the high and low sale prices of S&T common stock is provided on page 7 of this proxy statement/prospectus.

The market prices of both S&T common stock and Mainline common stock will fluctuate before the completion of the merger. You should obtain current stock price quotations for S&T common stock and Mainline common stock. S&T common stock trades on The Nasdaq Global Select Market under the symbol “STBA” and Mainline common stock is quoted on the Over-The-Counter Bulletin Board, or OTCBB, under the symbol “MNPA.”

The special meeting of the shareholders of Mainline will be held on March 6, 2012 at 2:00 p.m., local time, at Rimini’s Parkway Restaurant, 106 Munster Road, Portage, PA 15946. Your vote is important. The affirmative vote of a majority of the Mainline votes cast is required to adopt the merger agreement. A majority of the outstanding Mainline common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting.

Regardless of whether you plan to attend the special shareholders’ meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. The Mainline board of directors recommends that Mainline shareholders vote “FOR” adoption of the merger agreement and “FOR” approval to adjourn the special meeting, if necessary, to solicit additional proxies.

This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors” beginning on page 17, for a discussion of the risks relating to the proposed merger. You also can obtain information about S&T from documents that it has filed with the Securities and Exchange Commission, or the SEC.

Sincerely,

Dennis M. McGlynn	William J. Hoyne
Chairman of the Board	President and Chief Executive Officer
Mainline Bancorp, Inc.	Mainline Bancorp, Inc.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the S&T common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is January 31, 2012, and it is first being mailed or otherwise delivered to Mainline shareholders on or about February 3, 2012.

MAINLINE BANCORP, INC.

325 Industrial Park Road

Ebensburg, PA 15931

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Mainline Bancorp, Inc. will hold a special meeting of shareholders on March 6, 2012 at 2:00 p.m., local time, at Rimini’s Parkway Restaurant, 106 Munster Road, Portage, PA 15946, to consider and vote upon the following proposals:

•

to adopt the Agreement and Plan of Merger, dated September 14, 2011, by and between Mainline Bancorp, Inc. and S&T Bancorp, Inc., which provides for, among other things, the merger of Mainline Bancorp, Inc. with and into S&T Bancorp, Inc.;

•

to approve a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement; and

•	to transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

The Mainline board of directors has fixed the close of business on December 23, 2011 as the record date for the special meeting. Only Mainline shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.

The affirmative vote of a majority of the votes cast by holders of shares of Mainline stock entitled to vote at the Mainline special meeting is required to adopt the merger agreement.

Regardless of whether you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible as failure to vote has the same effect as a vote “AGAINST” the merger. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. If you hold your stock in “street name” through a bank or broker, please direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Mainline common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before its exercise at the special meeting in the manner described in the accompanying document.

The Mainline board of directors has unanimously approved the merger agreement and recommends that Mainline shareholders vote “FOR” adoption of the merger agreement and “FOR” approval to adjourn the special meeting, if necessary, to solicit additional proxies.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy A. Bracken

Secretary

January 31, 2012

Ebensburg, Pennsylvania

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about S&T from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone at the following addresses:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, PA 15701

(800) 325-2265

Attention: Investor Relations

You will not be charged for any of these documents that you request. Mainline shareholders requesting documents should do so by February 27, 2012 in order to receive them before the special meeting.

See also “Where You Can Find More Information” on page 84.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The questions and answers below highlight only selected procedural information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire proxy statement/prospectus and the additional documents incorporated by reference into this proxy statement/prospectus to fully understand the voting procedures for the special meeting.

Q:	What is the purpose of this proxy statement/prospectus?

A:	This proxy statement/prospectus serves as both a proxy statement of Mainline and a prospectus of S&T. As a proxy statement, it is being provided to you because the Mainline board of directors is soliciting your proxy for use at the Mainline special meeting of shareholders at which the Mainline shareholders will consider and vote on (i) adoption of the merger agreement between S&T and Mainline and (ii) authorization of the board of directors to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in favor of adoption of the merger agreement or vote on other matters properly before the special meeting. As a prospectus, it is being provided to you because S&T is offering to exchange shares of its common stock for your shares of Mainline common stock upon completion of the merger.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to vote upon proposals to (i) adopt the Agreement and Plan of Merger, dated September 14, 2011, by and between S&T and Mainline which provides for, among other things, the merger of Mainline with and into S&T and (ii) adjourn the special meeting, if necessary, to solicit additional proxies.

Q:	What do I need to do now?

A:	With respect to the special meeting—after you have carefully read this proxy statement/prospectus and decided how you wish to vote your shares, please vote your shares promptly. You must complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. Submitting your proxy card will ensure that your shares are represented and voted at the special meeting.

With respect to the merger—you should complete and return the election form to American Stock Transfer and Trust Company, the exchange agent for the merger, according to the instructions printed on the forms which will be mailed to you separately. Holders of record of Mainline shares of who hold such shares as nominees, trustees or in other representative capacities, or a Representative, may submit multiple election forms, provided that such Representative certifies that each such election form covers all the shares of Mainline common stock held by that Representative for a particular beneficial owner.

Q:	If my broker holds my shares in “street name” will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares on the merger agreement without instruction from you. You should instruct your broker to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal, which is referred to as a “broker non-vote.” For purposes of determining the number of votes cast with respect to the merger proposal, only those votes cast “for” or “against” the proposal are counted. “Broker non-votes,” if any are submitted by brokers or nominees in connection with the special meeting, will not be counted as votes “for” or “against” for purposes of determining the number of votes cast (thus having the effect of a vote against the proposal to adopt the merger agreement), but will be treated as present for quorum purposes.

Q:	When and where is the Mainline special meeting of shareholders?

A:	The special meeting of Mainline shareholders will be held on March 6, 2012 at 2:00 p.m., local time, at Rimini’s Parkway Restaurant, 106 Munster Road, Portage, PA 15946. All shareholders of Mainline as of the record date, or their duly appointed proxies, may attend the Mainline special meeting.

Q:	How do I vote?

A:	If you are a shareholder of record of Mainline as of December 23, 2011, which is referred to as the Mainline record date, you may submit a proxy before the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the special meeting.

Q:	How do I vote shares that I hold in the Mainline Employee Stock Ownership Plan, or ESOP?

A:	You will receive a proxy with respect to shares that have been allocated to your ESOP account. Mainline’s ESOP provides that you may direct the ESOP trustee to vote any securities that have been allocated to your ESOP account as of the record date ONLY by following the separate voting instructions provided by the ESOP trustee. If you do not provide voting instructions with respect to shares allocated to your account, those shares shall not be voted. With respect to shares that have not yet been allocated to your ESOP account, the ESOP plan document provides that the ESOP trustee may vote those shares in its sole discretion.

Q:	When must I elect the type of merger consideration that I prefer to receive?

A:	If you wish to elect the type of merger consideration you receive in the merger, you should carefully review and follow the instructions set forth in the form of election, which is being separately mailed to Mainline shareholders following the mailing of this proxy statement/prospectus. You will need to sign, date and complete the election form and transmittal materials and return them to the exchange agent, American Stock Transfer and Trust Company, at the address given in the materials. The Election Deadline is March 5, 2012, which is the business day prior to the special meeting. Because of the way the election and proration procedures work, even if you submit a properly completed and signed form of election, it is still possible that you may not receive exactly the type of consideration you have elected. If you do not submit a properly completed and signed form of election to the exchange agent by the Election Deadline, you will have no control over the type of merger consideration you may receive, and consequently, may receive only cash, only S&T common stock or a combination of cash and S&T common stock in the merger. Because of the way the election and proration procedures work, even if you submit a properly completed and signed form of election, it is still possible that you may not receive exactly the type of consideration you have elected. If you hold shares in “street name,” you will have to follow your broker’s instructions to make an election.

Q:	If I am a Mainline shareholder, should I send in my Mainline stock certificates with my proxy card?

A:	No. PLEASE DO NOT SEND YOUR MAINLINE STOCK CERTIFICATES WITH YOUR PROXY CARD. You should carefully review and follow the instructions set forth in the form of election, which is being mailed to Mainline shareholders separately following the mailing of this proxy statement/prospectus, regarding the surrender of your share certificates. You should then, prior to the Election Deadline, send your Mainline common stock certificates to the exchange agent, together with your completed, signed form of election.

Q:	Whom can I contact if I cannot locate my Mainline stock certificates?

A:	If you are unable to locate your original Mainline stock certificate(s), you should contact Timothy A. Bracken, Secretary of Mainline, at (814) 472-5400.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of a majority of the votes cast by all shareholders entitled to vote to adopt the merger agreement, and because a majority of the outstanding Mainline common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder’s vote is important. The Mainline board of directors recommends that you vote “FOR” adoption of the merger agreement.

Q:	How does the Mainline board of directors recommend that I vote?

A:	The Mainline board of directors recommends that you vote “FOR” adoption of the agreement and plan of merger. The members of the board of directors and the executive officers of Mainline, and their affiliates, in the aggregate have the power to vote approximately 8.01% of the outstanding shares of Mainline common stock. Mainline currently expects that its directors and executive officers will vote their shares in favor of the proposals to be considered at the Mainline special meeting, although none of them has entered into any agreements obligating them to do so.

Q:	Can I attend the Mainline special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and shareholders who hold their shares through nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Mainline common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote or revoke my proxy after I have delivered my proxy?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Mainline or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The Mainline Secretary’s mailing address is Mainline Bancorp, Inc., 325 Industrial Park Road, Ebensburg, PA 15931-4117.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying the Secretary of Mainline) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the first quarter of 2012. However, we cannot assure you when or if the merger will occur. Among other things, we cannot complete the merger until we obtain the approval of Mainline shareholders at the special meeting, receive all necessary regulatory approvals and consents and satisfy the closing conditions described in the merger agreement.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The merger has been structured to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. As a result of the merger’s qualification as a reorganization, it is anticipated that Mainline shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Mainline common stock for shares of S&T common stock, except with respect to cash received in lieu of fractional shares of S&T common stock and except for Mainline shareholders who exercise their appraisal rights with respect to the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend in part on such shareholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences. For more information, please see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 56 of this proxy statement/prospectus.

Q:	Who will be the directors and executive officers of the company following the merger?

A:	Following the merger, the Board of Directors of S&T will remain the same. No members of the Mainline board of directors will be joining the board of directors of S&T; however, each member of Mainline’s board of directors will be invited to serve on the Cambria/Blair County Advisory Board of S&T’s banking subsidiary, S&T Bank. Additionally, the executive management team of S&T will remain unchanged.

Q:	What risks should I consider in deciding whether to vote in favor of the proposals?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 17, which sets forth certain risks and uncertainties related to which the merger will be subject. Additional risk factors regarding the business and operations of S&T may be found in S&T’s filings with the SEC. See “Where You Can Find More Information” on page 84 of this proxy statement/prospectus.

Q:	Do I have rights to dissent from the merger?

A:	Yes. Under Pennsylvania law, Mainline shareholders have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the “fair value” of their shares of Mainline common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “The Merger—Mainline Shareholders Have Dissenters’ Rights in the Merger,” beginning at page 36 and the information at Annex C.

Q:	How will the merger affect stock options for Mainline common stock?

A:	Upon consummation of the merger, each outstanding vested and unvested option to acquire a share of Mainline common stock will be cancelled in exchange for the right to receive, on the terms and conditions set forth in the merger agreement, an amount in cash equal to the excess, if any, of the per-share cash consideration of $69.00 over the options exercise price per share.

Q:	Whom should I call with questions about the shareholders meeting or the merger?

A:	Mainline shareholders should call Timothy A. Bracken, Secretary of Mainline, at (814) 472-5400 with any questions about the merger and related transactions.

Q:	Whom should I call with questions regarding completing the form of election?

A:	Mainline shareholders with questions regarding the form of election should contact the information agent for the merger, Phoenix Advisory Partners, at (800) 499-6377.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 84. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Parties (page 61)

S&T Bancorp, Inc.

S&T is a Pennsylvania corporation and a financial holding company with its headquarters located in Indiana, Pennsylvania and with assets of approximately $4.1 billion at September 30, 2011.

S&T provides a full range of financial services through offices located within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties of Pennsylvania. S&T provides full service retail and commercial banking products as well as cash management services, insurance, estate planning and administration, employee benefit, investment management and administration, corporate services and other fiduciary services. S&T’s common stock trades on The Nasdaq Global Select Market under the symbol “STBA.”

The principal executive offices of S&T are located at S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, PA, 15701, and its telephone number is (800) 325-2265.

Mainline Bancorp, Inc.

Mainline is a Pennsylvania corporation and a bank holding company headquartered in Ebensburg, Pennsylvania, and operates eight branches in Cambria and Blair counties. Mainline had approximately $237.9 million in assets as of September 30, 2011.

Mainline’s common stock is traded on the OTCBB under the symbol “MNPA.”

The principal executive offices of Mainline are located at 325 Industrial Park Road, Ebensburg, PA 15931-4117 and its telephone number is (814) 472-5400.

The Merger (page 24)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger.

Mainline Will Merge into S&T

We are proposing the merger of Mainline with and into S&T. As a result, S&T will continue as the surviving company.

Mainline Will Hold Its Special Meeting on March 6, 2012 (page 22)

The special meeting will be held on March 6, 2012 at 2:00 p.m., local time, at Rimini’s Parkway Restaurant, 106 Munster Road, Portage, PA 15946. At the special meeting, Mainline shareholders will be asked to:

1.	adopt the merger agreement; and

2.	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Mainline common stock at the close of business on December 23, 2011 will be entitled to vote at the special meeting. Each share of Mainline common stock is entitled to one vote. As of the record date of December 23, 2011, there were 309,605 shares of Mainline common stock entitled to vote at the special meeting.

Required Vote. The affirmative vote of a majority of the Mainline votes cast is required to adopt the merger agreement and the affirmative vote of a majority of the shares of Mainline common stock present in person or by proxy is required to adjourn the special meeting, in certain circumstances, to solicit additional proxies. A majority of the outstanding Mainline common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting. As of the record date, there were 309,605 shares of common stock issued and outstanding.

As of the record date, directors and executive officers of Mainline and their affiliates had the right to vote 24,792 shares of Mainline common stock, or 8.01% of the outstanding Mainline common stock entitled to be voted at the special meeting. The directors and executive officers have expressed their intent to vote for the proposals at the special meeting.

Mainline Shareholders Will Receive Cash and/or Shares of S&T Common Stock in the Merger Depending on Their Election and Any Proration (page 43)

You will have the right to elect to receive merger consideration, without interest, for each of your shares of Mainline common stock. You will have the opportunity to elect to receive in exchange for each share of Mainline common stock you own immediately prior to completion of the Merger either: (i) a cash payment of $69.00 per share; (ii) between 3.6316 and 4.3125 shares of S&T common stock, with the precise number based upon the average of the high and low sale prices for S&T common stock for a 10 trading day period ending five days prior to the Election Deadline; or (iii) a combination of cash and shares of S&T common stock.

Your election will be subject to allocation and proration procedures in the merger agreement, which are intended to ensure that, in the aggregate, at least 60% of the Mainline shares of common stock outstanding will be exchanged for S&T common stock. S&T has the right to permit greater than 60% of the Mainline common shares to be exchanged for shares of S&T common stock. However, if more than 40% of Mainline shareholders elect to receive cash for their shares of Mainline common stock, then shareholders will receive shares of S&T common stock in accordance with the proration procedures and the other requirements set forth in the merger agreement.

Record holders may specify different elections with respect to different shares that you hold (if, for example, you own 100 shares of Mainline common stock, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

As an example, based on the average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 trading days ending on January 27, 2012 (the most recent practicable date prior to the date of this proxy statement/prospectus), for each share of Mainline common stock held, you would receive either $69.00 in cash or 3.6316 shares of S&T common stock (subject to possible proration), which would have a market value of $75.61.  S&T will compute the actual amount of cash and number of shares of S&T common stock that each Mainline shareholder will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see “The Merger Agreement—Consideration To Be Received in the Merger” beginning on page 43.

The following table provides examples of how the value of the merger consideration may change depending on the average high and low share price of S&T common stock. The range of prices set forth in the table has been included for representative purposes only. S&T cannot assure you as to what the market price of the S&T common stock to be issued in the merger will be at or following the time of the exchange. The table assumes that Mainline will not have a right to terminate the merger agreement under the circumstances described under the heading entitled “The Merger Agreement—Termination of the Merger Agreement” on page 53.

Hypothetical 10-Day Average Price of S&T Common Stock	Exchange Ratio	Implied Value of S&T Stock Received in Exchange Per Share of Mainline Stock
$20.00	3.6316	$72.63
$19.00	3.6316	$69.00
$17.50	3.9429	$69.00
$16.00	4.3125	$69.00
$15.00	4.3125	$64.69

The examples above are illustrative only. The value of the merger consideration that you actually receive will be based on the actual average of the high and low sale prices of S&T common stock on The Nasdaq Stock Market for the 10 trading days ending five days prior to the Election Deadline. The actual average of the high and low sale prices may be outside the range of the amounts set forth above, and as a result, the actual value of the merger consideration per share of S&T common stock may not be shown in the above table.

Because the tax consequences of receiving cash in the merger will differ from the tax consequences of receiving S&T common stock, you should carefully read “Material United States Federal Income Tax Consequences of the Merger” beginning on page 56.

Regardless of Whether You Make an Election, You May Not Receive the Consideration You Elected (page 43)

Pursuant to the terms of the merger agreement, a minimum of 60% of the total number of shares of Mainline common stock outstanding at the effective time of the merger will be converted into stock consideration, and the remaining outstanding shares of Mainline common stock (excluding the shares of Mainline common stock to be cancelled) not converted into shares of S&T common stock will be converted into cash consideration. S&T has the right to permit greater than 60% of the total number of shares of Mainline common stock to be converted in the form of shares of S&T common stock. As a result, if more Mainline shareholders make valid elections to receive either S&T common stock or cash than is available as merger consideration under the merger agreement, those Mainline shareholders electing the over-subscribed form of consideration may have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form, despite their election.

The Mainline Stock Options Will Be Cancelled in Exchange for a Cash Payment (page 45)

Upon completion of the merger, each outstanding option to purchase shares of Mainline common stock, whether or not then exercisable, will be cancelled in exchange for the right to receive a lump sum cash payment equal to the difference between $69.00 and the exercise price of such Mainline stock option. The lump sum cash payment will be subject to applicable tax withholding.

In Order to Make a Valid Election, You Must Properly Complete and Deliver the Election Form (page 45)

If you wish to elect the type of merger consideration you prefer to receive in the merger, you should carefully review and follow the instructions set forth in the form of election, which is being mailed to Mainline shareholders separately. You will need to sign, date and complete the election form and transmittal materials and return them to the exchange agent at the address given in the materials, together with the certificates representing shares of Mainline common stock prior to the Election Deadline. You should NOT send your stock certificates with your proxy card.

The Election Deadline is 5:00 p.m. New York City time on March 5, 2012, which is the business day prior to the Mainline special meeting held on March 6, 2012. If you do not submit a properly completed and signed form of election to the exchange agent by the Election Deadline, you will have no control over the type of merger consideration you may receive, and, consequently, at the discretion of S&T, may receive only cash, only S&T common stock or a combination of cash and S&T common stock in the merger.

Once you have tendered your Mainline stock certificates to the exchange agent, you may not transfer your shares of Mainline common stock represented by those stock certificates until the merger is completed, unless you revoke your election by written notice to the exchange agent that is received prior to the Election Deadline. If the merger is not completed and the merger agreement is terminated, your stock certificates will be returned by the exchange agent.

Your Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page 56)

We have structured the merger to be treated as a reorganization for United States federal income tax purposes. Each of S&T and Mainline has conditioned the consummation of the merger on its receipt of a legal opinion that this will be the case. Your federal income tax treatment will depend primarily on whether you exchange your Mainline common stock solely for S&T common stock (with cash received instead of a fractional share of S&T common stock), solely for cash, or for a combination of S&T common stock and cash.

Generally, you will not recognize gain or loss on the exchange of Mainline common stock solely for S&T common stock in the merger except with respect to the cash you receive in lieu of a fractional share interest in S&T common stock. If you receive only cash in exchange for your Mainline common stock in the merger, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares of Mainline common stock you surrender. If you exchange your Mainline common stock for a combination of S&T common stock and cash, then you generally will recognize gain equal to the amount of cash you receive (not counting cash received in lieu of a fractional share interest in S&T common stock) or the amount of gain you realize, whichever is lower, but you will not recognize any loss. If you receive cash instead of a fractional share interest in S&T common stock, you will recognize gain or loss on your receipt of that cash.

Exceptions to these conclusions or other considerations may apply. Some of these are discussed beginning on page 56. Determining the actual tax consequences of the merger to you can be complicated. Those consequences will depend on your specific situation, on whether you elect to receive common stock, cash or a mix of common stock and cash, on whether your election is effective or must be changed under the proration provisions of the merger agreement, and on many variables which are not within our control. For further information, please refer to “Material United States Federal Income Tax Consequences of the Merger” on page 56. You should also consult your own tax advisor for a full understanding of the merger’s federal income tax and other tax consequences as they apply specifically to you.

The United States federal income tax consequences described above may not apply to all holders of Mainline common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Accounting Treatment of the Merger (page 55)

The merger will be treated as a “business combination” using the acquisition method of accounting with S&T treated as the acquiror under generally accepted accounting principles, or GAAP.

Market Price and Dividend Information (page 82)

S&T common stock is quoted on The Nasdaq Global Select Market under the symbol “STBA.” Mainline common stock is quoted on the OTCBB under the symbol “MNPA.”

The following table shows the closing sale prices of S&T common stock as reported on The Nasdaq Stock Market on September 13, 2011, the last trading day before we announced the merger, and on January 27, 2012, the last practicable trading day prior to mailing this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Mainline common stock on September 13, 2011, and January 27, 2012, calculated by multiplying the closing sale prices of S&T common stock on those dates by exchange ratios of shares of S&T common stock that Mainline shareholders electing to receive S&T common stock would receive in the merger for each share of Mainline common stock, assuming no proration. The actual exchange ratio will be determined by dividing $69.00 by the average high and low sales price of S&T’s common stock during the 10 trading day period ending five days prior to the Election Deadline. The amounts below are for illustrative purposes only, and the exchange ratio shall not exceed the minimum and maximum of the range. See “The Merger Agreement — Stock Election” on page 43 for further details regarding the exchange ratio and effect of the range.

	S&T Common Stock		Mainline Common Stock		Exchange Ratio	Equivalent Per Share Value
Prior to execution of the merger agreement	$16.93	(1)	$23.50	(2)	4.0756	$69.00
At January 27, 2012	$21.72		$55.00	(3)	3.6316	$78.88

(1)	Closing price as of September 13, 2011.
(2)	Closing price as of September 12, 2011 (no shares of Mainline common stock were traded on September 13, 2011)
(3)	Closing price as of November 17, 2011 (no shares of Mainline common stock traded since November 17, 2011)

The market price of S&T common stock will fluctuate prior to the merger. You should obtain current stock price quotations for the shares.

Upon completion of the merger, if all of the outstanding Mainline shares of common stock are converted into shares of S&T common stock, the Mainline shareholders will own approximately 4.53% of the outstanding shares of S&T common stock.

Austin Associates, LLC Has Provided an Opinion to the Mainline Board of Directors Regarding the Fairness of the Merger Consideration (page 30)

Mainline’s financial advisor, Austin Associates, LLC, or Austin Associates, has conducted financial analyses and delivered an opinion to Mainline’s board of directors that, as of September 13, 2011, the consideration to be received by Mainline shareholders was fair from a financial point of view to Mainline shareholders.

The full text of Austin Associates’ opinion is attached as Annex B to this proxy statement/prospectus. Mainline shareholders should read that opinion and the summary description of Austin Associate’s opinion contained in this proxy statement/prospectus in their entirety. The opinion of Austin Associates does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Mainline does not expect that it will request an updated opinion from Austin Associates.

Mainline paid Austin Associates a cash fee of $20,000 upon engagement and $30,000 concurrently with the rendering of the fairness opinion. Additionally, Mainline has agreed to pay to Austin Associates at the time of completion of the merger a cash fee equal to 1% of the aggregate consideration paid to Mainline shareholders.

Board of Directors and Executive Officers of S&T after the Merger (page 36)

The board of directors and management team of S&T will remain unchanged following the completion of the merger. Each member of the Mainline board of directors will be asked to join S&T’s Cambria/Blair County Advisory Board.

The Mainline Board of Directors Recommends That Mainline Shareholders Vote “FOR” Adoption of the Agreement and Plan of Merger (page 29)

The Mainline board of directors believes that the merger is in the best interests of Mainline and its shareholders and has unanimously approved the merger and the merger agreement. The Mainline board of directors recommends that Mainline shareholders vote “FOR” adoption of the agreement and plan of merger. The Mainline board also recommends “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Mainline’s Directors and Executive Officers Have Financial Interests in the Merger That May Differ from Your Interests (page 39)

In considering the information contained in this proxy statement/prospectus, you should be aware that Mainline’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Mainline shareholders. These additional interests of Mainline’s executive officers and directors may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a shareholder.

Mainline’s board of directors was aware of these interests and took them into account in its decision to approve the agreement and plan of merger. For information concerning these interests, please see the discussion under the caption “The Merger—Mainline’s Directors and Executive Officers Have Financial Interests in the Merger” on page 39.

Holders of Mainline Common Stock Have Dissenters’ Rights (page 36)

If you are a Mainline shareholder, you have the right under Pennsylvania law to dissent from the merger agreement and the merger, and to demand and receive cash for the fair value of your shares of Mainline common stock. For a complete description of the dissenters’ rights of Mainline shareholders, please see the discussion under the caption “Mainline Shareholders Have Dissenters’ Rights in the Merger” on page 36. In order to assert dissenters’ rights, you must:

•	file a written notice of intent to dissent with Mainline prior to the shareholder vote at the special meeting of shareholders;

•	make no change in your beneficial ownership of Mainline common stock after you give notice of your intention to demand fair value of your shares of Mainline common stock; and

•	not vote to adopt the merger agreement at the special meeting.

•

file a written demand for payment and deposit any certificates representing the Mainline shares for which dissenters’ rights are being asserted as requested by the notice that will be sent by Mainline or S&T after the completion of the merger; and

•	comply with certain other statutory procedures set forth in Pennsylvania law.

If you are a Mainline shareholder and you sign and return your proxy without voting instructions, we will vote your proxy in favor of the transaction and you will lose any dissenters’ rights that you may have. A copy of the relevant provisions of Pennsylvania law related to dissenters’ rights are attached to this proxy statement/prospectus as Annex C.

The Rights of Mainline Shareholders Who Receive the Stock Consideration Will Be Governed by Pennsylvania Law and the S&T Articles of Incorporation and By-laws after the Merger (page 77)

The rights of Mainline shareholders will change as a result of the merger due to differences in S&T’s and Mainline’s governing documents. A description of shareholder rights under each of the S&T and Mainline governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 77.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 52)

Currently, we expect to complete the merger in the first quarter of 2012. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval by the requisite vote of the Mainline shareholders; the receipt of all required regulatory approvals from the Federal Reserve Board, or the Federal Reserve and the Pennsylvania Department of Banking, and the termination of the formal agreement between Mainline’s banking subsidiary, Mainline National Bank, or the Bank, and the Office of the Comptroller of the Currency, or OCC, all without a condition or a restriction that S&T reasonably determines would have a material adverse effect on S&T or would be unduly burdensome; the right to demand appraisal rights under the Pennsylvania Business Corporation Law having expired or been unavailable with respect to at least 90% of the outstanding Mainline common shares, and the receipt of a legal opinion from S&T regarding the tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers

In addition to terminating any ongoing discussions with third parties regarding an alternative acquisition proposal, Mainline has agreed that it, its subsidiaries, its directors and officers and those of its subsidiaries will not, and Mainline will use reasonable best efforts to cause its and each of its subsidiaries’ employees and agents not to, between the date of the merger agreement and the closing of the merger:

•	initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any alternative acquisition proposal;

•	furnish confidential data or access to any person that has made an alternative acquisition proposal; or

•	engage in any discussions or negotiations concerning an alternative acquisition proposal.

The merger agreement does not, however, prohibit Mainline taking such actions if its board of directors determines, in good faith, that such discussions of an alternative acquisition proposal are required for Mainlines board of directors to fulfill its fiduciary duties.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 50.

Termination of the Merger Agreement (page 53)

We may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval. In addition, either of us may decide to terminate the merger agreement, even after shareholder approval, if a governmental entity issues a final order that is not appealable prohibiting the merger, if a bank regulator which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such denial has become final and is not appealable, or if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice. Either of us may terminate the merger agreement if the merger has not been completed by June 29, 2012, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

S&T may terminate the merger agreement if the Mainline board of directors (1) fails to recommend that Mainline shareholders adopt the agreement and plan of merger, (2) withdraws or modifies its recommendation (or proposes to do so) in a manner adverse to S&T, or (3) recommends a competing merger proposal in a manner adverse to S&T.

Mainline may terminate the merger agreement if the Mainline board of directors determines, by majority votes, at any time during the five business day period beginning with the later of (i) the date on which the last required approval of a governmental authority is obtained with respect to the merger without regard to any requisite waiting period or (ii) March 6, 2012, the date of the Mainline special meeting, or the Determination Date, if both of the following conditions are satisfied: (1) if the average daily closing price of S&T common stock for the 15 consecutive trading days prior to the Determination Date declines by more than 20% from $16.93, which was the closing price for S&T common stock on the last trading day prior to execution of the merger agreement and (2) S&T’s common stock underperforms the Nasdaq Bank Index by more than 20% based on difference of the closing price of S&T’s common stock on the date prior to the execution of the merger agreement and the Determination Date; unless S&T exercises its option to increase the number of S&T common shares to be received by Mainline shareholders such that the implied value of the merger would be equivalent to the minimum implied value that would have had to exist for the above price-based termination right not to have been triggered.

Termination Fee (page 54)

Mainline will pay S&T a termination fee of $876,000 in the event that the merger agreement is terminated:

•

by S&T, if the Mainline board of directors fails to recommend that Mainline shareholders adopt the agreement and plan of merger, withdraws or modifies its recommendation in a manner adverse to S&T, or recommends an alternative business combination proposal; or

•

by S&T or Mainline, if the governmental or regulatory approvals have been denied by final nonappealable action or the application has been permanently withdrawn at the invitation, request or suggestion of a governmental or regulatory authority; the Mainline common shareholders ail to approve the merger agreement at the special meeting; or any of the closing conditions to the merger have not been satisfied. However, if S&T or Mainline terminate the merger agreement because Mainline’s shareholders have failed to adopt the merger agreement at the Mainline special meeting, Mainline is only obligated to pay the termination fee if the failure to approve the merger is due to the Mainline board of directors not recommending the merger or withdrawing or materially modifying its recommendation, or recommending a competing merger proposal in a manner adverse to S&T.

Regulatory Approvals Required for the Merger (page 38)

The merger is subject to certain regulatory approvals and we must receive approval from the Federal Reserve and the Pennsylvania Department of Banking. S&T has filed the required applications and notices. The merger will not proceed in the absence of regulatory approvals. Additionally, Mainline must use its reasonable best efforts to facilitate the repurchase or redemption by S&T or one of its subsidiaries of all outstanding preferred stock issued to the United Stated Department of the Treasury, or the Department of Treasury, in connection with Mainline’s participation in the Troubled Asset Relief Program. Although S&T does not know of any reason why it would not obtain regulatory approvals in a timely manner, S&T cannot be certain when such approvals will be obtained or if they will be obtained.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF S&T BANCORP, INC.

Set forth below are highlights from S&T’s consolidated financial data as of and for the years ended December 31, 2006 through 2010 and as of and for the nine months ended September 30, 2011 and 2010. The results of operations for the nine months ended September 30, 2011 and 2010 are not necessarily indicative of the results of operations for the full year or any other interim period. S&T management prepared the unaudited information on the same basis as it prepared S&T’s audited consolidated financial statements. In the opinion of S&T management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with S&T’s consolidated financial statements and related notes included in S&T’s Annual Report on Form 10-K for the year ended December 31, 2010, and S&T’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011, June 30, 2011 and March 31, 2011, which are incorporated by reference in this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page 84.

	For the Nine Months Ended September 30, (unaudited)		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(dollars in thousands except per share data)
Balance Sheet Data:
Assets	$4,091,970	$4,098,108	$4,114,339	$4,170,475	$4,438,368	$3,407,621	$3,338,543
Portfolio loans, net of allowance for loan losses	3,080,650	3,310,632	3,304,203	3,338,754	3,525,290	2,761,695	2,632,245
Investment securities	340,123	277,718	288,025	354,860	452,713	358,822	432,045
Deposits	3,271,431	3,304,570	3,317,524	3,304,541	3,228,416	2,621,825	2,565,306
Borrowings	165,347	168,657	160,637	272,748	692,844	406,279	384,962
Shareholders’ equity	603,674	574,507	578,665	553,318	448,694	337,560	339,051

Income Statement Data:
Net interest income	103,279	109,512	145,846	145,982	143,947	116,438	113,118
Provision for loan losses	13,272	21,835	29,511	72,354	12,878	5,812	9,380
Noninterest income, including security gains and losses	32,483	35,208	47,210	38,580	37,452	40,605	40,390
Noninterest expense	77,236	78,615	105,633	108,126	83,801	73,460	69,279
Income before taxes	45,254	44,270	57,912	4,082	84,720	77,771	74,849
Net income	35,008	33,190	43,480	7,951	60,203	56,144	53,336
Net income available to common shareholders	30,336	28,542	37,279	2,038	60,203	56,144	53,336

Per Common Share:
Basic earnings	$1.08	$1.03	$1.34	$0.07	$2.30	$2.27	$2.07
Diluted earnings	1.08	1.03	1.34	0.07	2.28	2.26	2.06
Dividends declared	0.45	0.45	0.60	0.61	1.24	1.21	1.17
Book value	17.68	16.83	16.91	16.14	16.24	13.75	13.37

Earnings Performance Ratios (1):
Common return on average assets	1.00%	0.92%	0.90%	0.05%	1.52%	1.68%	1.64%
Common return on average shareholders’ equity	6.90%	6.78%	6.58%	0.37%	14.77%	16.97%	15.37%
Net interest margin (FTE basis) (2)	3.84%	4.05%	4.05%	3.89%	4.07%	3.87%	3.86%

Asset Quality Ratios (1):
Net loan charge offs to average loans	0.54%	0.99%	1.11%	1.60%	0.31%	0.17%	0.49%
Non-performing loans to total loans	1.89%	2.23%	1.90%	2.67%	1.19%	0.60%	0.74%
Non-performing assets to total loans + OREO	2.08%	2.45%	2.07%	2.80%	1.21%	0.62%	0.76%
Allowance for loan losses to non-performing loans	87%	75%	80%	66%	101%	204%	167%
Allowance for loan losses to total loans	1.64%	1.67%	1.53%	1.75%	1.20%	1.23%	1.25%

Capital Ratios:
Leverage ratio	11.80%	10.92%	11.07%	10.26%	7.31%	8.57%	8.84%
Total risk-based capital ratio	18.51%	16.35%	16.68%	15.43%	11.82%	11.64%	11.93%

(1)	Returns, net interest margin and charge-off data for the nine-month periods ended September 30, 2011 and 2010 are annualized.
(2)	Fully-Taxable equivalent basis is a non-GAAP financial measure consistent with industry practice. The adjustment to an FTE basis has no impact on net income. For a reconciliation of this non-GAAP measure to GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Net Interest Income ” in S&T’s Annual Report on Form 10-K for the year ended December 31, 2010, incorporated by reference to this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MAINLINE BANCORP, INC.

The following table presents Mainline’s selected consolidated financial data. The balance sheet and income statement data for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 are derived from Mainline’s audited financial statements for the periods then ended. The results of operations for the nine months ended September 30, 2011 and 2010 are not necessarily indicative of the results of operations for the full year or any other interim period. Mainline management prepared the unaudited information on the same basis as it prepared Mainline’s audited consolidated financial statements. In the opinion of Mainline management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	(Unaudited) For the Nine Months Ended September 30,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(dollars in thousands except per share data)
Balance Sheet Data:
Assets	$237,877	$252,585	$247,987	$255,239	$233,470	$227,249	$223,605
Portfolio loans, net of allowance for loan losses	137,857	139,553	139,580	139,139	138,544	134,870	127,973
Investment securities	83,110	98,595	92,391	59,554	80,444	76,264	78,865
Deposits	207,601	213,022	209,946	216,337	182,662	177,832	169,891
Borrowings	6,585	17,374	16,060	16,335	32,135	28,035	33,408
Shareholders’ equity	22,242	21,983	20,373	21,004	16,860	19,349	18,474

Income Statement Data:
Net interest income	5,441	5,558	7,480	7,867	7,199	5,968	5,629
Provision for loan losses	392	304	385	662	296	200	(150)
Noninterest income, including security gains and losses	547	(938)	(884)	113	1,096	1,409	1,247
Noninterest expense	5,440	5,347	7,500	7,097	6,829	6,461	6,204
Income before taxes	156	(1,031)	(1,289)	221	1,170	716	822
Net income	218	(612)	(704)	303	908	653	788
Net income available to common shareholders	3	(824)	(988)	303	908	653	788

Per Common Share:
Basic earnings	$0.01	($2.66)	($3.19)	$0.98	$2.94	$2.12	$2.56
Diluted earnings	0.01	(2.66)	(3.19)	0.98	2.94	2.12	2.55
Dividends declared	0.00	0.00	0.00	0.34	0.58	0.73	1.24
Book value	57.08	56.37	51.14	53.31	54.49	62.49	59.95

Earnings Performance Ratios (1):
Common return on average assets	0.01%	(0.43)%	(0.46)%	0.12%	0.39%	0.29%	0.36%
Common return on average shareholders’ equity	0.02%	(5.11)%	(4.64)%	1.75%	4.94%	3.49%	4.45%
Net interest margin (FTE basis) (2)	3.22%	3.13%	3.17%	3.34%	3.24%	2.94%	2.87%

Asset Quality Ratios (1):
Net loan charge offs to average loans	0.25%	0.04%	0.03%	0.10%	0.07%	0.91%	0.02%
Non-performing loans to total loans	1.37%	1.31%	1.56%	0.75%	0.51%	1.18%	1.36%
Non-performing assets to total loans + OREO	1.74%	1.86%	1.83%	1.33%	0.51%	1.18%	1.36%
Allowance for loan losses to non-performing loans	105.4%	101.8%	89.5%	153.8%	153.7%	55.2%	105.3%
Allowance for loan losses to total loans	1.44%	1.34%	1.39%	1.16%	0.79%	0.65%	1.44%

Capital Ratios:
Leverage ratio	9.7%	9.6%	9.7%	9.8%	8.7%	8.7%	8.7%
Total risk-based capital ratio	14.0%	14.0%	14.2%	13.4%	13.7%	14.1%	16.4%

(1)	Returns, net interest margin and charge-off data for the nine-month periods ended September 30, 2011 and 2010 are annualized
(2)	FTE basis is a non-GAAP financial measure consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical and pro forma combined per share data of each of S&T and Mainline. The pro forma data gives effect to the merger and is derived from the S&T unaudited pro forma combined per share data included in this proxy statement/prospectus.

This data should be read together with the selected historical financial data of S&T and Mainline included in this proxy statement/prospectus. This data should also be read together with S&T’s separate historical financial statements and notes thereto, incorporated by reference in this proxy statement/prospectus, and with Mainline’s selected financial data, included in this proxy statement/prospectus. See “Where You Can Find More Information” on page 84 of this proxy statement/prospectus. The per share data is not necessarily indicative of the operating results that S&T would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations. The pro forma combined information set forth below was determined based upon the issuance of an aggregate of 763,767 shares by S&T. This number of shares represents the assumed conversion of 60% of the outstanding shares of Mainline common stock to shares of S&T common stock.

	For the Nine Months Ended September 30, 2011	For the Year Ended December 31, 2010
Per Share Data—available to common shareholders
Basic net income per share
S&T historical	$1.08	$1.34
Mainline historical	0.01	(3.19)
Pro forma combined	1.09	1.31

Diluted net income per share
S&T historical	$1.08	$1.34
Mainline historical	0.01	(3.19)
Pro forma combined	1.09	1.31

Cash dividends declared per share (1)
S&T historical	$0.45	$0.60
Mainline historical	0.00	0.00
Pro forma combined	0.45	0.60

Book value per share
S&T historical	$17.68	$16.91
Mainline historical	57.08	51.14
Pro forma combined	17.57	16.81

(1)	S&T has historically paid quarterly dividends, and S&T expects to continue to declare dividends in accordance with historical practice.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters under the caption “Cautionary Statement Regarding Forward-Looking Statements,” the matters discussed under Section 1A, “Risk Factors,” included in the Annual Report on Form 10-K filed by S&T for the year ended December 31, 2010 and the Quarterly Reports on Form 10-Q filed by S&T during fiscal 2011, Mainline shareholders should carefully consider the following factors in deciding whether to vote for adoption of the agreement and plan of merger.

Because the market price of S&T common stock will fluctuate, Mainline shareholders cannot be sure of the value of the stock portion of the merger consideration they may receive.

Upon completion of the merger, each share of Mainline common stock will be converted into the right to receive merger consideration consisting of shares of S&T common stock and/or cash pursuant to the terms of the merger agreement. The value of the stock portion of the merger consideration to be received by Mainline shareholders will be based upon the average of the high and low sale prices for S&T common stock on the Nasdaq Stock Market for a 10 trading day period ending five days prior to the Election Deadline. This average price may vary from the average of the high and low sale prices of S&T common stock on the date we announced the merger, on the date this proxy statement/prospectus was mailed to Mainline shareholders and on the date of the special meeting of the Mainline shareholders. Any change in the market price of S&T common stock prior to the Mainline shareholder meeting may affect the value of the stock portion of the merger consideration that Mainline shareholders will receive upon completion of the merger. Mainline is not permitted to resolicit the vote of Mainline shareholders solely because of changes in the market price of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of S&T common stock.

The market price of S&T common stock after the merger may be affected by factors different from those currently affecting the shares of S&T.

The businesses of S&T and Mainline differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of S&T. For a discussion of the businesses of S&T, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Mainline shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Mainline’s shareholders currently have the right to vote in the election of the board of directors of Mainline and on other matters affecting Mainline. When the merger occurs, each Mainline shareholder that receives shares of S&T common stock will become a shareholder of S&T with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Mainline. Upon completion of the merger, if 100% of the outstanding Mainline shares of common stock are converted into shares of S&T common stock, the Mainline shareholders will own approximately 4.53% of the outstanding shares of S&T common stock.

Because of this, Mainline’s shareholders will have less influence on the management and policies of S&T than they now have on the management and policies of Mainline.

The merger agreement limits Mainline’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Mainline’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of

Mainline. In addition, a termination fee is payable by Mainline under certain circumstances, generally involving the consummation of an alternative transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Mainline from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Mainline than it might otherwise have proposed to pay.

Mainline shareholders may receive aggregate consideration in a form different from what they elect.

While each Mainline shareholder may elect to receive all cash, all S&T common stock or a mix of cash and stock in the merger, the pools of cash and S&T common stock available for all Mainline shareholders will be subject to the allocation and proration provisions of the merger agreement, and at least 60% of the Mainline shares will be exchanged for shares of S&T common stock. Additionally, the amount of cash that may be paid to redeem Mainline’s Troubled Asset Relief Program, or TARP, preferred stock could result in an adjustment, pursuant to the terms of the merger agreement, in the allocation of the cash and stock merger consideration. As a result, you might receive a portion of your consideration in the form you did not elect.

If you are a Mainline shareholder and you tender shares of Mainline common stock to make an election, you will not be able to sell those shares, unless you revoke your election prior to the Election Deadline.

If you are a registered Mainline shareholder and want to make a valid cash or stock election, you will have to deliver your stock certificates, and a properly completed and signed form of election to the exchange agent. For further details on the determination of the Election Deadline, see “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Form of Election.” The Election Deadline may be significantly in advance of the closing of the merger. You will not be able to sell any shares of Mainline common stock that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Mainline common stock for any reason until you receive cash and/or S&T common stock in the merger or the merger agreement is terminated and the certificates are returned to you. In the time between the Election Deadline and the closing of the merger, the trading price of S&T common stock may decrease, and you might otherwise want to sell your shares of Mainline common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could have an adverse effect on S&T.

Before the merger may be completed, various waivers, approvals or consents must be obtained from the Federal Reserve and the Pennsylvania Department of Banking. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, S&T following the merger, any of which might have an adverse effect on S&T following the merger. S&T is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any condition or restrictions that S&T reasonably determines would have a material adverse effect on S&T or would be unduly burdensome, but S&T could choose to waive this condition. In addition, the Bank’s formal agreement with the OCC must be terminated unless S&T waives this condition. S&T and Mainline will also seek approval from the Department of Treasury and the Federal Reserve for the repurchase of Mainline’s TARP preferred stock, and there is no assurance that such approval will be granted.

Mainline executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Mainline shareholders.

Mainline’s officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Mainline shareholders. For example, certain executive officers and employees of Mainline may receive severance payments upon the change of control of Mainline or payments with respect to the cancellation of outstanding equity awards.

Mainline’s board of directors were aware of these interests and took them into account in its decision to approve and adopt the agreement and plan of merger. For information concerning these interests, please see the discussion under the caption “The Merger—Mainline’s Directors and Executive Officers Have Financial Interests in the Merger.”

The shares of S&T common stock to be received by Mainline shareholders receiving the stock consideration as a result of the merger will have different rights from the shares of Mainline common stock.

Upon completion of the merger, Mainline shareholders who receive the stock consideration will become S&T shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and by-laws of S&T. The rights associated with Mainline common stock are different from the rights associated with S&T common stock. See the section of this proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page 77 for a discussion of the different rights associated with S&T common stock.

If the merger is not consummated by June 29, 2012, either S&T or Mainline may choose not to proceed with the merger.

Either S&T or Mainline may terminate the merger agreement if the merger has not been completed by June 29, 2012, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The fairness opinion obtained by Mainline from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.

Mainline has obtained a fairness opinion dated as of September 13, 2011, from its financial advisor, Austin Associates. Mainline has not obtained and will not obtain an updated opinion as of the date of this proxy statement/prospectus from Austin Associates. Changes in the operations and prospects of S&T or Mainline, general market and economic conditions and other factors that may be beyond the control of S&T and Mainline, and on which the fairness opinion was based, may alter the value of S&T or Mainline or the price of shares of S&T common stock or Mainline common stock by the time the merger is completed. The opinion does not speak to the time the merger will be completed or to any other date other than the date of such opinion. As a result, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Mainline received from Austin Associates, please see “The Merger—Opinion of Mainline’s Financial Advisor” beginning on page 30 of this proxy statement/prospectus.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of S&T and Mainline. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of S&T and Mainline. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected.

S&T and Mainline have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on S&T and/or Mainline during the transition period.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of S&T’s wide variety of financial products, and from increased lending out of S&T’s substantially larger capital base, to Mainline’s existing customers and to new customers in Mainline’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market S&T’s products to Mainline’s customer base could cause the earnings of the combined company to be less than anticipated.

If the merger is not completed, S&T and Mainline will have incurred substantial expenses without realizing the expected benefits of the merger.

S&T and Mainline have incurred substantial expenses in connection with the merger described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses would have to be recognized currently and not capitalized and S&T and Mainline would not have realized the expected benefits of the merger.

Mainline will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Mainline and consequently on S&T. These uncertainties may impair Mainline’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Mainline to seek to change existing business relationships with Mainline. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with S&T. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with S&T, S&T’s business following the merger could be harmed. In addition, the merger agreement restricts Mainline from making certain acquisitions and taking other specified actions until the merger occurs without the consent of S&T. These restrictions may prevent Mainline from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 48 of this proxy statement/prospectus for a description of the restrictive covenants to which Mainline is subject under the merger agreement.

Future governmental regulation and legislation, including the Dodd-Frank Act, could limit S&T’s future growth.

S&T and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of S&T. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect S&T’s ability to expand its services and to increase the value of its business. Additionally, a number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of the new law, including, without limitation, the higher cost of deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the Bureau of Consumer Financial Protection, could have a significant adverse impact on the combined company’s business, financial condition and results of operations. Compliance with the Dodd-Frank Act may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on S&T, these changes could be materially adverse to S&T’s shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of S&T, Mainline and the potential combined company and may include statements for the period following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either S&T or Mainline to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 17 under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by S&T;

•

completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	higher than expected increases in S&T’s or Mainline’s loan losses or in the level of nonperforming loans;

•	a continued weakness or unexpected decline in the U.S. economy, in particular in Western Pennsylvania;

•	a continued or unexpected decline in real estate values within S&T’s and Mainline’s market areas;

•	unanticipated reduction in S&T’s and Mainline’s deposit base;

•

government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Act and related regulations) subject S&T to additional regulatory oversight which may result in increased compliance costs and/or require S&T to change its business model;

•

the integration of Mainline’s business and operations with those of S&T may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Mainline’s or S&T’s existing businesses; and

•

the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to S&T or Mainline or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, S&T and Mainline undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MAINLINE SPECIAL MEETING

This section contains information about the special meeting of Mainline shareholders that has been called to consider and approve the merger of Mainline with and into S&T, with S&T as the surviving corporation in the merger.

Together with this proxy statement/prospectus, we are also sending you a notice of the special meeting and a form of proxy that is solicited by the Mainline board of directors. The special meeting will be held on March 6, 2012 at 2:00 p.m., local time, at Rimini’s Parkway Restaurant, 106 Munster Road, Portage, PA 15946, subject to any adjournments or postponements.

Matters to be Considered

The purpose of the special meeting is to vote on a proposal for adoption of the merger agreement.

You also will be asked to vote upon a proposal for the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. Mainline has no plans to adjourn the special meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Proxies

Each copy of this proxy statement/prospectus mailed to holders of Mainline common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by: (1) signing and returning a proxy card with a later date; (2) delivering a written revocation letter to Mainline’s Secretary; or (3) attending the special meeting in person, notifying the Secretary, and voting by ballot at the special meeting. If you hold your stock in “street name” through a bank or broker, you must follow your bank’s or broker’s instructions to revoke your proxy.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy but the mere presence (without notifying Mainline’s Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy may be addressed to:

Mainline Bancorp, Inc.

325 Industrial Park Road

Ebensburg, PA 15931-4117

Attention: Timothy A. Bracken, Secretary

All shares represented by valid proxies that we receive through this solicitation, that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Solicitation of Proxies

Mainline will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Mainline will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Mainline common stock and secure their voting instructions. Mainline will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Mainline may use several of its regular employees, who will not be specially compensated, to solicit proxies from Mainline shareholders, either personally or by telephone, facsimile, letter or other electronic means.

S&T and Mainline will share equally the expenses incurred in connection with the copying, printing and distribution of this proxy statement/prospectus.

Record Date

The Mainline board of directors has fixed the close of business on December 23, 2011 as the record date for the special meeting. Only Mainline shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. At that time, 309,605 shares of Mainline common stock were outstanding, held by approximately 404 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Mainline common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Pursuant to Mainline’s bylaws, the affirmative vote of a majority of the votes cast by holders of shares of Mainline stock entitled to vote at the Mainline special meeting is required to adopt the merger agreement. For purposes of determining the number of votes cast with respect to a matter, only those votes cast “for” and “against” a proposal are counted. Abstentions and any broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum, but will have the same effect as votes against the proposal.

As of the record date, directors and executive officers of Mainline and their affiliates, had the right to vote approximately 24,792 shares of Mainline common stock, or 8.01% of the outstanding Mainline common stock at that date.

Recommendation of the Mainline Board of Directors

The Mainline board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Mainline board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mainline and its shareholders and recommends that you vote “FOR” adoption of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. See “The Merger—Mainline’s Reasons for the Merger” and “—Recommendation of Mainline’s Board of Directors” for a more detailed discussion of the Mainline board of directors’ recommendation.

Attending the Meeting

All holders of Mainline common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

PROPOSAL 1—THE MERGER

Background of the Merger

The board of directors and senior management of Mainline periodically review and evaluate Mainline’s business plan and strategic alternatives in the context of Mainline’s financial performance and the economic and regulatory environment for community banking and financial services companies in its market area.

In recent years, significant factors impacting that review and evaluation have been the passage in July 2010 of the Dodd-Frank Act and the anticipated effects of additional regulation and oversight on revenues, expenses and capital requirements for financial institutions, particularly community banks; the prospects for smaller community banks to effectively access the capital markets to obtain equity capital to meet increasing regulatory compliance requirements and to support growth; and the effects of continuing difficult national and local economic conditions on Mainline and its customers. Consideration of these factors included soliciting the views of various financial advisors, investment bankers and other professionals on the possible continuing effects of these factors on Mainline’s ability to operate effectively and efficiently, and to provide an acceptable return to shareholders.

In assessing Mainline’s strategic alternatives and prospects as an independent community bank, the board and management have also considered the continuing impact of the economic slowdown that began in 2007 on Mainline and its business, as well as the effects of the slowdown on customers and potential customers. The effects of the slowdown on the national and local economies, particularly as it affected the real estate market and the financial services industry, resulted in earnings pressure for Mainline since 2007, in large part as a result of the need to recognize other-than-temporary impairment charges on trust preferred securities issued by financial institutions and held in Mainline’s investment portfolio. Although Mainline’s asset quality metrics remained relatively stable during this period, the economic downturn also resulted in Mainline experiencing higher loan loss provisions than it had historically recognized, which further adversely affected earnings.

In November 2010, Mainline’s Chairman was contacted by a member of senior management of another community financial institution to inquire whether Mainline would consider discussion of a business combination. In light of the factors described, Mainline’s Chairman and Chief Executive Officer met on several occasions with representatives of this financial institution to discuss the potential for a business combination. The parties executed a confidentiality agreement in late November 2010 and the other financial institution conducted due diligence of Mainline during November and December 2010. In December 2010, the financial institution indicated that it would be willing to offer a price that was deemed inadequate by Mainline’s board of directors, and discussions with this financial institution terminated.

In February 2011, Mainline’s senior management received unsolicited telephone inquiries from certain other financial institutions with a presence in Mainline’s market area inquiring generally about Mainline’s interest in combining with a larger financial institution. Although none of these initial inquiries were actively pursued at that time, given the general difficult economic conditions, the perception of management and the board that costs, including compliance costs would continue to increase, the fact that it would be difficult for Mainline to grow through acquisition due to capital constraints and the challenges of using Mainline common stock as consideration, and the need to ultimately address the disposition of Mainline’s outstanding preferred stock issued to the Department of Treasury under the TARP Capital Purchase Program, or CPP, the board of directors began to consider the desirability of engaging a financial advisor to conduct a formal process to determine the level of third party interest in a potential acquisition of Mainline.

In March 2011, the Bank entered into a formal agreement with its primary regulator, the OCC. The OCC agreement resulted in large part from earnings decreases driven by continuing other-than-temporary impairment charges related to trust preferred securities held in the Bank’s investment portfolio. The OCC agreement required the Bank to provide plans or revise procedures in the areas of strategic planning, capital planning, profit planning, liquidity management and funds management. Although the Bank’s capital position remained relatively robust and its asset quality levels continued to remain relatively stable prior to and after the Bank’s execution of the OCC agreement, the existence of the OCC agreement resulted in the Bank being considered in “troubled condition” for certain regulatory purposes and, as a practical matter, subjected Mainline to regulatory restrictions on its ability to grow by means of acquisition.

During this timeframe, Mainline engaged Austin Associates to assist it with preparation and submission of the plans required by the OCC agreement. Mainline also requested that Austin Associates submit a proposed engagement letter for the evaluation and potential exploration of a merger or sale of Mainline. Austin Associates submitted a proposed engagement letter for this purpose on or about April 1, 2011, and Mainline executed the engagement letter submitted by Austin Associates on May 5, 2011.

During the remainder of May and through June 2011, Austin Associates in conjunction with Mainline prepared a confidential offering memorandum for possible distribution to 21 parties determined by Austin Associates and management to have potential interest in an acquisition of Mainline. Commencing the week of June 27, 2011, Austin Associates contacted these parties to determine whether they were interested in executing a confidentiality agreement and receiving a copy of the confidential offering memorandum. Of the parties contacted, eleven executed confidentiality agreements and received a copy of the confidential offering memorandum. Of these eleven parties, five advised Austin Associates that they had retained outside advisors to assist in evaluating a potential acquisition of Mainline. The parties conducted preliminary offsite due diligence based on Mainline documents that were included in a data site.

On June 28, 2011, S&T received a confidential information memorandum from Mainline’s financial advisor, Austin Associates, regarding the proposed sale involving Mainline. S&T engaged Stifel Nicolaus Weisel, or Stifel Nicolaus, as its financial advisor following receipt of the confidential information memorandum. On June 30, Stifel Nicolaus had a telephonic meeting with S&T management to discuss a potential transaction between S&T and Mainline.

On July 20, 2011, S&T held a telephonic meeting of its board of directors, in which members of management participated as well. Stifel Nicolaus provided the board with an analysis of a potential acquisition of Mainline, and following deliberation and discussion by the board, it approved the submission of an initial indication of interest to Mainline. Certain members of S&T management participated in the telephonic meeting at the invitation of the board.

Five parties, including S&T, submitted preliminary indications of interest by the preliminary bid deadline of July 22, 2011. Austin Associates reviewed these preliminary indications of interest with Mainline’s board of directors at a meeting held on July 26, 2011. Of the five preliminary indications of interest received, one was an all cash offer at $54.00 per Mainline share, two were all stock offers in a range of $42.00 to $47.50 per Mainline share, respectively, one was a mixed cash-stock election of 50% cash and 50% stock with a fixed exchange ratio at $48.00 per Mainline share, and $66.00 to $68.00 per Mainline share offered by S&T in a mixed cash-stock election consisting of 60% stock and 40% cash with a fixed exchange ratio. The indications of interest were conditioned on completion of additional due diligence.

Following the meeting of Mainline’s board of directors on July 26, 2011, Austin Associates contacted each party that had submitted a preliminary indication of interest, other than S&T, and inquired whether each party would be interested in increasing the amount of its proposed consideration to the range submitted by S&T (without identifying S&T by name). Each party declined to increase its proposed consideration to the range submitted by S&T.

On July 28, 2011, the chief executive officers of each of S&T and Mainline held a meeting by telephone to discuss a potential transaction. The parties agreed to continue discussions to determine whether a transaction was desirable.

S&T and Mainline held a meeting on August 11, 2011 to discuss the transaction further. Management of each of S&T and Mainline participated in the meeting. Stifel Nicolaus and Austin Associates attended the meeting. The parties discussed management and financial issues of both banks, and the structure and pricing of the proposed transaction.

S&T held several conference calls with Stifel Nicolaus between August 16-17, 2011 to discuss the pricing structure of the transaction in light of the market volatility caused by the United States debt downgrade, and Stifel Nicolaus held a telephonic meeting with Austin Associates on August 19, 2011 to further evaluate pricing concerns.

S&T thereafter continued to conduct additional due diligence on Mainline, including on-site due diligence and management interviews, and the parties continued to discuss, through their advisors, the terms of a potential business combination. On August 22, 2011, S&T submitted a revised written, non-binding proposal to acquire Mainline, which was subject, among other things, to completion of due diligence by S&T. In this letter, S&T proposed a transaction price of $70.00 per Mainline share, in a merger transaction in which Mainline shareholders would be permitted to select cash, S&T common stock, or a combination of cash and S&T common stock, subject to a limit on total consideration of 40% cash and 60% S&T common stock. The S&T letter proposed a floating exchange ratio within collars intended to result in $70.00 in value to Mainline shareholders who elected to receive S&T common stock in the transaction, provided that a Mainline shareholder electing to receive S&T common stock in the transaction would receive no more than 4.375 shares and no fewer than 3.684 shares of S&T common stock for each Mainline share held. The value of S&T common stock for purposes of determining the exchange ratio would be determined during a 10-day pricing period ending five days prior to closing the transaction.

On August 22, 2011, S&T held a telephonic meeting to discuss the proposed merger agreement, the terms of the revised indication of interest, pricing concerns and the timing to negotiate a transaction agreement. Stifel Nicolaus and S&T’s outside legal advisors from Arnold & Porter LLP participated in the meeting. Members of S&T management also participated in the meeting. Following the meeting, Stifel Nicolaus submitted a revised indication of interest to Austin Associates.

The Mainline board of directors reviewed the August 22, 2011 letter from S&T at a meeting held on August 23, 2011. A representative of Austin Associates and a representative of Mainline’s special outside counsel, Stevens & Lee, P.C., were present at this meeting. Mainline’s advisors reviewed with the board of directors the terms of the August 22, 2011 letter from S&T and also reviewed with the board of directors the general timing for a transaction of this type, including completion of the due diligence process, negotiation and execution of a definitive merger agreement and other documentation, the timing of public disclosure, the fairness opinion letter process, the shareholder approval and SEC filing and review process, and the regulatory review and approval process. At this meeting, the board of directors authorized members of senior management to contact representatives of S&T and indicate Mainline’s desire to pursue a business combination with S&T on the terms and conditions set forth in the August 22, 2011 S&T letter, subject to negotiation of appropriate definitive agreements and execution of such agreements following review and approval by Mainline’s board of directors.

On August 23, 2011, Mainline notified S&T that it desired to pursue exclusive negotiations for an acquisition transaction with S&T, based on its non-binding indication of interest letter, dated August 22, 2011, and requested that S&T conclude its due diligence procedures and prepare and submit a draft merger agreement for S&T’s consideration. Austin Associates, on behalf of Mainline, also completed a review of certain reverse due diligence items relating to S&T during the week of August 22, 2011.

The management team from S&T that conducted the Mainline due diligence participated in a telephonic conference with Stifel Nicolaus on September 1, 2011 to discuss material issues arising from the due diligence. Also, S&T management held a telephonic meeting on September 1, 2011 in which Stifel Nicolaus and Arnold & Porter participated. The parties discussed the results of the due diligence, and discussed the material terms of the draft merger agreement.

On September 2, Arnold & Porter LLP submitted a draft merger agreement to Stevens & Lee, which was distributed to senior management of Mainline and to Austin Associates. From September 2 through September 12, 2011, counsel for S&T and Mainline, together with their representatives and financial advisors, negotiated the terms and conditions of the proposed merger agreement and related documentation.

The board of directors of S&T convened a telephonic meeting on September 12, 2011 to discuss the proposed transaction with Mainline and the definitive merger agreement which had been previously circulated to them. Stifel Nicolaus reviewed the financial terms of the proposed agreement, including the price adjustment provisions and the merger consideration alternatives, and responded to questions from the board. The S&T board of directors unanimously approved the merger agreement at the meeting.

On September 13, 2011, Mainline’s board of directors held a special meeting to review and consider the terms of the proposed merger agreement. At this meeting, representatives of Austin Associates and Stevens & Lee reviewed in detail the financial terms of the transaction and the provisions of the merger agreement. Austin Associates advised the Mainline board of directors that the structure of the form of payment of the consideration (60% stock; 40% cash) remained unchanged from the August 22, 2011 S&T indication of interest letter, but that the total amount of the consideration had been revised from $70.00 to $69.00 as a result of completion of due diligence and finalizing the anticipated costs necessary to terminate certain service and other contracts in connection with completing the merger. Following completion of the review of the financial terms of and financial analyses involving the proposed transaction, Austin Associates rendered an oral opinion (subsequently confirmed in writing) that the merger consideration was fair to shareholders of Mainline from a financial point of view. Stevens & Lee reviewed in detail with the Mainline board of directors the terms of the proposed merger agreement, and also the directors’ fiduciary duties under Pennsylvania law in approving the transaction. After careful consideration of these presentations and further discussion, the Mainline board of directors unanimously approved the merger agreement and agreed to recommend that Mainline’s shareholders approve the merger agreement and the transactions provided for in the merger agreement.

On September 14, 2011, the parties executed the merger agreement and issued a joint press release announcing the transaction following the close of trading on the Nasdaq Stock Market.

Mainline’s Reasons for the Merger

Mainline’s board of directors carefully considered the process by which potentially interested acquirers were identified, the indications of interest that were received, the terms of the merger agreement and the value of the merger consideration to be received by the holders of Mainline common stock. After careful consideration, Mainline’s board of directors determined that it is advisable and in the best interests of Mainline and its shareholders for Mainline to enter into the merger agreement with S&T. Accordingly, Mainline’s board of directors unanimously recommends that Mainline’s shareholders vote “FOR” adoption of the merger agreement.

In the course of making its decision to approve the transaction with S&T, Mainline’s board of directors consulted with Mainline’s senior management and Mainline’s financial and legal advisors. Mainline’s board of directors considered among other things, the following factors:

•

The board’s understanding and assessment of the existing and prospective operating environment for community banks in Mainline’s market area, including the effects of adverse national and regional economic conditions and the likelihood of increasing regulatory burdens on community banking organizations, and the impact of these factors on Mainline’s potential future profitability and strategic options.

•

The board’s acknowledgement of the increasing importance of scale in the financial services industry, and its assessment of Mainline’s ability to achieve the relative size and economies of scale necessary for Mainline to grow and prosper as a stand-alone community banking organization versus the potential benefits to Mainline and its stakeholders in a business combination transaction with a significantly larger financial institution.

•

The board’s understanding of Mainline’s historical business, operations, financial condition and results of operations and its assessments of Mainline’s future prospects in the markets in which Mainline operates.

•

The board’s perception of certain factors limiting Mainline’s ability to grow to any significant size organically or by acquisition, including the perceived limitations on Mainline’s ability to raise capital on acceptable terms to fund growth given, among other things, Mainline’s asset size, the existence of the OCC formal agreement and Mainline’s obligations at some time in the future to refinance its outstanding obligations under the CPP.

•

The comprehensive process conducted by Mainline’s senior management and Austin Associates, Mainline’s financial advisor, to identify potential merger candidates and to solicit indications of interest from potential merger candidates relating to the terms, including consideration, of a potential business combination.

•

The financial aspects of the transaction, including the amount of the merger consideration compared to the amounts of consideration in other recent financial institution transactions and the fact that, as of September 13, 2011, the merger consideration represented almost three times the last published closing price of the Mainline common stock and approximately 1.3 times the tangible book value per share of the Mainline common stock as of June 30, 2011.

•

The board’s perception of the quality of the products and services offered by S&T that would be available to Mainline customers who remained S&T customers after the merger, including benefits resulting from increased lending limits and other products and services provided by S&T as a much larger financial institution with $4.1 billion in total assets.

•

The board’s evaluation of the financial analysis and financial presentation of Austin Associates, including an evaluation of prices, multiples of earnings per share and premiums to book value and market value paid in recent financial institution transactions, as well as Austin’s oral opinion, which opinion was confirmed by delivery of Austin Associate’s written opinion dated September 13, 2011, that, as of such date and based on its analysis and subject to the qualifications set forth in the opinion, the merger consideration was fair from a financial point of view to Mainline and its shareholders.

•

The fact that at least 60% of the Mainline common stock to be exchanged will consist of shares of S&T common stock as set forth in the merger agreement, permitting Mainline shareholders who elect to receive S&T common stock in the transaction the opportunity to elect to receive shares of S&T common stock in the transaction and thereby participate in a portion of the future performance of the combined company, subject to the election, allocation and pro ration provisions of the merger agreement.

•

The fact that Mainline shareholders electing to receive S&T common stock in the transaction would experience substantially increased liquidity given the trading volume of S&T common stock on The Nasdaq Global Select Market and the substantially greater market capitalization of S&T, and the fact that S&T has paid a cash dividend on its common stock of $0.15 per share over the past eight quarters.

•

The fact that up to 40% of the Mainline common stock may be exchanged for cash consideration of $69.00 per Mainline share of common stock and the provisions of the merger agreement providing for mixed cash-stock elections, permitting Mainline shareholders the opportunity to elect to receive all cash, all S&T common stock or a combination of cash and S&T common stock, subject to the election, allocation and proration provisions of the merger agreement.

•	The fact that the transaction is expected to be a tax-free exchange to the extent Mainline shareholders receive S&T common stock in exchange for their Mainline shares.

•

The board’s assessment of the results that could be expected to be obtained by Mainline if it continued to operate independently and the potential future trading value of Mainline common stock compared to the value of the merger consideration offered by S&T and the potential future trading value of the S&T common stock.

•	The board’s review with its legal and financial advisors of the terms of the merger agreement.

Mainline’s board of directors also considered certain potentially adverse factors in connection with the merger, including the following:

•	The risks associated with possible delays in obtaining necessary regulatory and shareholder approvals and the terms of such regulatory approvals.

•

Provisions of the merger agreement which require that the OCC formal agreement be terminated as a condition of closing the transaction and the potential risks that such condition would not be fulfilled.

•

Provisions of the merger agreement which prohibit Mainline from soliciting, and limit its ability to respond to, acquisition proposals from parties other than S&T and the obligation of Mainline to pay a termination fee of $876,000 in the event that the merger agreement terminates as a result of these provisions.

•

The fact that the stock consideration provisions of the merger agreement, which provide for a floating exchange ratio intended to result in $69.00 in value to Mainline shareholders electing to receive stock in the transaction based on the average S&T common stock price over a 10-day period shortly before closing subject to a maximum of 4.3125 shares and a minimum of 3.6316 shares, might result in an aggregate value of S&T shares paid to Mainline shareholders receiving S&T common stock in the transaction being less than $69.00 per share of Mainline common stock at closing.

•	The possibility that merger integration activities would occupy more of management’s time and attention than anticipated and therefore impact other business priorities.

Mainline’s board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger.

During its consideration of the merger, Mainline’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of shareholders generally, as described under the heading “The Merger—Mainline’s Directors and Executive Officers Have Financial Interests in the Merger” on page 39.

The foregoing discussion of the information and factors considered by Mainline’s board of directors is not exhaustive, but includes the material factors considered by Mainline’s board. In view of the wide variety of factors considered by the Mainline board of directors in connection with its evaluation of the merger and the complexity of these matters, the Mainline board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Mainline’s board of directors evaluated the factors described above, including asking questions of Mainline’s legal and financial advisors. In considering the factors described above, individual members of Mainline’s board of directors may have given different weights to different factors. The Mainline board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Mainline’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 21.

Recommendation of Mainline’s Board of Directors

Mainline’s board of directors believes that the terms of the transaction are in the best interests of Mainline and its shareholders and has unanimously approved the merger agreement. Accordingly, Mainline’s board of directors unanimously recommends that Mainline shareholders vote “FOR” adoption of the merger agreement.

Opinion of Mainline’s Financial Advisor

Mainline retained Austin Associates in May 2011 to provide financial advisory services in connection with the potential sale of Mainline. Austin Associates is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Mainline selected Austin Associates as its financial advisor on the basis of Austin Associates’ experience and expertise in representing community banks in similar transactions.

Austin Associates acted as financial advisor to Mainline in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. As part of its engagement, Austin Associates assessed the fairness, from a financial point of view, of the merger consideration being received by the shareholders of Mainline. Austin Associates attended the September 13, 2011 meeting at which Mainline’s board considered and approved the merger agreement. At that meeting, Austin Associates delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Mainline, and its shareholders, from a financial point of view. The full text of Austin Associates’ opinion is attached as Annex B to this proxy statement/prospectus. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

You should consider the following when reading the discussion of Austin Associates’ opinion in this proxy statement/prospectus:

•

The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Austin Associates in connection with its opinion, and should be read in its entirety;

•	Austin Associates expressed no opinion as to the price at which Mainline’s or S&T’s common stock would actually be trading at any time;

•

Austin Associates’ opinion does not address the relative merits of the merger and the other business strategies considered by the Mainline’s board, nor does it address the board’s decision to proceed with the Merger; and

•	Austin Associates’ opinion rendered in connection with the merger does not constitute a recommendation to any Mainline shareholder as to how he or she should vote at the special meeting.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, Austin Associates made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Mainline and S&T and may not be realized. Any estimates contained in Austin Associates’ analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Austin Associates was assigned a greater significance by Austin Associates than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to the internal projections and estimates for Mainline, the publicly available earnings estimates used for S&T, and the projections of transaction costs, purchase accounting adjustments and expected cost savings, S&T and Mainline’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of Mainline and S&T, respectively, and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Mainline or S&T assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Mainline and S&T will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement, and that the conditions precedent in the merger agreement are not waived. Finally, we have relied upon the advice Mainline has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the merger agreement.

Austin Associates has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Austin Associates did not undertake any independent evaluation or appraisal of the assets and liabilities of S&T or Mainline, nor was it furnished with any appraisals. Austin Associates has not reviewed any individual credit files of S&T or Mainline, and has assumed that S&T’s and Mainline’s allowances are, in the aggregate, adequate to cover inherent credit losses. Austin Associates’ opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by Mainline’s board or its management upon Austin Associates with respect to the investigations made or the procedures followed by Austin Associates in rendering its opinion.

In rendering its opinion, Austin Associates made the following assumptions:

•

that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Mainline, S&T or on the anticipated benefits of the merger;

•	that Mainline and S&T have provided all of the information that might be material to Austin Associates in its review; and

•

that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Mainline and S&T as to the future operating and financial performance of Mainline and S&T, respectively.

In connection with its opinion, Austin Associates reviewed:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of S&T that we deemed relevant;

•	certain publicly available financial statements and other historical financial information of Mainline that we deemed relevant;

•	internal financial projections for Mainline for the years ending December 31, 2011 through 2012 prepared by and reviewed with management of Mainline;

•	publicly available median earnings estimates for S&T for 2011 and 2012;

•

the pro forma financial impact of the merger on S&T, based on assumptions relating to transaction expenses, accounting adjustments, and cost savings determined by and discussed with senior management of S&T;

•

publicly reported historical price and trading activity for Mainline and S&T common stock, including a comparison of certain financial and stock market information for Mainline and S&T with similar publicly available information for certain other companies the securities of which are publicly traded;

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

•	the terms of the formal written agreement entered into between the Bank and the OCC dated as of March 22, 2011;

•	current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Austin Associates also discussed with certain members of senior management of Mainline the business, financial condition, results of operations and prospects of Mainline, including certain operating, regulatory and other financial matters. We held similar discussions with certain members of senior management of S&T regarding the business, financial condition, results of operations and prospects of S&T.

The following is a summary of the material factors considered and analyses performed by Austin Associates in connection with its opinion provided to Mainline’s board of directors on September 13, 2011. The summary does not purport to be a complete description of the analyses performed by Austin Associates. Capitalized terms used herein without definition shall have the meanings given to such terms in the merger agreement.

Formal Agreement between the Bank and the OCC. The Bank entered into a formal agreement with the OCC effective March 22, 2011. The terms of the formal agreement are more fully described above under “The Merger—Background of the Merger.”

The Process for Soliciting Indications of Interest. After analysis and discussions with Mainline, Austin Associates contacted certain banking organizations based on criteria established by Austin Associates and approved by Mainline. Twenty-one organizations were contacted, of which 11 executed confidentiality agreements and received confidential information detailing the business and operations of Mainline. Each organization was requested to submit a nonbinding indication of interest to acquire Mainline. In total, Mainline received five separate nonbinding indications of interest. After discussions with several parties, Mainline decided to negotiate exclusively with S&T primarily due to the financial terms of their proposal, as well as the financial capacity of S&T to complete the transaction.

Summary of Financial Terms of Merger Agreement. Austin Associates reviewed the financial terms of the merger agreement, including the form of consideration, the pricing formula of the exchange ratio for the stock portion of the consideration, and the resulting value per share to be received by Mainline common shareholders pursuant to the proposed merger.

The terms of the merger agreement provide that each outstanding common share of Mainline stock shall be converted at the election of the shareholder into either (i) shares of S&T common stock based upon the exchange ratio; (ii) cash, at the rate of $69.00 for each share of Mainline common stock; or (iii) a combination of shares of S&T common stock and cash. The shareholder election is subject to allocation procedures such that a minimum of sixty percent (60%) of Mainline common stock in the aggregate shall be converted into and become shares of S&T common stock and up to forty percent (40%) of Mainline common stock may be converted into the right to receive cash.

The exchange ratio shall be calculated as follows: (a) if the S&T Share Price is equal to or greater than $16.00, or equal to or less than $19.00, then a quotient obtained by dividing $69.00 by the S&T Share Price; (b) if the S&T Share Price is greater than $19.00, then 3.6316; and (c) if the S&T Share Price is less than $16.00, then 4.3125. The S&T Share Price is the average high and low sale price of a share of S&T common stock, as reported on the Nasdaq Stock Market, over the 10 trading days ending five days prior to the Election Deadline.

Unless redeemed prior to or at the closing, Mainline’s Series A Preferred Stock and Series B Preferred Stock shall be converted automatically into equivalent preferred stock of S&T. The rights, preferences, privileges and voting powers will not be adversely affected by such conversion.

Each outstanding option to purchase shares of Mainline common stock shall be cancelled and each holder of a Mainline stock option shall receive in consideration an amount equal to the difference between $69.00 and the exercise price of such Mainline stock option.

Based on 309,605 common shares of Mainline outstanding, options to purchase 35,530 common shares of Mainline at a weighted average price of $63.65 per share and an S&T market price between $16.00 and $19.00, the aggregate value of the transaction is estimated at $21.6 million. Austin Associates calculated that the value of $21.6 million represented as of June 30, 2011:

•	127 percent of book value;

•	128 percent of tangible book value; and

•	a 2.6 percent premium above tangible book value as a percent of core deposits.

Due to Mainline’s low level of reported net income over the last twelve months, or LTM, the price-to-earnings ratio did not produce a meaningful result.

Comparable Transaction Analysis. Austin Associates compared the financial performance of certain selling institutions and the prices paid in selected transactions to Mainline’s financial performance and the transaction multiples being paid by S&T for Mainline. Specifically, Austin Associates reviewed certain information relating to Mid-Atlantic bank and thrift sale transactions from July 1, 2010 to September 9, 2011 involving sellers with total assets of less than $1.0 billion. Seventeen transactions met the transaction criterion. The median year-to-date return on average assets, or ROAA, of the selling banks was 0.22 percent. Further, the median non-performing assets, or NPA, to assets ratio measured 3.81 percent. In contrast, Mainline reported year-to-date ROAA of 0.11 percent and an NPA to asset ratio of 0.93 percent. The indicated price to tangible book ratio being paid by S&T for Mainline of 128 percent is slightly higher than the median price to tangible book ratio of 125 percent for this transaction group. The median price-to-earnings multiple for the transaction group was 26.2. The price-to-earnings multiple for Mainline was not meaningful. The indicated core deposit premium being paid by S&T for Mainline of 2.6 percent equaled the median premium paid for the transaction group.

The following table highlights the results of this guideline transaction comparison:

	Median Mid-Atlantic	Mainline (1)
Seller’s Financial Performance
Total Assets (in $ millions)	$271	$242
Tangible Equity / Tangible Assets	8.67%	8.90%
ROAA	0.22%	0.11%
Return on Average Equity, or ROAE	1.86%	1.28%
Efficiency Ratio	76.6%	81.2%
Nonperforming Assets/Assets	3.81%	0.93%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	125%	128%
Price/LTM Earnings	26.2	N.M.
Premium/Core Deposits	2.6%	2.6%

(1)	Mainline’s financial performance and deal transaction multiples based on year-to-date core net income ending June 30, 2011.

S&T Financial Performance and Market Trading Data versus Peers. Austin Associates compared selected results of S&T’s operating performance to those of 18 publicly traded banks in the mid-Atlantic region having total assets between $2.0 billion and $10.0 billion. Austin Associates considered this group of financial institutions comparable to S&T on the basis of asset size and geographic location.

This peer group consisted of the following companies:

Name	Symbol	Name	Symbol
1. Bancorp, Inc.	TBBK	10. Lakeland Bancorp	LBAI
2. Capital Source, Inc.	CSE	11. Metro Bancorp, Inc.	METR
3. Community Bank System, Inc.	CBU	12. NBT Bancorp, Inc.	NBTB
4. Eagle Bancorp, Inc.	EGBN	13. National Penn Bancshares	NPBC
5. F.N.B. Corporation	FNB	14. Sandy Spring Bancorp, Inc.	SASR
6. Financial Institutions, Inc.	FISI	15. Sterling Bancorp	STL
7. First Commonwealth Financial	FCF	16. Sun Bancorp, Inc.	SNBC
8. Hudson Valley Holding Corp.	HVB	17. Tompkins Financial Corporation	TMP
9. Intervest Bancshares Corp.	IBCA	18. Univest Corp of Pennsylvania	UVSP

Austin Associates noted the following selected financial measures for the peer group as compared to S&T:

	Peer Financial Performance
	25th Pct	Median	75th Pct	S&T
Total Assets ($ bils)	$2.4	$3.0	$5.6	$4.1
Tangible Common Equity / Tangible Assets	7.74%	8.11%	10.10%	8.08%
Tangible Equity / Tangible Assets	7.75%	9.08%	10.10%	10.82%
LTM PTPP / Average Assets	1.43%	1.70%	1.92%	2.16%
LTM Core ROAA	0.40%	0.79%	0.95%	1.10%
LTM Core ROAE	3.48%	6.87%	9.37%	7.82%
LTM Efficiency Ratio	65.4%	60.8%	58.3%	53.3%
NPAs / Total Assets	2.36%	1.88%	0.96%	1.72%
NPAs / (Tangible Equity + Allowance for Loan and Lease Losses, or ALLL)	23.9%	19.2%	8.8%	14.6%

Pre-Tax Pre-Provision, or PTPP, equals Net Interest Income plus Noninterest Income, less Noninterest Expense.

This comparison indicated that S&T exceeded the 75th percentile of the peer group in overall profitability (ROAA and PTPP) while approximating the median asset quality (NPAs/Assets). S&T ranked at the median in tangible common equity to assets and above the 75th percentile in tangible equity / tangible assets. The following presents a summary of the market trading data of S&T compared to this same peer group:

	Peer Market Trading Data
As of 9/9/2011	25th Pct	Median	75th Pct	S&T
Price / Tangible Book Value per Share	97%	113%	131%	145%
Price / LTM Core EPS	11.3	12.1	13.8	11.6
Price / 2011 EPS Estimate	10.4	11.0	13.3	12.3
Price / 2012 EPS Estimate	9.6	10.1	11.1	10.1
Dividend Yield	0.16%	3.08%	4.50%	3.71%
LTM Average Monthly Volume (000)	928	1,664	4,412	1,923

S&T traded above the 75th percentile of the peer group as measured by price to tangible book, but approximated the 25th percentile in price to LTM Core earnings per share, or EPS. S&T exceeded the median of the guideline group in both dividend yield and monthly trading volume.

Pro Forma Merger Analysis. Austin Associates analyzed the potential pro forma effect of the merger assuming the merger is completed at the end of the fourth quarter of 2011 at the exchange ratios of 3.6316 to 4.3125 (assumes an S&T market price of between $16.00 and $19.00). Assumptions were made regarding the accounting adjustments, costs savings and other acquisition adjustments based on discussions with management of Mainline and S&T. Public earnings estimates for 2012 were used for S&T. This analysis indicated that the merger is expected to be accretive to S&T’s estimated 2012 EPS (excluding one-time transaction costs) and dilutive to tangible book value per share. S&T would continue to be well-capitalized following the merger.

Pro Forma Dividends Per Share to Mainline. Based on the range of exchange ratios and S&T’s current annual cash dividend rate of $0.60 per share, Mainline’s common shareholders will receive between $2.18 and $2.59 in cash dividends per share. Mainline has not paid a cash dividend since 2009.

Austin Associates’ Compensation and Other Relationships with Mainline and S&T. Mainline has agreed to pay Austin Associates certain fees for its services as financial advisor in connection with the merger. Mainline paid Austin Associates a cash fee of $20,000 upon execution of the engagement letter with Austin Associates. Mainline paid Austin Associates a cash fee of $30,000 upon execution of the merger agreement which included the issuance of the Austin Associates fairness opinion. Additionally, Mainline has agreed to pay Austin Associates a cash fee at closing of the Merger equal to 1.00 percent of the aggregate consideration paid to Mainline’s common shareholders. In addition, Mainline has agreed to reimburse Austin Associates for its reasonable out-of-pocket expenses, and to indemnify Austin Associates against certain liabilities, including liabilities under securities laws.

Under a separate engagement letter, Austin Associates provided regulatory consulting assistance to Mainline in 2011, the fees of which were not material to Austin Associates’ overall business.

Austin Associates does not have any prior, existing or pending engagements with S&T.

Summary. Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, Austin Associates determined the terms of the Agreement to be fair, from a financial point of view, to Mainline and its shareholders.

The opinion expressed by Austin Associates was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either S&T or Mainline could materially affect the assumptions used in preparing this opinion.

S&T’s Reasons for the Merger

S&T has an ongoing growth strategy within the Western Pennsylvania market area through new branches and acquisitions of other strong financial institutions.

S&T entered into the merger agreement with Mainline to further implement this strategy, and to improve future earnings. Mainline is a commercial bank with a culture focused on strong asset quality, customer service and earnings, making it similar to S&T’s business model. S&T expects that the merger will further its strategic expansion into Western Pennsylvania markets that it does not currently serve and will provide new opportunities for S&T to expand its community bank franchise following the merger.

Board of Directors and Management of S&T Following Completion of the Merger

The board of directors and management of S&T will remain unchanged following completion of the Merger. Each member of Mainline’s board of directors will be invited to serve on S&T Bank’s Cambria/Blair County Advisory Board.

Public Trading Markets

S&T common stock trades on The Nasdaq Global Select Market under the symbol “STBA.” The S&T common stock issued in the merger will continue to be listed on The Nasdaq Global Select Market, and upon the effectiveness of this Registration Statement, the shares will be freely transferable under the Securities Act of 1933, as amended, or the Securities Act.

Mainline Shareholders Have Dissenters’ Rights in the Merger

General

If you are a Mainline shareholder, under Pennsylvania law you have the right to dissent from the merger agreement and obtain the “fair value” of your Mainline shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex C which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex C.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Mainline common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, send any written notice or demand required in order to exercise your dissenters’ rights to Mainline Bancorp, Inc., 325 Industrial Park Road, Ebensburg, PA 15931-4117 (Attn: William J. Hoyne, President and Chief Executive Officer). After the effective date of the merger, send any correspondence to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, PA 15701-3921 (Attn: Ernest J. Draganza, Executive Vice President, Chief Risk Officer and Secretary).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•

prior to the vote on the merger agreement by Mainline shareholders at the Mainline special meeting, file a written notice of your intention to demand payment of the fair value of your shares of Mainline common stock if the merger with S&T is completed;

•

make no change in your beneficial ownership of Mainline common stock from the date you give notice of your intention to demand fair value of your shares of Mainline common stock through the day of the merger; and

•	not vote your Mainline common stock to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent. Further, if you submit a proxy but do not indicate how you wish to vote, you will be deemed to have voted in favor of the merger and your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of Mainline shareholders, Mainline or S&T will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting Mainline shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for Mainline common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent and you will receive the same merger consideration as those Mainline shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, S&T will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that S&T estimates to be the fair value of the Mainline common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

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a closing balance sheet and statement of income of Mainline for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	a statement of S&T’s estimate of the fair value of Mainline common stock; and

•	a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by S&T is less than the fair value of the Mainline common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of the Mainline common stock to S&T within 30 days after S&T mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by S&T of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by S&T.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	the effective date of the merger;

•	timely receipt by Mainline or S&T, as the case may be, of any demands for payment; or

•	timely receipt by Mainline or S&T, as the case may be, of any estimates by dissenters’ of the fair value,

then, S&T may file an application, in the Court of Common Pleas of Cambria County, Pennsylvania, requesting that the court determine the fair value of the Mainline common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If S&T were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against S&T, may file an application in the name of S&T at any time within the 30-day period after the expiration of the 60-day period and request that the Cambria County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Cambria County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than S&T’s estimate of the fair value of the Mainline common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Cambria County Court of Common Pleas finds fair and equitable.

S&T intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then S&T will file an application requesting that the fair value of the Mainline common stock be determined by the Cambria County Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Cambria County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against S&T, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

Mainline shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Regulatory Approvals Required for the Merger

The merger and the bank merger are subject to certain regulatory approvals as set forth below.

The merger is subject to the approval of the Federal Reserve under the Bank Holding Company Act. The merger of the Bank into S&T Bank, or the bank merger, is subject to the approval of the Federal Deposit Insurance Corporation, or the FDIC, under the Bank Merger Act. In addition, both the merger and the bank merger are subject to the approval of the Pennsylvania Department of Banking under the Pennsylvania Banking Code.

In reviewing S&T’s application under the Bank Holding Company Act, the Federal Reserve must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of S&T, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the merging companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of S&T in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.

In reviewing S&T Bank’s application under the Bank Merger Act, the FDIC must consider, among other factors, the competitive effect of the bank merger, the managerial and financial resources and future prospects of S&T Bank, the effect of the bank merger on the convenience and needs of the communities to be served, including the records of performance of the merging banks in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of S&T Bank in combating money laundering activities, and the risk that would be posed by the bank merger to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing.

The merger and the bank merger are also subject to the approval of the Pennsylvania Department of Banking under the Pennsylvania Banking Code. The Pennsylvania Banking Code authorizes the acquisition of a bank holding company by another bank holding company. It also authorizes the merger of a national bank, such as Mainline National Bank, into a Pennsylvania chartered bank, such as S&T Bank. In reviewing an application for approval of a bank merger, the Pennsylvania Department of Banking will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the bank merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the bank merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.

S&T has filed or will file the required applications. The merger will not proceed in the absence of regulatory approvals. Although S&T does not know of any reason why it would not obtain regulatory approval in a timely manner, S&T cannot be certain when such approvals will be obtained or if they will be obtained.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Mainline’s Directors and Executive Officers Have Financial Interests in the Merger

In considering the recommendation of the Mainline Board of Directors that you vote to adopt the merger agreement and plan, you should be aware that Mainline’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of the Mainline shareholders generally. Mainline’s board of directors was aware of and considered these interests, among other matters, in approving and adopting the agreement and plan of merger. For purposes of all of the Mainline agreements and plans described below, the consummation of the transactions contemplated by the merger agreement generally will constitute a change in control of Mainline.

Severance Payments and Benefits in Employment Agreements

Mainline previously entered into employment agreements with William J. Hoyne, Timothy A. Bracken, and Karl K. Brustle. Under the employment agreements, in the event that after a change in control the executive’s employment is terminated without “cause” or the executive resigns for “good reason” (defined to include a reduction or alteration of the executive’s duties as well as certain other adverse changes with respect to the executive’s employment), the executive is entitled to certain severance benefits as follows:

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Cash severance in an amount equal to 2.9 (in the case of Mr. Hoyne) and 3.0 (in the case of Messrs. Bracken and Brustle) times the executive’s base salary. Mr. Hoyne’s cash severance is payable in 36 monthly installments, beginning on or before the first day of the month next following his termination. Messrs. Bracken and Brustle’s cash severance is payable in a lump sum on or before the first day of the month next following termination. The total severance payments for each executive are estimated to be approximately $559,000 for Mr. Hoyne, $289,000 for Mr. Bracken and $294,000 for Mr. Brustle.

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All stock options held by the executive at the time of termination of employment become fully exercisable and remain outstanding and exercisable for their original term, subject to any applicable tax code restrictions.

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In the case of Mr. Hoyne only, he also is entitled to, for a three-year period following termination, (a) continued medical insurance coverage for himself and his wife at no cost to Mr. Hoyne, (b) continued use of an employer-provided vehicle and payment of all insurance, repair, gas and other expenses related to that vehicle, and (c) payment of a country club membership and all related expense incurred by Mr. Hoyne and his spouse. In the event that Mainline determines that it is not in its best interest to provide continued medical coverage to Mr. Hoyne and his spouse under applicable health care legislation, the coverage terminates and Mr. Hoyne will instead be paid a dollar amount equal to the cost of obtaining such benefits.

Each of the employment agreements provides that the severance payments and benefits described above will be reduced, as needed, by the minimum amount necessary to ensure that the payments are not “excess parachute payments” under Section 280G of the Internal Revenue Code (which, generally, are subject to an excise tax and are non-deductible by the payor). Each of Messrs. Hoyne, Bracken and Brustle has entered into amendments to their respective employment agreements pursuant to which they have each agreed that they are not entitled to terminate employment for “good reason” during a transition period that starts on the effective date of the merger and ends on the earlier of (i) the six-month anniversary of such effective date or (ii) the merger of S&T Bank and Mainline. The severance benefits can be paid to the executives only to the extent permitted under applicable laws, rules, and regulations, including rules restricting executive compensation issued under TARP.

Treatment of Stock Options

Pursuant to the terms of the merger agreement, each outstanding option to purchase shares of Mainline common stock, whether or not vested, will be cancelled and the option holder will receive from Mainline in exchange an amount equal to the product of (i) the number of shares covered by the option and (ii) the difference between $69.00 and the exercise price of the option.

The following table reflects the number of options held by each director and executive officer and the payment that each will receive in exchange for the cancellation of their options (before deduction of any applicable withholding taxes), assuming the individuals do not exercise any options prior to the merger closing.

Name and Position	Number of Shares	Total Cash Payment for Options
Dennis M. McGlynn	5,280	$33,850
Chairman of the Board
Randolph P. Stager	1,500	$5,500
Vice Chairman of the Board
Frank A. Ashbridge	2,000	$6,875
Director
R. Jeffrey Kimball	2,000	$6,875
Director
Larry P. Fronheiser	1,500	$5,500
Director
William J. Hoyne	9,500	$60,750
Director, President and Chief Executive Officer
Timothy A. Bracken	4,750	$26,313
Executive Vice President, Chief Financial Officer and Chief Operating Officer and Secretary

Advisory Board Positions

Pursuant to the agreement and plan of merger, members of Mainline’s board of directors will be asked to serve on S&T Bank’s Cambria/Blair County Advisory Board. Individuals serving as Advisory Directors will receive compensation of at least $200 per meeting of Advisory Board service.

Indemnification and Insurance

The merger agreement requires S&T to maintain in effect for six years after completion of the merger the current indemnification rights and limitations on liability in favor of the directors, officers and employees of Mainline and its subsidiaries under their respective articles of incorporation, by-laws or similar governing documents. The merger agreement also provides that, upon completion of the merger, S&T will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers and directors of Mainline and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The merger agreement provides that S&T will maintain for a period of three years after completion of the merger Mainline’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that S&T is not required to incur an annual premium expense greater than 200% of Mainline’s current annual directors’ and officers’ liability insurance premium.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference in this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Mainline board of directors and the S&T board of directors has unanimously adopted the agreement and plan of merger, which provides for the merger of Mainline with and into S&T. S&T will be the surviving corporation in the merger. Each share of S&T common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of S&T. Each share of Mainline common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below) will be converted into either cash or S&T common stock, as described below. See “—Consideration to Be Received in the Merger.” Company-Owned Stock means shares of Mainline stock held by Mainline or any of its subsidiaries or by S&T or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith. Each share of Mainline common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange.

The S&T articles of incorporation will be the articles of incorporation, and the S&T by-laws will be the by-laws of the combined company after completion of the merger. The merger agreement provides that S&T may change the method of effecting the merger if and to the extent it deems such change to be necessary, appropriate, or desirable. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax treatment of the merger as a reorganization under Section 368(a) of the Internal Revenue Code, or materially impede or delay completion of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the agreement and plan of merger is adopted by Mainline shareholders;

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all required governmental and regulatory consents and approvals have been obtained without a condition or restriction that S&T reasonably determines would have a material adverse effect on S&T or would be unduly burdensome; and

•	all other conditions to the merger discussed in this proxy statement/prospectus and the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania. However, we may agree to a later time for completion of the merger and specify that time in accordance with Pennsylvania law. In the merger agreement, we have agreed to cause the completion of the merger to occur on the date designated by S&T that is within fifteen (15) days following the satisfaction or waiver of the conditions specified in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, or on another mutually agreed date). It currently is anticipated that the effective time of the merger will occur in the first quarter of 2012, but we cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger each Mainline shareholder will have the right, with respect to each share of Mainline common stock held (excluding Company-Owned Stock), to elect to receive merger consideration consisting of either cash or between 3.6316 and 4.3125 shares of S&T common stock, with the precise number to be determined based upon the average of the high and low sales prices for a 10 trading day period ending five days prior to the Election Deadline, in accordance with the election and allocation procedures.

The merger agreement provides that at the effective time of the merger, each share of Mainline common stock (excluding Company-Owned Stock) will be converted into either the right to receive $69.00 in cash without interest or a certain number of shares of S&T common stock, as described below.

Under the terms of the merger agreement, at least 60% of the total number of shares of Mainline common stock outstanding at the effective time of the merger (excluding Company-Owned Stock) will be converted into stock consideration, and the remaining outstanding shares of Mainline common stock (excluding Company-Owned Stock) will be converted into cash consideration. To the extent necessary to satisfy these relative proportion of types of consideration, certain allocation and proration procedures, described below in “—Proration Procedures,” will be used.

Mainline shareholders must return their properly completed and signed form of election to the exchange agent prior to the Election Deadline, in accordance with the instructions provided with the election form. If you are a Mainline shareholder and you do not return your form of election by the Election Deadline or improperly complete or do not sign your form of election, you will receive cash, shares of S&T common stock or a mixture of cash and shares of S&T common stock, based on what is available after giving effect to the valid elections made by other shareholders, as well as the adjustment described below.

If you are a Mainline shareholder, you may specify different elections with respect to different shares held by you (for example, if you have 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Cash Election

The merger agreement provides that each Mainline shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Mainline common stock held by such holder, an amount in cash equal to $69.00 without interest, or the cash consideration. However, because the maximum percentage of the total number of shares of Mainline common stock to be converted into cash is 40%, a Mainline shareholder who makes a cash election may nevertheless receive a mix of cash and stock. The amount of cash that may be paid to redeem Mainline’s TARP preferred stock could result in an adjustment, pursuant to the terms of the merger agreement, in the allocation of the cash and stock merger consideration.

Stock Election

The merger agreement provides that each Mainline shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Mainline common stock held, shares of S&T common stock equal to the Stock Exchange Ratio (determined as described below). We sometimes refer to such shares of S&T common stock as the “stock consideration.” Because the percentage of the total number of shares of Mainline common stock to be converted into S&T common stock is capped, a Mainline shareholder who makes a stock election may nevertheless receive a mix of cash and stock. At least 60% of the total number of shares of Mainline common stock will be converted into S&T common stock.

The “Stock Exchange Ratio” is defined in the merger agreement as the quotient, rounded to four decimal places, obtained by dividing $69.00 by the S&T Share Price (as defined below) of a share of S&T common stock.

In no event may the Stock Exchange Ratio be less than 3.6316 or greater than 4.3125. If the Stock Exchange Ratio otherwise would be less than 3.6316 or greater than 4.3125, then 3.6316 or 4.3125, respectively, will be used. The S&T Share Price will be the average of the high and low sale prices of S&T common stock (as reported on Nasdaq or, if not reported thereon, in another authoritative source) for a 10 trading day period ending five days prior to the Election Deadline.

No fractional shares of S&T common stock will be issued to any holder of Mainline common stock upon completion of the merger. For each fractional share that would otherwise be issued, S&T will pay cash in an amount equal to the fraction multiplied by the S&T Share Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Non-Election Shares

If a Mainline shareholder does not make an election to receive cash or S&T common stock in the merger, your elections are not received by the exchange agent by the Election Deadline, your forms of election are improperly completed and/or are not signed, or you do not send together with your forms of elections your certificates representing shares of Mainline common stock (or a properly completed notice of guaranteed delivery), you will be deemed to not have made an “election.” Shareholders not making an election may be paid in only cash, only S&T common stock or a mix of cash and shares of S&T common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other Mainline shareholders using the proration adjustment described below.

Proration Procedures

If, after taking into account all valid elections, Mainline shareholders elect to convert exactly 60% of the total outstanding shares of Mainline common stock into S&T common stock, then any Mainline shareholders who elected to receive any portion of the merger consideration in cash will be entitled to receive that portion in cash and any Mainline shareholders who did not make an election will be entitled to receive only cash. If Mainline shareholders elect to convert exactly 40% of the total outstanding shares of Mainline common stock into cash, then any Mainline shareholders who elected to receive any portion of the merger consideration in stock will be entitled to receive that portion in stock and any Mainline shareholders who did not make an election will be entitled to receive only stock.

If, after taking into account all valid elections, Mainline shareholders elect to convert more than 40% of the total outstanding shares of Mainline common stock into S&T common stock into cash, then any Mainline shareholders who elected to receive any portion of the merger consideration in S&T common stock will be entitled to receive that portion in stock, and, as a group, any Mainline shareholders who elected to receive a portion of the merger consideration in cash and any Mainline shareholders who did not make an election will be subject to a proration process that will result in the holder receiving shares of S&T common stock in lieu of some cash. Notwithstanding the foregoing, record holders of less than 100 shares of Mainline common stock on the date of the merger agreement who elect to receive cash will not be required to take any stock.

If, after taking into account all valid elections, Mainline shareholders elect to convert more than 60% of the total outstanding shares of Mainline common stock into S&T common stock, then S&T, at its sole discretion, may increase the percentage of shares convertible into S&T common stock. To the extent that Mainline shareholders make elections to convert more than 60% of the total outstanding shares of Mainline common stock into S&T common stock and S&T does not decide to increase the number of shares convertible into Mainline common stock to accommodate the excess elections, the elections will be treated as follows: (i) any Mainline shareholder who elected to receive any portion of the merger consideration in cash will be entitled to receive that portion in cash; (ii) any Mainline shareholders who did not make an election will be entitled to receive only cash; and (iii) any Mainline shareholders who elected to receive all or a portion of the merger consideration in S&T common stock, will be subject to a proration process that will result in the holder receiving cash in lieu of some S&T common stock.

If Mainline shareholders elect to convert 100% of the total outstanding shares of Mainline common stock into S&T common stock, then the merger consideration will be distributed on a pro rata basis to all shareholders such that 60% of the shares are converted into S&T common stock and 40% of the shares are converted into cash; provided, however, that S&T, in its sole discretion, may decide to increase the percentage of shares convertible into S&T common stock to accommodate all or a portion of the elections in excess of 60%.

Finally, if Mainline shareholders elect to convert 100% of the total outstanding shares of Mainline common stock into cash, the merger consideration will be distributed on a pro rata basis to all shareholders such that 40% of the shares are converted into cash and 60% are converted into stock.

Notwithstanding these proration rules, in order that the tax opinion described under “Material United States Federal Income Tax Consequences of the Merger” (page 56) can be rendered, it may be necessary for S&T to reduce the number of Mainline common shares that will be converted into the right to receive cash and correspondingly increase the number of Mainline common shares that will be converted into S&T common stock above the number otherwise determined under the terms of the merger agreement. For example, the amount of cash that may be paid to redeem Mainline’s TARP preferred stock could result in an adjustment, pursuant to the terms of the merger agreement, in the allocation of the cash and stock merger consideration. If this is necessary, the allocation and proration procedures described above will remain the same except that they will be based on this higher number of Mainline common shares to be converted into S&T common stock.

S&T is not making any recommendation as to whether Mainline shareholders should elect to receive only S&T common stock, only cash or a combination of both types of consideration. S&T is also not making any recommendation as to whether Mainline shareholders should elect to receive a specific ratio of cash or S&T common stock. Each Mainline shareholder must make his or her own decision with respect to the election to receive S&T common stock, cash or a combination thereof for his or her shares of Mainline stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving S&T common stock, each shareholder should carefully read the discussion included below under “Material United States Federal Income Tax Consequences of the Merger” (page 56) and consult their personal tax advisor.

Treatment of Mainline Stock Options

Each outstanding option to purchase shares of Mainline common stock granted under any Mainline stock option plan, whether or not then exercisable, will be cancelled in exchange for the right to receive an amount equal to the difference between $69.00 and the exercise price of such Mainline stock options.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Mainline common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five business days, the exchange agent will exchange certificates representing shares of Mainline common stock for the merger consideration, without interest, to be received in the merger pursuant to the terms of the merger agreement. However, if you have not previously submitted your stock certificates, you will be required to submit your certificates before you will receive your merger consideration. American Stock Transfer and Trust Company will be the exchange agent in the merger and will receive your form of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Form of Election

The form of election and related transmittal materials are being mailed to Mainline shareholders separately from the mailing of this proxy statement/prospectus. The form of election and related documents will allow you to make cash or stock elections or a combination of both.

The Election Deadline is March 5, 2012, which is the business day prior to the Mainline special shareholders’ meeting.

If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions that will be set forth in the form of election. Shareholders who hold their shares of Mainline common stock in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares of Mainline common stock. Shares of Mainline common stock as to which the holder has not made a valid election prior to the Election Deadline will be treated as non-election shares.

To make a valid election, each Mainline shareholder must submit a properly completed form of election, together with stock certificates, so that it is actually received by the exchange agent at or prior to the Election Deadline in accordance with the instructions on the form of election. A form of election will be properly completed only if accompanied by certificates representing all shares of Mainline common stock covered by the form of election (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as will be described in the form of election). If you are a Mainline shareholder and you cannot deliver your stock certificates to the exchange agent by the Election Deadline, you may deliver a notice of guaranteed delivery promising to deliver your stock certificates, as will be described in the form of election, so long as (1) the guarantee of delivery is from a firm which is a member of any registered national securities exchange or a commercial bank or trust company in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent by 5:00 p.m. local time for the exchange agent, on the business day prior to the Election Deadline accompanied by a properly completed and signed revised form of election. Mainline shareholders will not be entitled to revoke or change their elections following the Election Deadline. As a result, if you have made elections, you will be unable to revoke your elections or sell your shares of Mainline common stock during the interval between the Election Deadline and the date of completion of the merger.

Shares of Mainline common stock as to which the holder has not made a valid election prior to the Election Deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal

Soon after the completion of the merger, the exchange agent will mail a letter of transmittal to only those persons who were Mainline shareholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Mainline common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Mainline common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Mainline common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until Mainline common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to S&T common stock into which shares of Mainline common stock may have been converted will accrue but will not be paid. S&T will pay to former Mainline shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Mainline stock certificates.

Prior to the effective time of the merger, Mainline and its subsidiaries may not declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than, if permitted by applicable law or regulation or otherwise by the OCC or other regulatory authority, dividends paid by any wholly-owned Mainline subsidiary to its parent company.

Representations and Warranties

The merger agreement contains customary representations and warranties of Mainline and S&T relating to their respective businesses. The representations must be true and correct in all material respects, as of the date of the merger agreement and as of the effective date as though made on and as of the effective date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be true and correct in all material respects as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of S&T and Mainline has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements, internal controls and accounting;

•	the absence of circumstances and events reasonably likely to have a material adverse effect;

•	legal proceedings;

•	regulatory matters;

•	compliance with applicable laws;

•	allowance for loan losses;

•	deposit insurance; and

•	Bank Secrecy Act and anti-money laundering compliance matters.

In addition, Mainline has made other representations and warranties about itself to S&T as to:

•	its subsidiaries;

•	material contracts, exclusivity arrangements, and other certain types of contracts;

•	absence of actions giving rise to any valid claim for a brokerage commission or finder’s fee;

•	employee matters, including employee benefit plans;

•	labor matters;

•	the inapplicability of state takeover laws;

•	environmental matters;

•	tax matters;

•	risk management arrangements;

•	maintenance of books and records;

•	insurance coverage;

•	off -balance-sheet transactions;

•	properties;

•	investment and loan portfolios;

•	repurchase agreements; and

•	the receipt of a financial advisor’s fairness opinion.

S&T also has made representations and warranties to Mainline regarding the availability of cash to pay the cash portion of the merger consideration and the authorization and valid issuance of the S&T common stock to pay the stock portion of the merger consideration.

The representations and warranties described above and included in the merger agreement were made by each of S&T and Mainline to the other party. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by S&T and Mainline in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between S&T and Mainline rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Mainline, S&T or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 84.

Covenants and Agreements

Each of Mainline and S&T has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of S&T and Mainline agreed to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable.

Mainline has agreed to operate its business only in the ordinary course and to use reasonable best efforts to preserve intact its business organization and assets and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates. In addition, Mainline has agreed that, with certain exceptions and except with S&T’s prior written consent (which is not to be unreasonably withheld), Mainline will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•

enter into any new material line of business or change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law, regulation, or policies imposed by any governmental authority;

•

issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Mainline common stock other than pursuant to rights outstanding, or permit any additional shares of Mainline common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “—Dividends and Distributions”;

•	take specified actions relating to director and employee compensation, benefits, hiring and promotion;

•	undertake extraordinary corporate transactions, such as mergers and acquisitions, or other transactions, such as sales of assets outside the ordinary course of business;

•	amend any provision of its articles of incorporation, by-laws or similar governing documents;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by United States generally accepted accounting principles or regulatory accounting principles;

•	other than in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect or terminate any material contract;

•

other than in the ordinary course of business consistent with past practice, settle any claim other than payments in cash in an amount that is not material to Mainline and its subsidiaries, and that do not create negative precedent for any other material claim, action or proceeding;

•	take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

take any action that would result in any of the representations and warranties becoming untrue or that would cause the failure of a closing condition or violation of any provision of the merger agreement, except as required by applicable law or regulation;

•

except pursuant to applicable law or regulation or as required by the OCC or other regulatory authority, implement or adopt any material change in its risk management policies, procedures or practices, or fail to follow its existing policies or practices with respect to risk management, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk;

•	incur any indebtedness for borrowed money in excess of $100,000 other than in the ordinary course of business consistent with past practice;

•	make any capital expenditures or commitments in excess of $25,000 individually, or $100,000 in the aggregate, other than as previously committed;

•	close or relocate any offices at which business is conducted or open any new offices or ATMs, except as previously disclosed;

•

make, change or revoke any material tax election, adopt or change an annual tax accounting period, change any tax accounting method, file any material amended tax return, enter into any closing agreement with respect to taxes, settle any material tax claim or surrender any material claim for a refund of taxes; or

•	agree or commit to do any of the actions prohibited by the preceding bullets.

S&T has agreed that, except with Mainline’s prior written consent (which is not to be unreasonably withheld), S&T will not take any action that would: (i) result in any of the conditions to the merger not being satisfied; (ii) prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or (iii) cause any of its representations or warranties to become untrue.

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus, the regulatory application and the holding of the special meeting of Mainline shareholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. Mainline and S&T have also agreed to use all reasonable best efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.

Bank Merger

S&T and Mainline have agreed to enter into a merger agreement pursuant to which the Bank will merge with and into S&T Bank as soon as practicable after the execution of the parent merger agreement. The bank merger is intended to become effective as promptly as practicable following the closing of the merger of the parent companies.

Reasonable Best Efforts of Mainline to Obtain the Required Shareholder Vote

Mainline has agreed to hold a meeting of its shareholders as soon as is reasonably practicable for the purpose of obtaining shareholder adoption of the agreement and plan of merger. Mainline will use all reasonable lawful action to obtain such approval. Subject to its fiduciary duties, as determined in good faith after consultation with its outside legal counsel, Mainline’s board of directors has agreed to recommend that its shareholders vote in favor of the agreement and plan of merger.

Agreement Not to Solicit Other Offers

Mainline also has agreed that it, its subsidiaries and their officers, directors, employees, representatives, agents or affiliates will not, directly or indirectly:

•

initiate, solicit, or encourage any inquiry or proposal that constitutes an Acquisition Proposal (as defined below) or enter into or maintain or continue any discussions or negotiations with respect to such inquiry; or

•	enter into any agreement regarding any Acquisition Proposal or authorize or permit any of its officers, directors, employees, subsidiaries or any representative to take any such action.

However, Mainline may consider and participate in discussions and negotiations with respect to an unsolicited Acquisition Proposal if the Mainline board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) that failure to take these actions would be reasonably likely to violate its fiduciary duties. In addition, Mainline must not provide confidential information or data to any person in connection with an Acquisition Proposal unless the person has executed a confidentiality agreement on terms at least as favorable as the terms contained in the confidentiality agreement between Mainline and S&T.

Mainline has agreed:

•

to notify S&T within two business days after receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material change to any Acquisition Proposal, or any request for nonpublic information relating to Mainline or any of its subsidiaries or for access to the properties, books or records of Mainline or any of its subsidiaries by any person or entity that informs the board of directors of Mainline that it is considering making, or has made, an Acquisition Proposal, and to provide S&T with relevant information regarding such inquiry, proposal, modification or amendment;

•	to keep S&T fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto;

•

not to release any third party from the confidentiality and standstill provisions of any agreement to which Mainline or its subsidiaries is or may become a party and to take all steps necessary to terminate any approval that may have been given under any such provisions authorizing any person to make an Acquisition Proposal; and

•

to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal and to use reasonable best efforts to cause all persons other than S&T who have been furnished with confidential information in connection with an Acquisition Proposal within the 12 months prior to the date of the merger agreement to return or destroy such information.

Acquisition Proposal means any proposal or offer as to any of the following (other than the merger with S&T) involving Mainline or any of its subsidiaries:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions;

•	any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of capital stock; or

•	any public announcement of a proposal, plan or intention to do, or any agreement to engage in, any of the actions listed in the foregoing bullets.

Expenses and Fees

In general, each of S&T and Mainline will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Employee Matters

All employees of Mainline and its subsidiaries as of immediately prior to the merger will be employed by S&T or one or more of its subsidiaries after the merger and their employment will be subject to S&T’s and its subsidiaries’ usual terms, conditions and policies of employment. To the extent that Mainline employees do not continue to be covered after the merger by Mainline plans that provide medical, dental and other welfare benefits, (i) for the calendar year including the date of merger, Mainline employees will not have to satisfy any deductible, co-payment, out-of-pocket maximum, or similar requirements under the benefit plans maintained by S&T or its subsidiaries that provide medical, dental and other welfare benefits to the extent of amounts previously credited for such purposes under Mainline’s corresponding plans, and (ii) S&T has agreed to waive any waiting periods, pre-existing conditions exclusions and requirements to show evidence of good health under applicable S&T benefit plans, except to the extent any such waiting period, pre-existing condition, exclusion or requirement to show evidence of good health applied under the corresponding Mainline plan. Mainline employees will be given credit for their service with Mainline and its subsidiaries for purposes of eligibility and vesting purposes (but not for benefit accrual purposes) under the S&T benefit plans, solely to the extent permitted under such plans and to the extent that S&T makes such plans available to Mainline employees. S&T and its subsidiaries have no obligation to continue the employment of any Mainline employee for any period following the merger and may amend or terminate employee benefits programs from time to time as they deem appropriate.

Mainline has agreed to terminate its employee stock ownership plan prior to the effective date of the Merger. The merger agreement provides that none of the employment provisions discussed in this section create any third party beneficiary rights in any employee or former employee of Mainline or any of its subsidiaries.

Additionally, Mainline has agreed to take all actions requested by S&T that may be necessary or appropriate to: (i) terminate Mainline benefit plans; (ii) cause benefit accruals and entitlements under any plan to cease; (iii) cause the continuation of any contract, arrangement, or insurance policy relating to any plan for a period requested by S&T; or (iv) facilitate the merger of any plan into an employee benefit plan maintained by S&T.

Indemnification and Insurance

The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of Mainline or is threatened to be made party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Mainline or any of its subsidiaries or predecessors, or (ii) the merger agreement, Mainline and S&T will cooperate and use their reasonable best efforts to defend against and respond thereto. S&T has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each party to the fullest extent permitted by law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. Additionally, the indemnified parties may retain counsel reasonably satisfactory to them after consultation with S&T. However, S&T retains the right to assume the defense thereof and upon such assumption S&T will not be liable to any indemnified party for any legal expenses of other counsel or any other expenses subsequently incurred in connection with the defense thereof, except that if S&T elects not to assume such defense or counsel or the indemnified party reasonably advises that there are issues which raise conflicts of interest between S&T and the indemnified party, the indemnified party may retain counsel reasonably satisfactory to him after notification and S&T will pay the reasonable fees and expenses. Under the merger agreement, S&T is obligated to pay for only one firm of counsel for all indemnified parties, and S&T is not liable for any settlement effected without its prior written consent (which will not be unreasonably withheld). S&T will have no further obligation to any indemnified party when and if a court of competent jurisdiction ultimately determines, and such determination is final and non-appealable, that indemnification is prohibited by law or to any indemnified party that commits fraud. S&T’s indemnification obligations continue for six years after completion of the merger, but the right to indemnification in respect of any claim asserted within that time period continues until the final disposition of the claim.

The merger agreement requires S&T to maintain in effect for six years after completion of the merger the current rights of Mainline directors, officers and employees to indemnification under the Mainline articles of incorporation or the Mainline by-laws or similar governing documents. The merger agreement also provides that, upon completion of the merger, S&T will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Mainline and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The merger agreement provides that S&T will maintain for a period of three years after completion of the merger Mainline’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that S&T is not required to incur an annual premium expense greater than 200% of Mainline’s current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the adoption of the agreement and plan of merger by the requisite vote of Mainline shareholders;

•	the approval of the listing of S&T common stock to be issued in the merger on The Nasdaq Global Select Market, subject to official notice of issuance;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the S&T common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the receipt by each of S&T and Mainline of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•

the receipt and effectiveness of all governmental and other approvals, registrations and consents on terms and conditions that would not have a material adverse effect or be unduly burdensome on S&T, and the expiration of all related waiting periods required to complete the merger;

•

the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of S&T’s and Mainline’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party; and

•

the truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

In addition, the obligation of S&T to complete the merger is subject to:

•

the expiration or unavailability of rights to demand appraisal under the Pennsylvania Business Corporation Law with respect to at least 90% of the outstanding shares of Mainline common stock (excluding Company-Owned Stock); and

•

(i) the termination of regulatory actions, including the formal agreement with the OCC, any consent decrees, cease and desist orders or other formal written agreements applicable to Mainline or its subsidiaries, as well as any determinations that Mainline or any of its subsidiaries is in a “troubled condition,” or (ii) a determination by S&T that consummation of the merger absent such termination or approvals will not result in it or its subsidiaries experiencing or being reasonably likely to experience in the future certain adverse regulatory events.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•

if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•

if the merger has not been completed by June 29, 2012, unless the failure to complete the merger by that date arises out of or results from the knowing action or inaction of the party seeking to terminate;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable); or

•	if the common shareholders of Mainline fail to adopt the agreement and plan of merger at the special meeting.

In addition, S&T may terminate the merger agreement if the Mainline board of directors fails to recommend that Mainline shareholders adopt the agreement and plan of merger; withdraws or materially modifies, or proposes to withdraw or materially modify, in a manner adverse to S&T, its recommendation of the merger to shareholders; or recommends a competing merger proposal.

Mainline may terminate the merger agreement within five business days of the Determination Date (Determination Date means the later of (i) the date on which all regulatory approvals, and waivers, if applicable, necessary for consummation of the merger and the transactions contemplated by the merger agreement have been received or (ii) the date of the meeting of Mainline shareholders to consider the merger) if its board of directors determines that both of the following conditions have occurred and gives written notice to S&T of such determination:

•

the average of the daily closing sales prices of a share of S&T common stock as reported on Nasdaq for the 15 consecutive trading days immediately preceding the Determination Date is less than 80% of the closing sale price of S&T common stock on the last trading date before the date of the merger agreement; and

•

the average of the daily closing sales prices of a share of S&T common stock as reported on Nasdaq for the 15 consecutive trading days immediately preceding the Determination Date is such that the price performance of S&T common stock is lower than the price performance of the Nasdaq Bank Index minus 20%.

However, Mainline may not terminate in these circumstances if S&T exercises its option to increase the number of S&T common shares to be received by Mainline shareholders such that the implied value of the merger would be equivalent to the lesser of $69.00 or $69.00 multiplied by the percentage by which the Nasdaq Bank Index declines over the period starting on the last trading date before the date of the merger agreement and ending on the Determination Date.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of S&T or Mainline, except that (1) both S&T and Mainline will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Mainline will pay S&T a $876,000 termination fee in the event that the merger agreement is terminated because (1) the Mainline board of directors fails to recommend that Mainline shareholders adopt the agreement and plan of merger, withdraws or modifies its recommendation in a manner adverse to S&T, or recommends an alternative business combination proposal or (2) the Mainline shareholders fail to adopt the merger agreement because of an act or omission discussed in subsection (1) of this paragraph.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between Mainline and S&T executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the agreement and plan of merger by the Mainline shareholders, no amendments or waivers may be made that would require resubmission of the agreement and plan of merger to the Mainline shareholders.

ACCOUNTING TREATMENT

S&T will account for the merger using the acquisition method under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities of Mainline will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized but will be reviewed for impairment at least annually. Core deposits and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

Financial statements and reported results of operations of S&T issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of Mainline.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a summary of the anticipated material United States federal income tax consequences of the merger generally applicable to a holder of Mainline common stock. This discussion is based upon provisions of the Internal Revenue Code, applicable current and proposed United States Treasury Regulations, judicial authorities, and administrative rulings and practice, all as in effect as of the date of this proxy statement/prospectus, as well as representations and facts provided by S&T and Mainline to Arnold & Porter LLP, or Arnold & Porter, counsel to S&T. Future legislative, judicial, or administrative changes or interpretations which may or may not be retroactive, or the failure of any such facts or representations to be true, accurate and complete, may affect the statements and conclusions described in this discussion.

This discussion is not intended to be a complete description of all of the United States federal income tax consequences of the merger and no information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. Further, the following discussion may not apply to a holder of Mainline common stock subject to special treatment under the Internal Revenue Code, including but not limited to a holder of Mainline common stock that is:

•	a financial institution;

•	an insurance company;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities who elects mark-to-market accounting;

•	a tax-exempt organization;

•	a mutual fund;

•	a trust;

•	an estate;

•	a person who holds shares of Mainline common stock in an individual retirement account (IRA), 401(k) plan or similar tax-favored account;

•	a person who acquired shares of Mainline common stock on exercise of an employee stock option or otherwise as compensation;

•	a person whose functional currency for United States federal income tax purposes is not the United States dollar;

•	a person who is a United States expatriate;

•	a partnership or other pass-through entity (or a person holding Mainline common stock through a partnership or other pass-through entity); or

•	a person who holds shares of Mainline common stock as part of a hedge, straddle, conversion or constructive sale transaction.

In addition, this discussion applies only to a holder of Mainline common stock who is holding such stock as a capital asset and who is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

No ruling has been or will be requested from the Internal Revenue Service regarding the tax consequences of the merger. Moreover, the opinion of Arnold & Porter described in this discussion is not binding on the Internal Revenue Service, and this opinion would not prevent the Internal Revenue Service from challenging the United States federal income tax treatment of the merger. Because of the complexities of the tax laws in general, and the complexities of the tax consequences associated with the receipt of cash in the merger in particular, holders of Mainline common stock should consult their tax advisors with respect to the federal, state, local and foreign tax consequences of the merger as they apply to their specific situations. This section is not intended to be tax advice to any shareholder.

Arnold & Porter’s Tax Opinion

In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Arnold & Porter has delivered its opinion addressing the United States federal income tax consequences of the merger as described below. This opinion is based upon the facts, representations and assumptions set forth or referred to in such opinion. In rendering this opinion, Arnold & Porter has relied on representations and facts provided by S&T and Mainline. This opinion is to the effect that:

•	the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

holders of Mainline common stock who receive S&T common stock in the merger in exchange for all of their shares of Mainline common stock will not recognize any gain or loss with respect to shares of S&T common stock received (except with respect to cash received instead of a fractional share interest in S&T common stock);

•

holders of Mainline common stock who receive only cash in the merger in exchange for all of their shares of Mainline common stock will recognize gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Mainline common stock exchanged therefor;

•

each holder of Mainline common stock who receives S&T common stock and cash (other than cash in lieu of a fractional share interest in S&T common stock) in the merger in exchange for the holder’s shares of Mainline common stock will recognize the gain, if any, realized by the holder, in an amount not in excess of the amount of cash received (other than cash received instead of a fractional share interest in S&T common stock), but will not recognize any loss on the exchange; and

•

holders of Mainline common stock who receive cash instead of a fractional share interest in S&T common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holders’ shares of Mainline common stock allocable to that fractional share interest.

S&T and Mainline’s obligations to consummate the merger are conditioned on the receipt by S&T and Mainline of an additional opinion of Arnold & Porter, dated the closing date of the merger, substantially to the foregoing effect. That opinion will be subject to and based on facts, representations and assumptions set forth or referred to in the opinion. In rendering its closing date opinion, Arnold & Porter may rely on representations and facts provided by S&T and Mainline.

Character of Gain Where Mainline Common Stock is Exchanged in the Merger Solely for Cash

If, pursuant to the merger, all of the shares of Mainline common stock actually owned by a shareholder are exchanged solely for cash, the shareholder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the shares of Mainline common stock exchanged therefor. This gain or loss will generally be long-term capital gain or loss if the shareholder’s holding period with respect to the shares of Mainline common stock exchanged is more than one year as of the effective date of the merger. If, however, any such shareholder actually or constructively (through the constructive ownership rules of the Internal Revenue Code) owns shares of S&T stock immediately after the merger, part or all of the cash received may be treated as dividend income if the exchange has the effect of a distribution of a dividend with respect to the shareholder. The application of the law to a shareholder described in the previous sentence is particularly complex; accordingly, any such shareholder should consult his or her tax advisor.

Character of Gain Where Mainline Common Stock Is Exchanged in the Merger for S&T Common Stock and Cash

For purposes of calculating gain in this transaction, if a shareholder receives S&T common stock and cash (other than cash received instead of a fractional interest in S&T common stock), gain or loss must be calculated by the shareholder separately for each identifiable block of shares exchanged, and is equal to the sum of the amount of cash and the fair market value of S&T common stock received with respect to that block of shares minus the shareholder’s adjusted tax basis in that block of shares. In addition, a loss realized on one block of shares may not be used to offset a gain realized on another block of shares.

As noted above, in the case of a Mainline shareholder that exchanges his or her shares of Mainline common stock for a combination of S&T common stock and cash pursuant to the merger, such shareholder will recognize the gain, if any, realized by such shareholder in the exchange but not in excess of the amount of cash received. In general, the determination of whether any gain recognized in the exchange should be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder’s deemed percentage stock ownership of S&T. For purposes of this determination, the shareholder is treated as if he or she first exchanged all of his or her shares of Mainline common stock solely for S&T common stock and then S&T immediately redeemed (in a “deemed redemption”) a portion of such S&T common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange will be treated as capital gain if the deemed redemption (i) is “substantially disproportionate” with respect to the shareholder or (ii) is not essentially equivalent to a dividend.

The deemed redemption should generally be “substantially disproportionate” with respect to a shareholder if the percentage of the outstanding stock of S&T the shareholder owns, actually and constructively, immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of S&T the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption.

Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s actual and constructive percentage stock ownership of S&T. In general, that determination requires a comparison of the percentage of the outstanding stock of S&T the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption and the percentage of the outstanding stock of S&T the shareholder actually and constructively owns immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder (i.e., a shareholder whose relative stock interest is minimal in relation to the number of shares outstanding and who exercises no control with respect to corporate affairs) generally is treated as having a “meaningful reduction” in interest if a cash payment results in at least a relatively minor reduction in the shareholder’s actual and constructive percentage ownership.

Tax Basis and Holding Period

The aggregate tax basis of the S&T common stock received by a Mainline shareholder in the merger (including fractional shares deemed received and redeemed as described below) will be the same as the aggregate tax basis of the shares of Mainline common stock surrendered by such shareholder for the S&T common stock, decreased by the amount of any cash received (other than cash received instead of a fractional share interest in S&T common stock) by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange (which does not include gain recognized in respect of fractional shares deemed received and redeemed (as described below)).

Each Mainline shareholder’s holding period in any shares of S&T common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which the shares of Mainline common stock surrendered in exchange therefor were held, provided that those shares of Mainline common stock were held as capital assets on the effective date of the merger.

Cash Received in Lieu of a Fractional Share Interest

Cash received by a Mainline shareholder in lieu of a fractional share interest in S&T common stock will be treated as though the fractional share had been received and then redeemed for cash, and in general gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Mainline common stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Mainline common stock was more than one year as of the effective date of the merger. If, however, the receipt of cash instead of a fractional share of S&T common stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

S&T and Mainline

S&T and Mainline will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. As a result, no gain or loss will be recognized by S&T or Mainline as a result of the merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations).

Backup Withholding

Backup withholding at a 28% rate will generally apply to merger consideration that includes cash if the exchanging Mainline shareholder fails to properly certify that it is not subject to backup withholding, generally on Internal Revenue Service Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish a Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to a Mainline shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Tax matters are very complicated, and the tax consequences of the merger to each holder of Mainline common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Mainline common stock and may not be applicable to holders in special situations. Holders of Mainline common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger.

PROPOSAL 2—AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the Mainline special meeting, the number of shares of Mainline common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Mainline common stock voting in favor is insufficient to adopt the merger agreement, Mainline management intends to move to adjourn the special meeting in order to enable the Mainline board of directors more time to solicit additional proxies. In that event, Mainline will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Mainline is asking you to grant discretionary authority to the holder of any proxy solicited by the Mainline board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Mainline approve the adjournment proposal, Mainline could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Vote Required

Pursuant to Mainline’s by-laws, the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Mainline common stock present in person or represented by proxy at the special meeting. Abstentions and broker non-votes will not affect the vote on the adjournment proposal.

Recommendation of the Mainline Board of Directors

The Mainline board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to approve the adoption of the merger agreement.

INFORMATION ABOUT S&T BANCORP, INC.

General

S&T Bancorp, Inc. was incorporated on March 17, 1983, under the laws of the Commonwealth of Pennsylvania as a bank holding company and is headquartered in Indiana, Pennsylvania. S&T provides a full range of financial services through its branch network. S&T provides full service retail and commercial banking products as well as cash management services, insurance, estate planning and administration, employee benefit solutions, investment management and administration, corporate services, and other fiduciary services. S&T earns revenue primarily from interest on loans, security investments and fees charged for financial services provided to our customers. S&T has three wholly-owned subsidiaries: S&T Bank, 9th Street Holdings, Inc. and STBA Capital Trust I. S&T also owns a one-half interest in Commonwealth Trust Credit Life Insurance Company. S&T is registered as a financial holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. S&T’s common stock is traded on The Nasdaq Global Select Market under the symbol “STBA.” S&T’s website is http://www.stbancorp.com.

As of September 30, 2011, S&T had total assets of $4.1 billion, net loans of $3.1 billion, total deposits of $3.3 billion and shareholders’ equity of $0.6 billion. S&T Bank deposits are insured by the FDIC to the maximum extent provided by law.

Operating Subsidiaries

S&T Bank, our largest subsidiary, was chartered in 1902. As of September 30, 2011, S&T Bank provided services to its customers through a network of offices located in Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties of Pennsylvania.

S&T Bank provides a wide range of banking, trust and insurance services for retail and commercial clients in its geographic markets. S&T Bank’s principal operating subsidiaries include:

•	S&T Bancholdings, Inc., an investment holding company;

•	S&T Professional Resources Group, LLC, which was formed to market software developed by S&T Bank;

•	Stewart Capital Advisors, LLC, a registered investment advisor that manages private investment accounts for individuals and institutions and advises the Stewart Capital Mutual Fund; and

•

S&T Insurance Group, LLC and its wholly owned subsidiary Evergreen Insurance Associates, LLC, which provides insurance programs structured to the individual needs of its customers, and offers a full line of commercial property and casualty insurance, group life and health coverage, employee benefit solutions and personal insurance.

Services

The primary services offered by S&T Bank include:

•	accepting time and demand deposits;

•	originating commercial and consumer loans;

•	providing letters of credit;

•	offering discount brokerage services;

•	personal financial planning;

•	credit card services; and

•	insurance products.

Additional information about S&T and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 84.

INFORMATION ABOUT MAINLINE BANCORP, INC.

Business

Mainline is a Pennsylvania corporation headquartered in Ebensburg, Pennsylvania, which provides a full range of commercial and retail banking and trust services through its wholly-owned banking subsidiary, the Bank, a national banking association and a full-service independent commercial bank headquartered at 325 Industrial Park Road, Ebensburg, PA 15931-4117 (tel. (814) 472-5400)). At September 30, 2011, Mainline had total consolidated assets of $237.9 million, deposits of $207.6 million and shareholders’ equity of $22.2 million. Mainline’s common stock is traded on the OTCBB under the symbol “MNPA.” Mainline’s website is http://www.mainlinebank.net.

The Bank was originally incorporated in 1944 under the laws of Pennsylvania as a commercial bank under the name “Portage National Bank.” In 2008, the bank name was changed to Mainline National Bank, as the customer base had expanded well beyond its geographical roots. The Bank now engages in a full-service mortgage, commercial and consumer banking business and operates from eight branch offices located in Cambria and Blair Counties in Pennsylvania. The Bank also operates a trust department, a brokerage business which offers mutual funds and annuities to customers and a consumer discount loan company, Heritage Financial Services.

The Bank’s primary market area consists of Cambria and Blair counties, Pennsylvania, with a small amount of business being conducted in contiguous counties as well. Competition for deposit and loan products comes from other insured financial institutions such as commercial banks, thrift institutions and credit unions in the Bank’s market area as well as from out-of-market financial institutions that offer deposits and loans over the internet and through other delivery channels. Deposit competition also includes a number of insurance products such as annuities sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers.

The Bank originates loans to commercial businesses, governmental entities and individuals. As of September 30, 2011, the Bank’s loan portfolio included commercial and multi-family real estate loans, commercial business loans and lines of credit, loans to municipalities, not-for-profit organizations and other governmental entities, residential first mortgage loans, home equity term loans and lines of credit, residential construction loans, automobile loans and personal loans. Substantially all of the Bank’s borrowers are located in Cambria, Blair and contiguous counties.

OCC Formal Agreement

In March 2011, the Bank entered into a formal agreement with the OCC, which required the Bank to (i) adopt a three year strategic plan to establish objectives, and strategies to achieve such objectives, for its overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, product line development and market segments that the Bank intended to promote or develop, (ii) develop, implement and ensure adherence to, a three year capital program, (iii) develop, implement and ensure adherence to, a written profit plan to improve and sustain its earnings, (iv) expand its liquidity management planning, including contingency funding plans, and (v) improve its review and approval process for investment purchases. The Bank believes that it is currently in compliance with the OCC agreement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion summarizes Mainline’s results of operations and highlights material changes for the nine months ended September 30, 2011 and 2010, the years ended December 31, 2010 and 2009, and its financial condition as of September 30, 2011, December 31, 2010 and December 31, 2009. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included in this report. Reference should be made to the selected financial data presented for a complete understanding of the following discussion and analysis.

Executive Overview

Mainline is a Pennsylvania corporation headquartered in Ebensburg, Pennsylvania, which provides a full range of commercial and retail banking and trust services through Mainline National Bank, a national banking association and a full-service independent commercial bank headquartered at 325 Industrial Park Road, Ebensburg, PA 15931-4117 (tel. (814) 472-5400). Mainline had total consolidated assets of $237.9 million, deposits of $207.6 million and shareholders’ equity of $22.2 million at September 30, 2011 and total consolidated assets of $248.0 million, deposits of $209.9 million and shareholders’ equity of $20.4 million at December 31, 2010. Mainline’s consolidated net income, as well as a snapshot of its financial picture, for the period and at the end thereof, as well as certain key ratios, are set forth in the table below:

	September 30,	December 31,
Dollars in thousands (except per share data)	2011	2010	2009
FOR THE PERIOD:
Net income	$218	$(704)	$303
Per common share:
Basic Earnings	$0.01	$(3.19)	$0.98
Cash Dividends	$0.00	$0.00	$0.34
Book Value	$57.08	$51.14	$53.31

FINANCIAL CONDITION AT PERIOD-END:
Assets	$237,877	$247,987	$255,239
Net Loans	$137,857	$139,580	$139,139
Deposits	$207,601	$209,946	$216,337
Stockholders’ Equity	$22,242	$20,373	$21,004

RATIOS:
Return on Average Assets	0.09%	(0.28)%	0.12%
Return on Average Equity	1.02%	(3.31)%	1.75%
Stockholders’ Equity to Assets	9.35%	8.22%	8.23%

Mainline’s results of operations depend primarily on net interest income. Net interest income is the difference between interest income earned on interest-earning assets, primarily loans and investment securities, and the interest paid on interest-bearing liabilities, primarily deposits. Net interest income is directly impacted by the market interest rate environment, the shape of the market yield curve, timing of placement and repricing of interest-earning assets and interest-bearing liabilities on Mainline’s balance sheet and prepayment of mortgages. Results of operations are also directly affected by general economic conditions in the local geographic area, as well as throughout the country and the world.

Results of Operations

For the nine months ended September 30, 2011 as compared to September 30, 2010:

(unaudited) (dollars in thousands)
	2011	2010	$ change	% change
Interest income	$7,573	$8,495	$(922)	-10.9%
Interest expense	2,132	2,937	(805)	-27.4%
Net interest income	5,441	5,558	(117)	-2.1%
Provision for loan losses	392	304	88	28.9%
Net interest income after provision for loan losses	5,049	5,254	(205)	-3.9%
Other operating income	547	(938)	1,485	-158.3%
Other operating expenses	5,440	5,347	93	1.7%
Income (loss) before income taxes	156	(1,031)	1,187	-115.1%
Income tax expense (benefit)	(62)	(419)	357	-85.2%
Net income (loss)	$218	($612)	$830	-135.6%

Net Income. Net income for the first nine months of 2011 increased to $218,000 compared to a net loss of $612,000 for the same period in 2010, an increase of $830,000, or 135.6%. Basic net income per common share improved to $0.01 for the first nine months of 2011 compared to a net loss of ($2.66) for the same period in 2010. The improvement in earnings was primarily attributable to lower other than temporary impairment, or OTTI, charges on securities, partially offset by lower net interest income, higher provisions for loan losses and higher operating expenses.

Net Interest Income and Margin. Net interest income represents the excess of interest income from earning assets less interest expense on interest bearing liabilities. Net interest margin is the percentage of net interest income to earning assets. Net interest income and net interest margin are affected by fluctuations in interest rates and by changes in the amounts and mix of earning assets and interest bearing liabilities. Net interest income for the nine month period ended September 30, 2011 decreased by $117,000 or 2.1% compared to the same period in 2010, while the net interest margin increased to 3.22% from 3.13% for the respective periods.

The decrease in net interest income was driven by efforts to increase the Bank’s regulatory capital ratios by de-leveraging the balance sheet. Borrowings from the Federal Home Loan Bank, or FHLB, were repaid with proceeds from investment security sales and maturities at various times throughout the period. This strategy resulted in a decrease in average earning assets of $9.8 million. However, since the borrowings repaid were among the Bank’s most expensive funding sources and the investments sold earned significantly less than the Bank’s loan assets, the remaining asset / liability mix was more profitable and resulted in a higher net interest margin.

Interest Income. Interest income for the nine month period ended September 30, 2011 decreased by $922,000 or 10.9% to $7,573,000 from $8,495,000 for the same period in 2010. This decrease includes decreases of $374,000 or 6.2% in interest on loans and $548,000 or 21.9% in interest from investments. The average balance of loans was essentially the same for both periods at just over $141.2 million. Average investment balances declined to $92.3 million for the three quarters in 2011 from $102.2 million for the same period in 2010. During the respective periods, yields on loans fell to 5.41% from 5.77% and investment yields declined to 2.96% from 3.33%.

Interest rates have generally declined throughout the periods and are at near or at all-time lows. This extremely low interest rate environment is exerting downward pressure on loan and investment yields in three ways. First, as variable rate loans and securities reach repricing or call dates, yields are reduced. Second, new loans and securities added are at rates significantly lower than those originated in prior years. Finally, borrowers with fixed rate loans continued to refinance existing higher rate loans into new lower rate loans.

Interest Expense. Interest expense for the nine month period ended September 30, 2011 decreased by $805,000 or 27.4% to $2,132,000 from $2,937,000 during the same period in 2010. This decrease includes a $449,000 or 19.0% decrease in interest expense on deposits and a $356,000 or 62.4% decrease in interest on borrowed funds. The decrease in interest expense on deposits was due to lower average rates paid and lower average balances on certificates of deposit and money market accounts. Most certificates of deposit that matured and renewed over the period were originated in a higher rate environment. The overall cost of interest bearing deposits fell to 1.43% for the nine months ended September 30, 2011 from 1.72% for the same period in 2010.

The average cost of borrowed funds decreased to 3.42% for the three quarters ended September 30, 2011 from 3.89% for the same period in 2010. The average balance of borrowed funds outstanding decreased by $11.3 million from $19.7 million in 2010 to $8.4 million in 2011 as the Bank’s continued to intentionally de-leverage its balance sheet.

Provisions for Loan Losses. Provisions for loan losses charged to operations are based on management’s judgment after considering a variety of factors, including current economic conditions, diversification of the loan portfolio and delinquency statistics. Also considered by management in determining the amounts charged to operations are the evaluations done by the internal loan review function, regulators’ analysis performed in connection with regulatory examinations, previous experience and the general financial condition of the borrower. Provisions for loan losses charged to operations in the first nine months of 2011 were $392,000 compared to $304,000 for the same period in 2010. The increase in the provision for loan losses reflects an increase in the level of classified loans and loans charged-off in the respective periods. For additional comments about Mainline’s credit risk see the discussion under “Loan Quality and Allowance for Loan Losses”.

Other Operating Income. Other operating income for the nine months ended September 30, 2011 was $547,000 compared to other operating loss of $938,000 for the same period in 2010. This increase is due mostly to lower amounts of OTTI charges taken in the first three quarters of 2011 compared to the same period in 2010. Also contributing to the increase were increases in service charges collected on deposit accounts, as well as increases in fees collected on loans and trust fee income. Partially offsetting these increases was a reduction in the amount of net realized gains from security sales.

OTTI charges posted against earnings relate to declines in the present value of the estimated cash flows of the Bank’s portfolio of Trust Preferred securities. The amount written-down for the nine months ended September 30, 2011 was $508,000, an improvement of $1,579,000 compared to a write-down of $2,087,000 for the same period in 2010. Valuations on the Bank’s Trust Preferred securities have generally correlated to the overall health of the banking industry and strength of the national economy. The amortized cost basis of the Trust Preferred securities at September 30, 2011 is $11.7 million and life-to-date OTTI write-downs total $5.1 million.

Service charges on deposit accounts rose to $289,000 for the three quarters ended September 30, 2011 from $270,000 for the same period in 2010, an increase of $19,000 or 6.9% increase. This increase was due to growth in savings deposits and transactional account balances during the period which provided a larger base on which to charge fees and also to higher overdraft fees collected.

Loan fees and other income increased by $45,000 or 10.2% to $482,000 for the nine months ended September 30, 2011 from $437,000 for the same period in 2010. Interest rates have declined steadily over the past two years, which has led to increased customer refinancing activity. In this environment, Mainline realized higher fee income from the origination and sale of residential loans in secondary markets as well as fees collected from commercial loan modifications and/or refinancing.

Trust and brokerage fee income increased to $266,000 for the nine months ended September 30, 2011 from $249,000 for the same period in 2010, a $17,000 or 7.0% increase. This increase in fee income is due mostly to higher levels of trust assets under management.

Realized security gains and losses declined to a net $19,000 for the three quarters ended September 30, 2011 from a net $193,000 for the same period in 2010. Amounts realized during 2011 relate to normal security sales made as part of Mainline’s ongoing management of the investment portfolio. Included in the 2010 gain was a large one-time gain realized upon a major restructuring and repositioning of the investment portfolio to better position the Bank’s balance sheet for an expected declining interest rate environment.

Operating Expenses. Total operating expenses for the nine months ended September 30, 2011 were $5,440,000 compared to $5,347,000 for the same period in 2010, an increase of $93,000 or 1.7%. Increases in salaries and benefits, data processing, legal and professional, loan servicing and FDIC insurance expenses were partially offset by decreases in occupancy, and pre-payment fees on borrowed funds.

Comparing the nine months ended September 30, 2011 with the same period in 2010, the following discussion further breaks down the variances in other operating expenses. Salaries and employee benefits increased to $2,759,000 from $2,688,000, a $71,000 or 2.6% increase, which consists of normal increases in salaries and wages, health care insurance and other employee benefits. Data processing costs increased to $423,000 from $404,000, a $19,000 or 4.9% increase, which relates mostly to the Bank converting its core data processing applications from an in-house system to an out-sourced environment. Legal and professional expense increased to $209,000 from $197,000, a $12,000 or 6.3% increase, related mostly to costs associated with the decision to seek a merger partner. Loan servicing and origination costs increased to $180,000 from $150,000, a $30,000 or 20% increase, due primarily to increased activity in the Bank’s indirect automobile lending program. FDIC insurance expense increased to $274,000 from $257,000, a $17,000 or 6.6% increase, due to both higher deposit balances subject to insurance coverage and to higher assessment rates. Occupancy and equipment expense decreased to $664,000 from $674,000, a $10,000 or 1.5% decrease, due to lower levels of depreciation expense. Finally, in 2010, the Bank paid early prepayment fees on advances from other financial institutions of $45,000 to pay-off borrowings prior to their final contractual maturity. There were no such fees during the nine month period in 2011.

Income taxes. Income tax benefits of $62,000 and $419,000 were recorded for the nine month periods ended September 30, 2011 and 2010, respectively. A federal tax rate of 34% was applicable to taxable income in both periods. The decrease in the tax benefit recorded is due to slightly lower levels of taxable net losses for the 2011 period.

Results of Operations

For the years ended December 31, 2010 as compared to December 31, 2009:

(dollars in thousands)
	2010	2009	$ change	% change
Interest income	$11,181	$12,271	(1,090)	-8.9%
Interest expense	3,701	4,404	(703)	-16.0%

Net interest income	7,480	7,867	(387)	-4.9%
Provision for loan losses	385	662	(277)	-41.8%

Net interest income after provision for loan losses	7,095	7,205	(110)	-1.5%
Other operating income	(884)	113	(997)	-882.3%
Other operating expenses	7,500	7,097	403	5.7%

Income (loss) before income taxes	(1,289)	221	(1,510)	-683.3%
Income tax expense (benefit)	(585)	(82)	503	613.4%

Net income (loss)	($704)	$303	(1,007)	-332.3%

Net Income (Loss). Mainline recorded a net loss of $704,000 for the year ended December 31, 2010 compared to net income of $303,000 for the year ended December 31, 2009, a decrease of $1.0 million, or 332.3%. Basic net loss per share was $3.19 for the year ended December 31, 2010 as compared to basic net income per share of $0.98 for the year ended December 31, 2009. The decrease in earnings was primarily attributable to higher OTTI charges on securities, lower net interest income and penalties paid to prepay FHLB advances. These decreases were partially offset by lower provisions for loan losses and a higher level of income tax benefits recognized.

Net Interest Income and Margin. Net interest income for the year ended December 31, 2010 decreased by $387,000 or 4.9%, compared to the same period in 2009. Net interest margin decreased to 3.17% from 3.34%, for the respective periods. The decrease in net interest income and net interest margin was driven by a continuing declining interest rate environment throughout the year.

Interest Income. Interest income for the year ended December 31, 2010 decreased by $1.1 million, or 8.9% to $11,181,000 from $12,271,000 for the same period in 2009. This decrease includes decreases of $268,000 or 3.3% in interest on loans and $822,000 or 20.4% in interest from investments. The average balance of loans outstanding increased to approximately $141.2 million for the year ended December 31, 2010 from

$140.2 million for 2009, while loan yields during the respective periods fell from 5.91% to 5.74%. Average investment balances increased to $100.8 million for 2010 from $96.6 million for 2009 with investment yields declining to 3.24% from 4.20%.

During 2010, interest rates continued the declining trend started at the onset of the financial crisis in 2007. the Bank’s balance sheet structure is similar to most other banks, with liabilities and deposits having shorter maturities than assets. Thus, during the beginning of this declining rate cycle, the Bank’s margins increased, as deposit rates fell at a faster pace than loan rates. Now, as the cycle persists, margins are decreasing as loan yields continue to fall.

Interest Expense. Interest expense for the year ended December 31, 2010 decreased by $703,000, or 16.0% to $3,701,000 from $4,404,000 for the same period in 2009. This decrease includes a $557,000 or 15.4% decrease in interest expense on deposits and a $146,000 or 18.4% decrease in interest on borrowed funds. The decrease in interest expense on deposits was due to lower average rates paid and lower average balances on certificates of deposit and money market accounts. Most certificates of deposit that matured and renewed over the periods were originated in a higher rate environment. The overall cost of interest bearing deposits fell to 1.67% for the year ended December 31, 2010 from 1.99% for the same period in 2009. The average balance of borrowed funds outstanding decreased by $5.2 million from $22.4 million in 2009 to $17.2 million in 2010 as the Bank continued to intentionally de-leverage its balance sheet.

Provisions for Loan Losses. Provisions for loan losses charged to operations are based on management’s judgment after considering a variety of factors, including current economic conditions, diversification of the loan portfolio, and delinquency statistics. Also considered by management in determining the amounts charged to operations are the evaluations done by the internal loan review function, regulators’ analysis performed in connection with regulatory examinations, previous experience and the general financial condition of the borrower. Provisions for loan losses charged to operations in 2010 were $385,000 compared to $662,000 charged in 2009. The decrease in the provision for loan losses reflects a decrease in the level of classified loans and loans charged-off in the respective periods. For additional comments about Mainline’s credit risk see the discussion under “Loan Quality and Allowance for Loan Losses”.

Other Operating Income (Loss). Mainline recorded negative operating income of $884,000 for the year ended December 31, 2010, a decrease of $997,000 or 882.3% compared to income of $113,000 recorded in 2009. This decrease is due mostly to $759,000 of higher OTTI losses in 2010 than in 2009. OTTI charges posted against earnings in 2010 and 2009 relate to declines in the present value of the estimated cash flows of the Bank’s portfolio of Trust Preferred securities. The amount written-down for the year ended December 31, 2010 was $2.6 million, compared to a write-down of $1.8 million in 2009. Valuations on the Bank’s Trust Preferred securities have generally correlated to the overall health of the banking industry and strength of the national economy.

Service charges on deposit accounts fell to $364,000 for the year ended December 31, 2010 from $417,000 for 2009, a decrease of $53,000 or 12.7%. This decrease was due mostly to lower non-sufficient funds, or NSF, charges received from customers. Most other banks also saw declines in NSF fee income during 2010, which is typical in recessionary periods, as customer saving rates and checking account balances rise in response to the economic uncertainty.

Realized security gains and losses declined to a net $338,000 for the year ended December 31, 2010 from a net $632,000 for the same period in 2009. Amounts realized during 2009 included a large one-time gain realized upon a major restructuring and repositioning of the investment portfolio to better position the Bank’s balance sheet for an expected declining interest rate environment.

Operating Expenses. Total operating expenses for the year ended December 31, 2010 were $7,500,000 compared to $7,097,000 for the same period in 2009, an increase of $403,000 or 5.7%. Increases in salaries and benefits, data processing, legal and professional and pre-payment fees on borrowed funds were partially offset by decreases in FDIC insurance expenses, occupancy and other expenses.

Comparing the year ended December 31, 2010 with the same period in 2009, the following discussion further breaks down the variances in other operating expenses. Salaries and employee benefits increased to $3,652,000 from $3,565,000, an $87,000 or 2.4% increase, which consists of normal increases in salaries and wages, health care insurance and other employee benefits. Data processing costs increased to $535,000 from $407,000, a $128,000 or 31.4% increase, which relates mostly to the Bank converting its core data processing applications from an in-house system to an out-sourced environment. Legal and professional expense increased to $257,000 from $221,000, a $36,000 or 16.3% increase, related mostly to costs associated with issuing preferred stock to participate in the TARP program. FDIC insurance and regulatory expense decreased to $426,000 from $537,000, a $111,000 or 20.7% decrease, due to lower assessment rates. Occupancy and equipment expense decreased to $883,000 from $893,000, a $10,000 or 1.1% decrease, due to lower levels of depreciation expense. Finally, in 2010, the Bank paid early prepayment fees on advances from other financial institutions of $356,000 to pay-off borrowings prior to their final contractual maturity. There were no such fees during 2009.

Income taxes. Income tax benefits of $585,000 and $82,000 were recorded for the years ended December 31, 2010 and 2009, respectively. A federal tax rate of 34% was applicable to taxable income in both periods. The increase in the tax benefit recorded is due to significantly higher levels of taxable net losses for the 2010 period. Mainline’s effective tax rate for the years ended December 31, 2010 and 2009 were -45.4% and -36.9%, respectively.

Financial Condition

As of September 30, 2011 and December 31, 2010	September 30, 2011	December 31, 2010	$ Change	% Change
(dollars in thousands)
Cash on hand & in banks	$3,101	$3,221	(120)	-3.7%
Investments	83,110	92,391	(9,281)	-10.0%
Loans, net	137,857	139,580	(1,723)	-1.2%
Other assets	13,809	12,795	1,014	7.9%

Total assets	$237,877	$247,987	($10,110)	-4.1%

Deposits	$207,601	$209,946	(2,345)	-1.1%
Borrowed funds	6,585	16,060	(9,475)	-59.0%
Other liabilities	1,449	1,608	(159)	-9.9%
Shareholders’ equity	22,242	20,373	1,869	9.2%

Total liabilities & equity	$237,877	$247,987	($10,110)	-4.1%

Balance Sheet. Total assets at September 30, 2011 were $237,877,000, a decrease of $10,110,000 or 4.1% compared to total assets of $247,987,000 at December 31, 2010. Two primary objectives of Mainline’s 2011 strategic plan are to increase regulatory capital levels and improve the net interest margin. These goals are being simultaneously accomplished by deleveraging the balance sheet by paying down higher cost borrowings with the proceeds from maturing or called investment securities and also by utilizing a deposit pricing strategy which encourages run-off of certain high cost certificates of deposit.

Net loans outstanding decreased by $1,723,000 or 1.2% to $137,857,000 at September 30, 2011 from $139,580,000 at December 31, 2010. This decrease includes a decrease in residential mortgage loans of $2,964,000, or 12.2%, and a $1,485,000, or 2.2% decrease in commercial loans partially offset by an increase of $2,770,000, or 5.4% increase in consumer loans. Loan demand from qualified borrowers during the current economic downturn has been significantly lower than the Bank’s historical average, which has had a negative impact on all of the Bank’s loan portfolio balances. To help offset this trend, more aggressive business development efforts have been made, especially toward consumer and automobile lending.

Total investments decreased by $9,281,000 or 10.0% to $83,110,000 at September 30, 2011 from $92,391,000 at December 31, 2010. The primary purposes of Mainline’s investment portfolio are to provide a source of liquidity sufficient to meet deposit withdraws or loan funding demands, to assist in the management of interest rate risk and to secure certain public deposits. Once these primary objectives are met, the investment portfolio is then used to help maximize interest income as well as manage asset growth and capital ratios. In 2011, capital management goals dictated a decrease in Mainline’s investment portfolio size, and accordingly, purchases of new securities were less than the cash flows from maturities, calls and mortgage-backed securities run-off.

Mainline’s deposit base is comprised of demand deposits, NOW accounts, money market accounts, savings accounts, and other time deposits obtained from individuals and businesses within the communities where branch offices are located. Deposits decreased by $2,345,000 or 1.1% to $207,601,000 at September 30, 2011 from $209,946,000 at December 31, 2010. The decrease includes a decrease in certificates of deposit of $4,612,000, partially offset by an increase in transactional and savings accounts of $2,086,000. A non-aggressive certificate of deposit pricing policy was in effect for all of 2010 and 2011 that encouraged run-off of jumbo and rate sensitive deposit customers who did not have multiple relationships with the Bank.

Loan Quality and Allowance for Loan Losses. As of September 30, 2011, annualized charge-offs to total loans are less than 0.50% and past-due and non-accrual loans to total loans are 1.37%. The allowance for loan losses at September 30, 2011 was $2,018,000 or 1.44% of loans outstanding, compared to an allowance at December 31, 2010 of $1,973,000 or 1.39% of loans outstanding. Management believes reserve levels are adequate to absorb any probable losses in the loan portfolio.

Financial Condition

As of December 31, 2010 and December 31, 2009: (dollars in thousands)	December 31, 2010	December 31, 2009	$ Change	% Change
Cash on hand & in banks	$3,221	$44,020	(40,799)	-92.7%
Investments	92,391	59,554	32,837	55.1%
Loans, net	139,580	139,139	441	0.3%
Other assets	12,795	12,526	269	2.2%

Total assets	$247,987	$255,239	(7,252)	-2.8%

Deposits	$209,946	$216,337	(6,391)	-3.0%
Borrowed funds	16,060	16,335	(275)	-1.7%
Other liabilities	1,608	1,563	45	2.9%
Shareholders’ equity	20,373	21,004	(631)	-3.0%

Total liabilities & equity	$247,987	$255,239	(7,252)	-2.8%

Balance Sheet. Total assets at December 31, 2010 were $247,987,000, a decrease of $7,252,000 million or 2.8% compared to total assets of $255,239,000 at December 31, 2009. The decrease in assets year over year was primarily due to a decrease in Mainline’s cash on hand and in banks, partially offset be an increase in investment securities.

During the last few days of December 2009, a restructuring of the Bank’s investment portfolio was initiated to better position the balance sheet for a lower interest rate environment. Security sales were executed and settled in December 2009 with the corresponding reinvestment purchases not being completed until January 2010. The timing delays of this transaction resulted in temporarily higher than normal balances in cash on hand and in banks and lower than normal balances in investment securities over several weeks which included December 31,

2009. Thus, when comparing balances at December 31, 2010 to December 31, 2009, the decrease in cash on hand and in banks of $40,799, or 92.7% and the increase in investments of $32,837 or 55.1% were both due primarily to these transactions.

Net loans outstanding increased by $441,000 or 0.3% to $139,580,000 at December 31, 2010 from $139,139,000 at December 31, 2009. This increase includes an increase of approximately $3,462,000 or 5.5% year over year in commercial loans, partially offset by decreases in residential mortgage loans of $1,930,000, or 7.4%, and consumer loans of $730,000, or 1.4%, year over year. Loan demand from qualified borrowers during the current economic downturn has been significantly lower than the Bank’s historical average, which has had a negative impact on all the Bank’s loan portfolio balances.

Mainline’s deposit base is comprised of demand deposits, NOW accounts, money market accounts, savings accounts, and other time deposits obtained from individuals and businesses within the communities where branch offices are located. Deposits decreased by $6,391,000 or 3.0% to $209,946,000 at December 31, 2010 from $216,337,000 at December 31, 2009. The decrease includes a decrease in NOW accounts in the amount of $13,420,000, which was due primarily to the closing of one large commercial customer’s account which was considered unprofitable by management. Partially offsetting this decrease were increases in certificates of deposit, money market and savings accounts of $3,578,000. During past recessions, many banks experienced increases in deposit balances as customers increased their savings rate in response to the difficult economic times. This trend appeared to repeating itself in 2010 as the Bank experienced increases in most deposit categories.

Loan Quality and Allowance for Loan Losses. As of December 31, 2010, charge-offs, net of recoveries, to total loans were less than 0.04%. The allowance for loan losses at December 31, 2010 was $1,973,000 or 1.39% of loans outstanding, compared to an allowance at December 31, 2009 of $1,631,000 or 1.16% of loans outstanding. Management believes reserve levels are adequate to absorb any probable losses in the loan portfolio.

Non-Performing Assets

Non-performing assets include non-accrual loans, restructured loans, loans 90 days past due which are still accruing interest and other real estate owned (OREO). Non-accrual loans represent loans where interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress and the loan is performing according to the revised terms. The following is a summary of non-performing assets (dollars in thousands):

	September 30, 2011	December 31, 2010	December 31, 2009
Non-accrual loans	$1,786	$2,021	$1,037
Restructured loans	307	330	406
Loans 90 days past due and still accruing	130	12	13
Other real estate owned (OREO)	215	225	420

Total non-performing assets	$2,438	$2,588	$1,876

In addition, Mainline owns fifteen pooled Trust Preferred Securities, of which thirteen are considered other-than-temporarily impaired and OTTI charges have been recognized in current and/or prior periods. The issuers in these securities are primarily banks, but some of the pools include a limited number of insurance companies. Accrual of interest continues on these bonds, however, the majority of the interest payments have been suspended and accrued interest is capitalized according to the terms of the securities. OTTI credit related losses are recognized through net income, while market value related OTTI charges are recognized in other comprehensive income.

As of September 30, 2011, the Trust Preferred Securities portfolio has an amortized cost basis of $11,689,000 and a net book value of $836,000. Total capitalized interest included in the cost basis through September 30, 2011 totals $344,000. Cumulative life-to-date OTTI losses are $10,853,000, of which $5,142,000 relates to credit losses recognized through net income and $5,711,000 relates to market value losses included in other comprehensive income.

Capital Resources

Mainline seeks to maintain a strong capital base to support growth and allow for future business expansion, to provide stability to current operations, and to promote public confidence. Stockholders’ equity at September 30, 2011 increased to $22,242,000, an increase of $1,869,000 or 9.2% from $20,373,000 at December 31, 2010. Stockholders’ equity at December 31, 2010 decreased by $631,000 or 3.0% compared to $21,004,000 at December 31, 2009. Included in stockholders’ equity is the fair value adjustment (net of taxes) for securities classified as available for sale. These securities appreciated in value by a net $1,762,000 during the period from December 31, 2010 to September 30, 2011 and by $316,000 during the period from December 31, 2009 to December 31, 2010. Thus, excluding the securities appreciation, stockholders’ equity increased by $107,000 and decreased by $947,000 during the respective periods. The increase during the nine months ended September 30, 2011 resulted for the most part from net income of $218,000, partially offset by the preferred dividends on the CPP funds. The decrease during the year ended December 31, 2010 resulted for the most part from the net loss of $704,000 and the preferred dividends on the CPP funds. As of September 30, 2011, December 31, 2010, and December 31, 2009, Mainline’s capital position was well above all regulatory requirements.

Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Failure to meet capital requirements can initiate regulatory action.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of Total Capital and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2010 and 2009, that the Bank meets all capital adequacy requirements to which they are subject.

As of September 30, 2011, December 31, 2010 and 2009, the most recent notification from regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table (dollar figures are in thousands). There are no conditions or events since those notifications that management believes have changed those categories.

	Minimum Amounts
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2011:
Total capital (to risk-weighted assets)	$23,886	13.4%	$14,283	8.0%	$17,854	10.0%
Tier 1 capital (to risk-weighted assets)	22,014	12.3%	7,142	4.0%	10,712	6.0%
Tier 1 capital (to average assets)	22,014	9.2%	9,561	4.0%	11,951	5.0%

December 31, 2010:
Total capital (to risk-weighted assets)	$23,979	13.1%	$14,646	8.0%	$18,308	10.0%
Tier 1 capital (to risk-weighted assets)	22,057	12.1%	7,323	4.0%	10,985	6.0%
Tier 1 capital (to average assets)	22,057	9.0%	9,839	4.0%	12,299	5.0%

December 31, 2009:
Total capital (to risk-weighted assets)	$25,253	12.8%	$15,759	8.0%	$19,699	10.0%
Tier 1 capital (to risk-weighted assets)	23,622	12.0%	7,880	4.0%	11,820	6.0%
Tier 1 capital (to average assets)	23,622	9.5%	9,951	4.0%	12,439	5.0%

The amount of funds available to a parent from its subsidiary bank is limited for all national banks by restrictions imposed by the OCC. Under such restrictions, the Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. However, in order to keep capital commensurate with the risk profile of the Bank, the board of directors, upon agreement with the Bank’s regulators, has taken action to establish and maintain minimal capital ratio levels for the Bank’s Tier 1 Capital to average assets at 8.0%, Tier 1 Capital to risk-weighted assess at 11.0% and total capital to risk-weighted assets at 12.0%. Management believes that as of September 30, 2011, the Bank has met all capital adequacy requirements to which it is subject.

Off-Balance Sheet Arrangements

The Bank, in the normal course of its business, is party to financial instruments with off-balance-sheet risk. These instruments are required to meet the financial needs of its customers and include such instruments as unused lines of credit, letters of credit and other loan commitments. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

The Bank’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, is represented by the contractual or notional amount of those instruments, although material losses are not anticipated. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The following table identifies the contract or notional amount of those instruments:

(dollars in thousands)	September 30, 2011	December 31, 2010	December 31, 2009
Financial instruments whose contract amounts represent risk:
Commitments to extend credit	$26,537	$28,855	$29,815

Interest rate range	2.00% to 13.50%	3.00% to 13.50%	3.00% to 13.50%

Standby letters of credit	$2,276	$2,265	$2,075

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extensions of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial properties. On loans secured by real estate, the Bank generally requires loan to value ratios of no more than 80%.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

Critical Accounting Policies

The foregoing discussion and analysis of financial condition and results of operations is based upon Mainline’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or US GAAP. US GAAP is complex and requires management to apply significant judgment to various accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. Actual results may differ from these estimates under different assumptions or conditions. In management’s opinion, the most critical accounting policies and estimates impacting Mainline’s consolidated financial statements are listed below. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements.

Nature of Operations:

Mainline is a one-bank holding company. The Bank operates under a national bank charter and is subject to regulation by the Office of the Comptroller of the Currency. The Bank operates from eight branches throughout Cambria and Blair Counties, with customers in Central and Western Pennsylvania. The Bank’s principal business consists of attracting customer deposits and investing those deposits primarily in securities and single family residential, commercial and consumer loans. The Bank also provides trust services. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area. During 2008, the Bank formed a subsidiary, Heritage Financial Services, a consumer discount and finance business.

Interest Bearing Deposits in Other Financial Institutions:

Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Securities:

Securities classified as available for sale are those securities that Mainline intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of Mainline’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related taxes.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for OTTI on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairments split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans:

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances net of unearned interest and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees are deferred and recognized as an adjustment of the yield (interest income) of the related loans. Mainline is generally amortizing these amounts over the contractual life of the loan.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses:

The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for probable incurred credit losses. Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, the nature and volume of the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Troubled debt restructurings are measured at the present value of estimated future cash flows using the loan’s effective rate as inception.

Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Mainline does not separately identify individual consumer and residential loans for impairment disclosures.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by Mainline over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

Earnings (Loss) Per Share:

Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. The shares held by Mainline’s Employee Stock Ownership Plan are considered outstanding for this calculation unless unearned. Diluted earnings per share reflects the potential dilution of options exercised or converted into common stock that then share in the earnings of Mainline.

Security Ownership of Certain Beneficial Holders of Mainline

The table below sets forth information, as of the record date, concerning (a) each person that is known to us to be the beneficial owner of more than 5% of Mainline’s common stock, (b) each of Mainline’s directors and executive officers and (c) all of Mainline’s directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on the record date, Mainline had 309,605 shares of common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the record date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
5% or greater shareholders

Randolph P. Stager (2)
Vice Chairman of the Board	18,434	5.62%

Current Officers and Directors (exclusive of Mr. Stager, whose beneficial ownership is referenced under the heading 5% or greater shareholders)

Dennis M. McGlynn (3)
Chairman of the Board	9,205	2.89%
Frank A. Ashbridge (4)
Director	3,519	1.12%
Larry P. Fronheiser (5)
Director	1,995	*
John P. Halicky
Director	22	*
William J. Hoyne (6)
Director, President and Chief Executive Officer	10,416	3.25%
R. Jeffrey Kimball (7)
Director	2,247	*
Timothy A. Bracken (8)
Executive Vice President, Chief Financial Officer and Chief Operating Officer	5,484	1.74%

All officers and directors as a group (8 persons)	51,322	15.99%

*	Less than 1 percent
(1)	The address of each 5% shareholder, director and executive officer is c/o Mainline Bancorp, Inc., 325 Industrial Park Road, Ebensburg, PA 15931-4117.
(2)	Includes (i) 6,000 shares held by a family trust of which Mr. Stager is a co-trustee and (ii) options to purchase 1,500 shares that are currently exercisable by Mr. Stager at exercise prices between $63.50 and $66.25 per share; Mr. Stager shares voting and dispositive power of the shares held by the trust with the other trustees.
(3)	Includes options to purchase 5,280 shares that are currently exercisable by Mr. McGlynn at exercise prices between $61.50 and $66.25 per share.
(4)	Includes options to purchase 2,000 shares that are currently exercisable by Mr. Ashbridge at exercise prices between $63.50 and $66.25 per share.
(5)	Includes options to purchase 1,500 shares that are currently exercisable by Mr. Fronheiser at exercise prices between $63.50 and $66.25 per share
(6)	Includes (i) options to purchase 9,500 shares that are currently exercisable by Mr. Hoyne at exercise prices between $61.50 and $66.25 per share and (ii) 816 shares that are held by the Mainline Bancorp, Inc. Employee Stock Ownership Plan, or the KSOP, for the benefit of Mr. Hoyne.
(7)	Includes options to purchase 2,000 shares that are currently exercisable by Mr. Kimball at exercise prices between $63.50 and $66.25 per share.
(8)	Includes (i) options to purchase 4,750 shares that are currently exercisable by Mr. Bracken at exercise prices between $61.50 and $66.25 per share and (ii) 599 shares that are held by Mainline’s KSOP for the benefit of Mr. Bracken.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Mainline shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, which we refer to as the PBCL, and Mainline’s articles of incorporation and by-laws. The rights of S&T shareholders are governed by Pennsylvania law, including the PBCL, and S&T’s articles of incorporation and by-laws.

Upon consummation of the merger, Mainline shareholders who elect to receive S&T common stock as part of their merger consideration will become S&T shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and by-laws of S&T and Pennsylvania law.

A comparison of the rights of Mainline and S&T shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to Pennsylvania law and the respective articles of incorporation and by-laws of Mainline and S&T.

Authorized Capital

Mainline. Mainline is authorized to issue 10,000,000 shares of common stock, without par value, and 10,000 shares of preferred stock, par value $0.01 per share.

S&T. S&T is authorized to issue 50,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, without par value.

Annual Meetings of Shareholders

Mainline. Mainline’s by-laws provide that an annual meeting will be held on such date and time as may be fixed by the board of directors.

S&T. S&T’s by-laws provide that an annual meeting will be held at such date or hour as the board of directors may from time to time determine.

Special Meetings of Shareholders

Mainline. Special meetings of the Mainline shareholders can be called by Mainline’s board of directors or by the shareholders entitled to cast at least twenty percent of the vote that all shareholders are entitled to cast at the particular meeting.

S&T. Special meetings of the S&T shareholders can be called by S&T’s board of directors, its president, or by the shareholders entitled to cast at least one-fifth of the vote which all shareholders are entitled to cast at the particular meeting.

Cumulative Voting

Mainline. Mainline’s articles of incorporation do not prohibit, and its by-laws permit, cumulative voting in the election of directors.

S&T. S&T’s articles of incorporation prohibit cumulative voting in the election of directors.

Shareholder Nomination of Directors

Mainline. There are no provisions in Mainline’s by-laws that address the nomination of directors.

S&T. Nomination of directors may be made by the Nominating and Corporate Governance Committee or by any shareholder of any outstanding class of capital stock of S&T entitled to vote for the election of directors. Nominations, other than those made by the Nominating and Corporate Governance Committee, must be submitted to the Secretary in writing not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the date of the meeting.

Number of Directors

Mainline. The number of Mainline directors will be between not less than five and not more than twenty five as Mainline’s board of directors may determine from time to time. Mainline’s board of directors currently has seven directors.

S&T. The number of S&T directors will be not less than twelve nor more than twenty-five as a majority of S&T’s board of directors may determine. S&T’s board currently consists of sixteen directors.

Director Qualifications

Mainline. Each Mainline director must be a natural person of full age who need not be a resident of Pennsylvania or a Mainline shareholder. A Mainline director will retire from the board at the age of 70; provided, however, that upon reaching the age of 70 a director may hold office until the expiration of the term for which the director was elected.

S&T. Each newly elected or appointed S&T director must be under 75 years of age. Any S&T director who attains the age of 75 years will cease to be a director (without any action on his/her part) as of the next annual meeting. Each S&T director must own the number of shares (if any) required by law to qualify as director.

Election of Directors

Mainline. The Mainline board of directors is divided into three classes, as nearly equal in number as possible, with each class being elected annually for a three-year term.

S&T. The S&T board of directors are elected annually to a one-year term.

Vacancies

Mainline. Mainline’s by-laws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board even though less than quorum. Each person so selected will serve for the balance of the unexpired term and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

S&T. S&T’s by-laws provide that if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the board may fill the vacancy, or, if the directors in office constitute fewer than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of all the directors in office. The shareholders may fill a vacancy only if there are no directors in office. A director elected to fill a vacancy shall serve only until the election of directors by the shareholders.

Special Meetings of the Board

Mainline. Special meetings of Mainline’s board of directors may be held whenever called by the chairman or by two or more of the directors. Notice of every special meeting of the board of directors must be given to each director by telephone or in writing at least 24 hours (in the case of notice by telephone, telex, TWX or telecopier) or 48 hours (in the case of notice by telegraph, courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice must state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in the notice.

S&T. Special meetings of S&T’s board of directors may be called by the President or at the request of three or more members of the board. Written or printed notice of the time and place of the special meeting must be given by the Secretary to each member of the board of directors at least 24 hours before the time of such meeting, and does not need to specify the business to be transacted at the meeting.

Pennsylvania Anti-Takeover Provisions

Under Pennsylvania business corporation law, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. S&T is a registered corporation under the PBLC and has opted out of the anti-takeover provisions listed in (i) and (ii) above. Mainline is not a registered corporation and is therefore not subject to these anti-takeover provisions. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Voting Rights

Amendment of Articles of Incorporation.

Pennsylvania law provides that shareholders of a registered corporation, such as S&T, are not entitled by statute to propose amendments to the articles of incorporation. By contrast, under Pennsylvania law, an amendment to the articles of incorporation for an “unregistered corporation”, such as Mainline, can only be proposed (1) by adoption by the board of directors of a resolution setting forth the proposed amendment; or (2) unless otherwise provided in the articles, by petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast on the proposed amendment. The shareholder petition must set forth the proposed amendment, be directed to the board of directors and filed with the secretary of the corporation.

Except where the approval of the shareholders is unnecessary, the board of directors will then direct that the proposed amendment be submitted to a vote of the shareholders entitled to vote on the proposed amendment. An amendment proposed pursuant to paragraph (2) above is required to be submitted to a vote either at the next annual meeting held not earlier than 120 days after the amendment is proposed or at a special meeting of the shareholders called for that purpose by the shareholders.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Mainline. Mainline’s has not opted-put of the statutory process by which shareholders of an unregistered corporation may propose amendments to its articles of incorporation, and Mainline’s articles may be amended as provided under Pennsylvania law.

S&T. S&T’s shareholders are not entitled by statute to propose amendments to the articles of incorporation. S&T’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Article 9 (Classification of Directors) or Article 12 (Shareholder Action) requires the affirmative vote of holders of at least 66 2/3% of the votes that all shareholders are entitled to cast thereon at a regular or special meeting of shareholders.

Amendment of By-laws.

Mainline. Mainline’s by-laws may be amended or repealed, or new bylaws may be adopted, either (i) by vote of the shareholders at any duly organized annual or special meeting of shareholders, or (ii) with respect to those matters that are not by statute committed expressly to the shareholders and regardless of whether the shareholders have previously adopted or approved the by-law being amended or repealed, by vote of a majority of the board of directors of the corporation in office at any regular or special meeting of directors.

S&T. S&T’s by-laws may be amended by a majority vote of the board of directors at any regular or special meeting of the board duly convened.

Required Vote for Certain Business Combinations.

Mainline. A plan of merger or consolidation of Mainline requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Further, if the merger or consolidation effects any change in Mainline’s articles of incorporation, the holders of any class or series of Mainline shares that is a party to the merger or consolidation will be entitled to vote as a class on the plan if they would have been entitled to a class vote had the change been accomplished as an amendment of Mainline’s articles. A proposed plan of merger or consolidation shall not be adopted by Mainline unless it has also been approved by Mainline’s board of directors, regardless of the fact that the board has directed or suffered the submission of the plan to Mainline’s shareholders for action.

S&T. Any plan or proposal for the merger, consolidation, liquidation or dissolution of S&T, or any action that would result in the sale or other disposition of all or substantially all of the assets of S&T, will require the affirmative vote of the holders of at least 66  2/3% of the outstanding shares of common stock.

MARKET PRICE AND DIVIDEND INFORMATION

S&T common stock is listed on The Nasdaq Global Select Market under the symbol “STBA.” Mainline’s common stock is traded locally on the OTCBB market under the symbol “MNPA.” Trading in Mainline common stock is limited in volume and does not occur daily. As a result of the limited established public trading market for Mainline common stock, the over-the-counter market quotations below may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions or private transactions not effected through the OTCBB. The following table sets forth the high and low sales prices of shares of S&T and Mainline’s common stock and the quarterly cash dividends declared per share for the periods indicated.

	S&T Common Stock				Mainline Common Stock
	High	Low	Dividend		High	Low	Dividend
2009
First Quarter	$35.54	$17.55	$0.31		$40.00	$40.00	$0.17
Second Quarter	25.24	11.62	0.15		20.50	5.00	$0.17
Third Quarter	18.25	10.49	0.15		19.75	18.00	—
Fourth Quarter	17.82	12.15	0.00	(1)	25.00	24.75	—

2010
First Quarter	$22.22	$15.75	$0.15		21.00	21.00	—
Second Quarter	25.84	19.52	0.15		N/A	N/A	—
Third Quarter	22.29	16.64	0.15		N/A	N/A	—
Fourth Quarter	23.91	17.00	0.15		21.50	21.00	—

2011
First Quarter	$23.86	$20.90	$0.15		22.50	21.50	—
Second Quarter	22.23	16.65	0.15		N/A	N/A	—
Third Quarter	19.46	15.21	0.15		25.00	21.75	—
Fourth Quarter	20.67	15.21	0.15		55.00	40.50	—

(1)	S&T’s board of directors approved a change in timing of the declaration and payment of dividends to provide better alignment with quarterly earnings beginning in the fourth quarter of 2009. The board of directors declared a $0.15 per common share cash dividend at its meeting held January 18, 2010. The dividend was payable February 25, 2010 to common shareholders of record on February 1, 2010.

On September 13, 2011, the last full trading day before the public announcement of the merger agreement, the closing price of shares of S&T common stock as reported on The Nasdaq Stock Market was $16.93. On January 27, 2012, the last practicable trading day before the date of this proxy statement/prospectus, the closing price of shares of S&T common stock as reported on The Nasdaq Stock Market was $21.72.

Both S&T and S&T Bank are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

Mainline shareholders are advised to obtain current market quotations for S&T common stock. The market price of S&T common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of S&T common stock before or after the effective date of the merger.

Mainline common stock trades only sporadically under the symbol “MNPA” on the OTCBB. On September 13, 2011, the last full trading day before the public announcement of the merger agreement, the closing price of shares of Mainline common stock as reported on OTCBB was $23.50, which was the closing price of Mainline common stock for the last trade made on September 12, 2011. No trades were made on September 13, 2011. On January 27, 2012, the last practicable trading day before the date of this proxy statement/prospectus, the last trading price of Mainline common stock as reported on the OTCBB was $55.00, and the last trade was made on November 17, 2011.

As of the record date, there were 309,605 shares of Mainline common stock outstanding, which were held by 404 holders of record.

Mainline Preferred Stock

On December 29, 2009, as part of the CPP, Mainline issued to the Department of Treasury 4,500 shares of newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A Preferred Stock, and warrants, or the Warrants, to acquire an additional 225 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or the Series B Preferred Stock and, together with the Series A Preferred Stock, referred to as the Preferred Stock, for an aggregate purchase price of $4,500,000 in cash. Subsequent to the closing, the U.S. Treasury exercised the Warrants and Mainline issued 225 shares of the Series B Preferred Stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series B Preferred Stock pays cumulative dividends at a rate of 9% per annum.

Mainline may redeem the Preferred Stock at any time subject to the approval of its primary regulator. Neither series of the Preferred Stock is subject to any contractual restrictions on transfer, except that the U.S. Treasury or any of its transferees may not effect any transfer that, as a result of such transfer, would require Mainline to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

Mainline’s ability to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock is subject to restrictions, effectively eliminating Mainline’s ability to declare dividends to common shareholders during the time the Preferred Stock is outstanding. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Preferred Stock and (b) the date on which the Preferred Stock has been redeemed in whole or the U.S. Treasury has transferred all of the Preferred Stock to third parties, except that, after the third anniversary of the date of issuance of the Preferred Stock, if the Preferred Stock remains outstanding at such time, Mainline may not increase its common dividends per share without obtaining consent of the U.S. Treasury.

Under the terms of the Merger Agreement, Mainline is required to use its reasonable best efforts to cause the repurchase or redemption of the Preferred Stock concurrently with or immediately after the consummation of the merger.

LEGAL MATTERS

The validity of the S&T common stock to be issued in connection with the merger will be passed upon for S&T by Arnold & Porter LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for S&T by Arnold & Porter LLP.

EXPERTS

The consolidated financial statements of S&T Bancorp, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

MAINLINE 2012 ANNUAL MEETING SHAREHOLDER PROPOSALS

Mainline will hold a 2012 annual meeting of shareholders only if the merger is not completed as contemplated by the merger agreement. If it is determined that the merger will not be completed as contemplated by the merger agreement, Mainline will provide notice of the date fixed for the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

S&T has filed with the SEC a registration statement under the Securities Act that registers the distribution to Mainline shareholders of the shares of S&T common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of S&T and a proxy statement of Mainline for its special meeting. The registration statement, including the attached exhibits, contains additional relevant information about S&T and Mainline stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like S&T, who file electronically with the SEC. The address of the website is http://www.sec.gov. The reports and other information filed by S&T with the SEC are also available at S&T’s internet website. The address of the site is http://www.stbancorp.com.

Mainline is a privately-held company and does not file reports with the SEC. Mainline’s website address is http://www.mainlinebank.net.

Information on any S&T or Mainline website is not part of this proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this proxy statement/prospectus.

The SEC allows S&T to incorporate by reference information in this proxy statement/prospectus. This means that S&T can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

The following documents filed by S&T (Commission File No. 000-12508) with the SEC are hereby incorporated in this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2010

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2011; June 30, 2011; and September 30, 2011;

•

Current Reports filed on Form 8-K dated January 18, 2011; February 24, 2011; April 27, 2011; May 3, 2011; July 26, 2011; September 16, 2011; October 25, 2011 December 7, 2011 and January 24, 2012 (in each case except to the extent furnished but not filed);

•	The Definitive Proxy Statement for the 2011 annual meeting of shareholders; and

•	The description of the Common Stock which is contained in S&T’s Form 8-K dated January 31, 2008 including any amendment or report filed for the purpose of updating such description.

All documents filed by S&T pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement/prospectus but before the earlier of (1) the date of the Mainline special meeting, or (2) the termination of the merger agreement, are hereby incorporated by reference into this proxy statement/prospectus and shall be deemed a part of this proxy statement/prospectus from the date they are filed (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

S&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to S&T, and Mainline has supplied all information relating to Mainline.

Documents incorporated by reference are available from S&T without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, PA 15701

Attention: Investor Relations

Telephone: (800) 325-2265

Mainline shareholders requesting documents should do so by February 27, 2012 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents, S&T will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither S&T nor Mainline has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

This proxy statement/prospectus contains a description of the representations and warranties that each of S&T and Mainline made to the other in the merger agreement. Representations and warranties made by S&T, Mainline and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this proxy statement/prospectus or are incorporated by reference into this proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding S&T or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF

SEPTEMBER 14, 2011

BY AND BETWEEN

S&T BANCORP, INC.

AND

MAINLINE BANCORP, INC.

- i -

TABLE OF CONTENTS (cont’d)

- ii -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 14, 2011 (this “Agreement”), is by and between S&T Bancorp, Inc. (“Purchaser”), a Pennsylvania corporation, having its principal place of business at 800 Philadelphia Street, Indiana, Pennsylvania 15701-3921, and Mainline Bancorp, Inc. (“Seller”), a Pennsylvania corporation, having its principal place of business at 325 Industrial Park Road, Ebensburg, PA 15931-4117.

RECITALS

A. The Proposed Transaction. The parties intend to effect a business combination through the merger of Seller with and into Purchaser (the “Parent Merger”).

B. Board Determination. The respective boards of directors of Purchaser and Seller have each determined that the Parent Merger and the other transactions contemplated hereby are consistent with and will further their respective business strategies and goals and are in the best interests of their respective shareholders and, therefore, have approved the Parent Merger, this Agreement and the plan of merger contained in this Agreement.

C. Intended Tax Treatment. The parties intend the Parent Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I —

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below (such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Accommodation Stock Conversion Number” has the meaning set forth in Section 3.01(h).

“Acquisition Proposal” has the meaning set forth in Section 6.06(a).

“Anticipated Stock Conversion Number” has the meaning set forth in Section 3.01(h).

“Affiliate Agreements” has the meaning set forth in Section 5.02(k)(i)(N).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“All Cash Election” has the meaning set forth in Section 3.01(b)(ii).

“All Stock Election” has the meaning set forth in Section 3.01(b)(i).

“Bank” means Mainline National Bank, a national bank organized under the laws of the United States and a wholly-owned subsidiary of Seller.

“Banking Department” means the Pennsylvania Department of Banking.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Cash Consideration” has the meaning set forth in Section 3.01(a)(i).

“Cash Election Shares” has the meaning set forth in Section 3.01(i)(i).

“Cash Proration Factor” has the meaning set forth in Section 3.01(i)(ii)(B).

“Claim” has the meaning set forth in Section 6.13(h).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” has the meaning set forth in Recital C.

“Common Stock Consideration” has the meaning set forth in Section 3.01(a)(i).

“Common Stock Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).

“Company-Owned Stock” shall mean shares of Seller Common Stock held by Seller or any of its Subsidiaries or by Purchaser or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Continuing Employees” has the meaning set forth in Section 6.13(a).

“Covered Parties” has the meaning set forth in Section 6.13(i).

“CRA” has the meaning set forth in Section 5.02(j)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Seller Shares” has the meaning set forth in Section 3.01(j)(i).

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.04.

“Effective Time” means the time on the Effective Date as provided for in Section 2.03.

“Election” means an All Cash Election, an All Stock Election or a Mixed Election.

“Election Deadline” has the meaning set forth in Section 3.01(e).

“Election Form” has the meaning set forth in Section 3.01(e).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“EPCRS” has the meaning set forth in Section 5.02(m)(vii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.02(m)(i).

“ESOP” has the meaning set forth in Section 5.02(m)(xiv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.04(a).

“FDIA” has the meaning set forth in Section 5.02(c)(iv).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of Cleveland, acting under delegated authority.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

“Indemnified Parties” has the meaning set forth in Section 6.13(h).

“Information” has the meaning set forth in Section 6.21.

“Insurance Amount” has the meaning set forth in Section 6.13(j).

“IRS” means the Internal Revenue Service.

The term “knowledge” means the actual knowledge after reasonable investigation (i) with respect to Seller, by the officers and directors of Seller or Bank and (ii) with respect to Purchaser, by any officer with the title of not less than a senior vice president.

“Letter of Transmittal” has the meaning set forth in Section 3.04(b).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.

“Material Adverse Effect” means, with respect to Seller or Purchaser, any effect that (i) is material and adverse to the financial position, results of operations or business of Seller and its Subsidiaries taken as a whole, or Purchaser and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Seller or Purchaser to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party due to (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (ii) any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally, (iii) any change, circumstance, development, condition or occurrence in economic, business, or financial conditions generally or affecting the banking business, including changes in interest rates to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (iv) actions and omissions of a party hereto (or any of its Subsidiaries) taken at the direction of the other party in contemplation of the transactions contemplated hereby or taken as specifically provided in this Agreement, (v) the direct effects of the announcement of this Agreement and compliance with its terms on the operating performance of the party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, and (vi) any item Previously Disclosed in a party’s Disclosure Schedule.

“Material Contracts” has the meaning set forth in Section 5.02(k)(ii).

“Material Regulatory Event” has the meaning set forth in Section 7.03(c)

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as described in Section 2.01 and Section 2.02, respectively.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Mixed Election” has the meaning set forth in Section 3.01(b)(iii).

“Nasdaq” means The Nasdaq Stock Market, Inc.

“New Certificates” has the meaning set forth in Section 3.04(a).

“Non-Election Proration Factor” has the meaning set forth in Section 3.01(i)(ii)(A).

“Non-Election Shares” has the meaning set forth in Section 3.01(b)(iv).

“OCC” means the Office of the Comptroller of the Currency.

“Old Certificates” has the meaning set forth in Section 3.04(a).

“Parent Merger” has the meaning set forth in Recital A.

“PBCL” means the Pennsylvania Business Corporation Law.

“Person” has the meaning set forth in Section 5.02(k)(i)(D).

“Plans” has the meaning set forth in Section 5.02(m)(i).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule. Disclosure of any information, agreement, or other item in a party’s Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that Section if such information is explicitly discussed in that Section of the Disclosure Schedule or if such other Section shall be cross-referenced in another Section of the Disclosure Schedule.

“Proxy/Prospectus” has the meaning set forth in Section 6.03(a).

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Articles” means the Articles of Incorporation of Purchaser, as amended.

“Purchaser Bank” means S&T Bank, a banking corporation organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Purchaser.

“Purchaser Board” means the Board of Directors of Purchaser.

“Purchaser Bylaws” means the Bylaws of Purchaser, as amended.

“Purchaser Capital Stock” collectively means the Purchaser Common Stock and Purchaser Preferred Stock.

“Purchaser Common Stock” means the common stock, $2.50 par value, of Purchaser.

“Purchaser Preferred Stock” means the preferred stock, no par value, of Purchaser and includes the Purchaser Original Preferred Stock, Purchaser Series B Preferred Stock and Purchaser Series C Preferred Stock.

“Purchaser Original Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value and liquidation value $1,000 per share, of Purchaser.

“Purchaser Series B Preferred Stock” has the meaning set forth in Section 3.01(a)(ii).

“Purchaser Series C Preferred Stock” has the meaning set forth in Section 3.01(a)(iii).

“Purchaser SEC Documents” has the meaning set forth in Section 5.03(f)(i).

“Purchaser Share Price” has the meaning set forth in Section 3.01(a)(i).

“Purchaser Welfare Plans” has the meaning set forth in Section 6.13(a).

“RAP Cycle” has the meaning set forth in Section 5.02(m)(vii).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Action” has the meaning set forth in Section 6.11(c).

“Regulatory Authority” shall mean any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities (including, without limitation, the Banking Department, the FRB, the FDIC, the OCC, the Department of the Treasury and the SEC).

“Representatives” has the meaning set forth in Section 6.06(a).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Articles” means the Articles of Incorporation of Seller, as amended.

“Seller Board” means the Board of Directors of Seller.

“Seller Bylaws” means the Bylaws of Seller.

“Seller Common Stock” means the common stock, par value $0.01 per share, of Seller.

“Seller Common Shareholders” means the holders of the Seller Common Stock.

“Seller Financial Statements” has the meaning set forth in Section 5.02(g)(i).

“Seller Meeting” has the meaning set forth in Section 6.02.

“Seller Off Balance Sheet Transaction” has the meaning set forth in Section 5.02(u).

“Seller Series A Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share and liquidation value $1,000 per share, of Seller.

“Seller Series B Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share and liquidation value $1,000 per share, of Seller.

“Seller Stock Option” has the meaning set forth in Section 3.06.

“Seller TARP Stock” means all of the issued and outstanding Seller Series A Preferred Stock and Seller Series B Preferred Stock, collectively.

“Seller Welfare Plans” has the meaning set forth in Section 6.13(a).

“Series A Preferred Consideration” has the meaning set forth in Section 3.01(a)(ii).

“Series B Preferred Consideration” has the meaning set forth in Section 3.01(a)(iii).

“Shortfall Number” has the meaning set forth in Section 3.01(i)(ii).

“Significant Subsidiary” has the meaning set forth in Section 6.06(a).

“Stock Conversion Number” means the Anticipated Stock Conversion Number or the Accommodation Stock Conversion Number, if any chosen by Purchaser in its sole discretion.

“Stock Election Number” has the meaning set forth in Section 3.01(h).

“Stock Proration Factor” has the meaning set forth in Section 3.01(i)(i).

“Subsidiary,” “Subsidiaries” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.02(o).

“Takeover Provisions” has the meaning set forth in Section 5.02(o).

“TARP” means the Troubled Asset Relief Program.

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, duties, tariffs, imposts, other assessments and other similar fees or similar charges, however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), the liability for which is imposed by any government or taxing authority, by contractual agreement, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another person, or otherwise including, without limitation, all income, franchises, windfall or other profits, gross receipts, license, property, sales, use, service, service use, capital stock, payroll, employment, social security, disability, severance, workers’ compensation, employer health, unemployment compensation, net worth, excise, withholding, estimated, severance, occupation, customs, duties, fees, ad valorem, property, environmental, stamp, transfer, value added, gains, license, registration, recording and documentation fees or other taxes, custom duties, fees, assessments or charges of any kind whatsoever.

“Tax Return” or “Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including, without limitation, any related or supporting schedules, exhibits, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit, collection or reporting of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.03(a).

ARTICLE II —

THE MERGER

Section 2.01 The Parent Merger. At the Effective Time, (i) Seller shall be merged with and into Purchaser, and (ii) the separate corporate existence of Seller shall cease and Purchaser shall survive and continue to exist as a Pennsylvania corporation (Purchaser, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the “Surviving Corporation”). The Purchaser Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Purchaser Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. Purchaser may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Seller Common Stock as provided for in Article III of this Agreement (subject to adjustment as provided in Section 3.05), (ii) adversely affect the tax treatment of the Parent Merger as a reorganization under Section 368(a) of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

Section 2.02 The Subsidiary Merger. As soon as practicable after the execution and delivery of this Agreement, Purchaser Bank and the Bank shall enter into an agreement (the “Agreement to Merge”), pursuant to which the Bank will merge with and into Purchaser Bank (the “Subsidiary Merger”). The Agreement to Merge

shall provide that the closing of the Subsidiary Merger shall take place as soon as practicable following the closing of the Parent Merger or such other date as may be determined by Purchaser. Upon consummation of the Subsidiary Merger, the separate corporate existence of the Bank shall cease and Purchaser Bank shall survive and continue to exist as a Pennsylvania state banking corporation. (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger.”)

Section 2.03 Effectiveness of the Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the Parent Merger shall become effective upon the occurrence of the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with Section 1927 of the PBCL, or such later date and time as may be set forth in such filings (the time the Parent Merger becomes effective on the Effective Date being referred to as the “Effective Time”).

Section 2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the Parent Merger (the “Closing”) will take place at such location as the parties may mutually agree at 11:00 a.m. on (i) the date designated by Purchaser that is within fifteen (15) days following the satisfaction or waiver of the conditions set forth in ARTICLE VII, other than those conditions that by their nature are to be satisfied at the Closing (the “Effective Date”); provided, however, that no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii)  such other date to which the parties may agree in writing (the “Closing Date”).

ARTICLE III —

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01 Merger Consideration.

(a) Consideration Generally

(i) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person, each share of Seller Common Stock (excluding Company-Owned Stock) issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof (in accordance with the election and allocation procedures set forth in Sections 3.01(b), (e), (h), (i) and (j)) into either (i) the right to receive $69.00 in cash without interest (the “Cash Consideration”) or (ii) an amount of Purchaser Common Stock equal to the quotient, carried to four decimal places (the “Common Stock Exchange Ratio”) of (A) $69.00 divided by (B) the Purchaser Share Price (as defined below) of a share of Purchaser Common Stock (the “Common Stock Consideration”); provided, however, that in no event may the Common Stock Exchange Ratio be less than 3.6316 or greater than 4.3125. If the Common Stock Exchange Ratio otherwise would be less than 3.6316 or greater than 4.3125, then 3.6316 or 4.3125, respectively, shall be used. For purposes of this Agreement, the “Purchaser Share Price” of the Purchaser Common Stock shall be the average of the high and low sale prices of Purchaser Common Stock (as reported on Nasdaq or, if not reported thereon, in another authoritative source) for each trading day during the ten (10) trading day period ending five (5) days prior to the Election Deadline.

(ii) Each share of Seller Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article III, one share (the “Series A Preferred Consideration”) of preferred stock, no par value per share, of Purchaser to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, stated liquidation amount $1,000 per share (the “Purchaser Series B Preferred Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Seller Series A Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Seller Series A Preferred Stock immediately prior to such conversion, taken as a whole; provided, that the voting powers of the Purchaser Series B Preferred Stock shall be substantially the same as the voting powers of the Seller Series A Preferred Stock.

(iii) Each share of Seller Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall thereupon be converted automatically into and shall thereafter represent the right to receive, subject to the other provisions of this Article III, one share (the “Series B Preferred Consideration”) of preferred stock, no par value per share, of Purchaser to be designated, prior to the Closing Date, as Fixed Rate Cumulative Perpetual Preferred Stock, Series C, stated liquidation amount $1,000 per share (the “Purchaser Series C Preferred Stock” and, together with the Purchaser Common Stock, Purchaser Original Preferred Stock and Purchaser Series B Preferred Stock, the “Purchaser Capital Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Seller Series B Preferred Stock are not adversely affected by such conversion and having rights, preferences, privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Seller Series B Preferred Stock immediately prior to such conversion, taken as a whole; provided, that the voting powers of the Purchaser Series C Preferred Stock shall be substantially the same as the voting powers of the Seller Series B Preferred Stock.

(iv) The Cash Consideration, Common Stock Consideration, Series A Preferred Consideration and Series B Preferred Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b) Election as to Outstanding Seller Common Stock. The Seller Common Shareholders (excluding Seller and Purchaser) will have the following options in connection with the exchange of their Seller Common Stock in connection with the Parent Merger:

(i) AT THE OPTION OF THE HOLDER, all of such holder’s Seller Common Stock deposited with the Exchange Agent shall be converted into and become the Common Stock Consideration (such election, the “All Stock Election”), provided that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; or

(ii) AT THE OPTION OF THE HOLDER, all of such holder’s Seller Common Stock deposited with the Exchange Agent shall be converted into and become the Cash Consideration (such election, the “All Cash Election”); or

(iii) AT THE OPTION OF THE HOLDER, such holder’s aggregate number of shares of Seller Common Stock deposited with the Exchange Agent shall be converted into and become any combination of the Common Stock Consideration and the Cash Consideration (such election, the “Mixed Election”); or

(iv) IF NO ELECTION IS MADE BY THE HOLDER BY THE ELECTION DEADLINE (AS DEFINED IN SECTION 3.01(e)), all of such holder’s shares of Seller Common Stock shall be deemed to be “Non-Election Shares” and shall be convertible at the discretion of Purchaser into either the Common Stock Consideration or the Cash Consideration, or a combination thereof, subject to the allocation and proration provisions in Sections 3.01(h), (i) and (j).

(c) Company-Owned Stock. Each share of Seller Common Stock held as Company-Owned Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(d) Outstanding Purchaser Common Stock. Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Parent Merger.

(e) Procedures for Election. An election form and other appropriate transmittal materials in such form as Seller and Purchaser shall mutually agree (the “Election Form”) shall be mailed to shareholders of Seller concurrent with or immediately after the mailing of the Proxy/Prospectus. The “Election Deadline” shall be 5:00 p.m. New York City time on the business day prior to the date of the Seller Meeting or, if the Closing Date is more than five (5) business days following the Seller Meeting, five (5) business days preceding the Closing Date, after which an Election may not be made.

(f) Perfection of the Election. An Election shall be considered to have been validly made by a Seller Common Shareholder only if the Exchange Agent (as defined in Section 3.04) shall have received an Election Form properly completed and executed by such shareholder prior to the Election Deadline. Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Seller Common Stock held by that Representative for a particular beneficial owner.

(g) Revocation of Election. Any Seller Common Shareholder may at any time prior to the Election Deadline revoke such shareholder’s Election and submit a new Election Form in accordance with the procedures in Section 3.01(e) by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline.

(h) Limitations on Common Stock Consideration. Notwithstanding any other provision contained in this Agreement (other than Section 3.01(j)), 60% of the total number of shares of Seller Common Stock outstanding at the Effective Time (excluding shares of Seller Common Stock to be cancelled as provided in Section 3.01(c)) (the “Anticipated Stock Conversion Number”) shall be converted into the Common Stock Consideration and the remaining outstanding shares of Seller Common Stock (excluding shares of Seller Common Stock to be canceled as provided in Section 3.01(c)) shall be converted into the Cash Consideration; provided, however, that if the number of shares of Seller Common Stock (excluding shares of Seller Common Stock to be cancelled as provided in Section 3.01(c)) with respect to which Seller Common Shareholders have elected to receive the Common Stock Consideration (whether in All-Stock Elections or in Mixed Elections) (the “Stock Election Number”) exceeds the Anticipated Stock Conversion Number, then Purchaser may, in its sole discretion, increase the number of such shares convertible into the Common Stock Consideration to a number not to exceed the Stock Election Number (the “Accommodation Stock Conversion Number”) and the remaining outstanding shares of Seller Common Stock (excluding shares of Seller Common Stock to be canceled as provided in Section 3.01(c)) shall be converted into the Cash Consideration.

(i) Allocation and Proration. To the extent necessary to satisfy the limitations in Section 3.01(h), within three business days after the Election Deadline, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock of rights to receive the Cash Consideration and the Common Stock Consideration as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all shares with respect to which holders have made the Cash Election (“Cash Election Shares”) and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the number of shares of Purchaser Common Stock equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Stock Exchange Ratio by (3) a fraction the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number (the “Stock Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) the Cash Consideration by (3) one minus the Stock Proration Factor;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall

Number”), then all Stock Election Shares shall be converted into the right to receive the Common Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the number of shares of Purchaser Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Stock Exchange Ratio by (z) a fraction the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Common Stock Consideration, and each holder of Cash Election Shares shall receive (1) the number of shares of Purchaser Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Stock Exchange Ratio by (z) a fraction the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares (the “Cash Proration Factor”) and (B) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.

(iii) Notwithstanding the foregoing, the holders of one hundred (100) or fewer shares of Seller Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of Seller Common Stock converted into Purchaser Common Stock.

(j) Dissenting Seller Common Shareholders.

(i) The outstanding shares of Seller Common Stock, the holders of which have timely filed written notices of intention to demand appraisal for their shares (“Dissenting Seller Shares”) pursuant to Subchapter D of the PBCL and have not effectively withdrawn or lost their dissenters’ rights under the PBCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the PBCL.

(ii) If any such holder of Seller Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Seller Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement. If any such holder of Seller Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Seller Shares held by such holder shall be designated as Non-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.

(iii) All payments in respect of Dissenting Seller Shares, if any, will be made by Purchaser.

(k) Tax Treatment of the Parent Merger. For federal income tax purposes, it is intended that the Parent Merger shall qualify as a reorganization under Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, if necessary to assure that the Parent Merger will satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by counsel to Purchaser, Purchaser shall increase the number of outstanding shares of Seller Common Stock that will be converted into Purchaser Common Stock in the Parent Merger and reduce the number of outstanding shares of Seller Common Stock that will be converted into the right to receive cash in the Parent Merger.

Section 3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Seller Common Stock shall cease to be, and shall have no rights as, shareholders of Seller, other than to receive any dividend or other distribution with respect to such Seller Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this ARTICLE III. After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of any shares of Seller Common Stock.

Section 3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Purchaser Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger; instead, Purchaser shall pay to each holder of Seller Common Stock who would otherwise be entitled to a fractional share of Purchaser Common Stock (after taking into account all Old Certificates (as defined below) delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of Purchaser Common Stock to which the holder would be entitled by the Purchaser Share Price.

Section 3.04 Exchange Procedures.

(a) At or immediately prior to the Effective Time, Purchaser shall deposit in an escrow account of American Stock Transfer and Trust Company (the “Exchange Agent”) at Purchaser Bank, for the benefit of the holders of certificates formerly representing shares of Seller Common Stock (“Old Certificates”) an amount of cash necessary to make payments of cash to be paid as part of the Merger Consideration (together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto without any interest on any such cash, dividends or distributions) and shall provide the Exchange Agent with the irrevocable authorization to issue sufficient shares of Purchaser Common Stock (“New Certificates”) for those shares of Seller Common Stock being exchanged for Purchaser Common Stock in accordance with this ARTICLE III.

(b) As promptly as practicable after the Effective Date, but in any event within five business days after the Effective Date, the Exchange Agent shall mail to each holder of an Old Certificate that has not previously submitted an Election Form, transmittal materials (the “Letter of Transmittal”) for use in exchanging their Old Certificates for New Certificates and/or cash. The Letter of Transmittal will contain instructions with respect to the surrender of the Old Certificates and the receipt of the Merger Consideration in exchange therefor. Upon the shareholder’s delivery to the Exchange Agent of Old Certificates owned by such shareholder representing shares of Seller Common Stock (or an indemnity affidavit reasonably satisfactory to Purchaser and the Exchange Agent, if any, if such certificates are lost, stolen or destroyed), and the duly completed Letter of Transmittal, the Exchange Agent shall cause New Certificates into which such shares of Seller Common Stock are converted on the Effective Date to be delivered to such shareholder and/or any check in respect of cash to be paid as part of the Merger Consideration (and in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive). No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this ARTICLE III.

(c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Seller Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Purchaser Common Stock with a record date occurring on or after the Effective Date shall be paid to the record holder of any unsurrendered Old Certificate representing shares of Seller Common Stock converted in the Parent Merger into the right to receive shares of such Purchaser Common Stock until the holder thereof receives New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Purchaser Common Stock, and which such holder had the right to receive upon surrender of the Old Certificates.

Section 3.05 Anti-Dilution Provisions. In the event Purchaser changes the number of shares of Purchaser Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Date, the Stock Exchange Ratio shall be proportionately adjusted. In addition, in the event Purchaser enters into an agreement pursuant to which shares of Purchaser Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Seller Common Shareholder entitled to receive shares of Purchaser Common Stock in the Parent Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. Furthermore, in any such event, the Cash Consideration shall also be proportionately adjusted.

Section 3.06 Options. On the Effective Date, whether or not then exercisable, each outstanding option to purchase shares of Seller Common Stock (each, a “Seller Stock Option”) shall be cancelled and each holder of a Seller Stock Option shall receive from Seller, in consideration of the cancellation of all Seller Stock Options held by such option holder, an amount equal to the difference between $69.00 and the aggregate exercise price of such Seller Stock Options. Seller agrees to take all such actions as are required to permit the cancellation of Seller Stock Options contemplated by the immediately preceding sentence.

ARTICLE IV —

ACTIONS PENDING ACQUISITION

Section 4.01 Forbearances of Seller. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. (i) Conduct the business of Seller and its Subsidiaries other than in the ordinary and usual course or fail to use their reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have an adverse affect upon Seller’s ability to perform any of its material obligations under this Agreement, or (ii) enter into any new material line of business or change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(b) Capital Stock. Other than pursuant to Rights as Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Seller Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Seller Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than, if permitted by applicable law or regulation, or otherwise by the OCC or other Regulatory Authority, dividends from wholly-owned Subsidiaries to Seller, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any current or former director, officer, employee or other service provider of or to Seller or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees (other than executive officers) in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans. Enter into, establish, adopt or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to Seller or its Subsidiaries, or, except as contemplated by Section 3.06 hereof, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(g) Acquisitions. Other than in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the Seller Articles of Incorporation, Seller Bylaws (or similar governing documents) or the Articles of Incorporation or Bylaws (or similar governing documents) of any of Seller’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create precedent for any other material claim, action or proceeding and that involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Seller and its Subsidiaries.

(l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in ARTICLE VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except pursuant to applicable law or regulation or as required by the OCC or other Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(n) Indebtedness. Incur any indebtedness for borrowed money in excess of $100,000 other than in the ordinary course of business consistent with past practice.

(o) Capital Expenditures. Make any capital expenditure or commitments with respect thereto in an amount in excess of $25,000 for any item or project, or $100,000 in the aggregate for any related items or projects, except as have been previously committed to prior to the date hereof.

(p) New Offices, Office Closures, Etc. Close or relocate any offices at which business is conducted or open any new offices or ATMs, except as Previously Disclosed.

(q) Taxes. (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Seller or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date, (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, or (4) fail to maintain the books, accounts and records of Seller or any of its Subsidiaries in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses.

(r) Commitments. Agree or commit to do any of the foregoing.

Section 4.02 Forbearances of Purchaser; Adverse Actions. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld, Purchaser will not, and will cause each of its Subsidiaries not to: (i) Take any action that would, or is reasonably likely to, prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Parent Merger set forth in ARTICLE VII not being satisfied, or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

ARTICLE V —

REPRESENTATIONS AND WARRANTIES

Section 5.01 Disclosure Schedules. On or prior to the date hereof, Purchaser has delivered to Seller a schedule and Seller has delivered to Purchaser a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or Section 5.03 or to one or more of its respective covenants contained in ARTICLE IV and ARTICLE VI; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception, fact, event or circumstance, or that such item is reasonably likely to have, or result in, a Material Adverse Effect on the party making the representation.

Section 5.02 Representations and Warranties of Seller. Subject to Section 5.01 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Seller hereby represents and warrants to Purchaser:

(a) Organization, Standing and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly licensed or qualified to do business in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect. Seller is registered as a bank holding company under the BHC Act. The Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States, and is a member bank of the Federal Reserve.

(b) Capital Structure of Seller. The authorized capital stock of Seller consists of (i) 10,000,000 shares of Seller Common Stock, of which 309,605 shares are issued and outstanding as of September 13, 2011, (ii) 4,500 shares of Seller Series A Preferred Stock, of which 4,500 shares are issued and outstanding as of September 13, 2011 and (iii) 225 shares of Seller Series B Preferred Stock, of which 225 shares are issued and outstanding as of September 13, 2011. 35,530 shares of Seller Common Stock are issuable and reserved for issuance upon exercise of Seller Stock Options as of September 13, 2011. The outstanding shares of Seller Common Stock, Seller Series A Preferred Stock and Seller Series B Preferred Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement or as Previously Disclosed, as of the date hereof, (i) there are no shares of Seller Common Stock, Seller Series A Preferred Stock or Seller Series B Preferred Stock authorized and reserved for issuance, (ii) Seller does not have any Rights issued or outstanding with respect to Seller Common Stock, Seller Series A Preferred Stock or Seller Series B Preferred Stock and (iii) Seller does not have any commitment to authorize, issue or sell any Seller Common Stock, Seller Series A Preferred Stock or Seller Series B Preferred Stock.

(c) Subsidiaries.

(i) (A) Seller has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) Seller owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Seller’s Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Seller or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any Liens.

(ii) Except as Previously Disclosed, Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of Seller’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.

(iv) The Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder.

(d) Corporate Power. Each of Seller and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Seller has the corporate power and authority to execute and deliver and, subject to the satisfaction of the conditions set forth at Section 7.01(a) - (c), perform its obligations under this Agreement, including the execution and filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania. The Bank has the corporate power and prior to the Effective Time will have the corporate authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

(e) Corporate Authority; Authorized and Effective Agreement. Subject to the affirmative vote of a majority of the votes cast by the holders of Seller Common Stock entitled to vote thereon at the Seller Meeting, which is the only shareholder vote required to approve this Agreement pursuant to the PBCL and the Seller Articles, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Seller and the Seller Board prior to the date hereof. This Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Filings; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Seller or any of its Subsidiaries in connection with the execution, delivery or performance by Seller of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities, (B) filings with state and federal securities authorities, (C) the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania pursuant to Section 1927 of the PBCL, (D) the approval of the Parent Merger by the affirmative vote of a majority of the votes cast by the holders of Seller Common Stock entitled to vote thereon at the Seller Meeting and (E) the third party consents set forth on the Disclosure Schedule under Section 5.02(f). As of the date hereof, Seller is not aware of any reason relating to Seller why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the regulatory and shareholder approvals and third party consents referred to above and the expiration of certain regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or of any of its Subsidiaries or to which Seller or any of its Subsidiaries or properties is subject or bound except for any breach, violation, default, Lien, acceleration or right of termination which would not, individually or in the aggregate, result in a Material Adverse Effect, (B) constitute a breach or violation of, or a default under, the Seller Articles or the Seller Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Internal Controls.

(i) Seller has previously delivered to Purchaser true and complete copies of (A) its balance sheets as of December 31, 2008, 2009 and 2010 and the related statements of operations, stockholders’ equity and cash flows for the fiscal years then ended, including the footnotes thereto, if any, additional or supplemental information supplied therewith and the report prepared in connection therewith by the independent certified public accountants auditing such financial statements; and (B) its interim monthly financial reports and financial statements for the period beginning after December 31, 2010 and ended on June 30, 2011. The documents described in clauses (A) and (B) above (collectively, the “Seller Financial Statements”):

1)	are true, complete and correct;

2)	are in accordance with the books and records of Seller;

3)	present fairly and accurately the assets, liabilities, revenues, expenses and financial condition of Seller as of the dates thereof, and the results of operations for the periods then ended;

4)	were prepared on a consistent basis throughout the periods involved; and

5)	have been prepared in accordance with GAAP.

(ii) Neither Seller nor any of its Subsidiaries has any material liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected on or reserved against the consolidated balance sheet of Seller for the fiscal quarter ended June 30, 2011 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2011 or in connection with this Agreement and the transactions contemplated hereby.

(iii) The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.02(g)(iii).

(iv) Since December 31, 2010, (A) through the date hereof, neither Seller nor any of its Subsidiaries nor, to Seller’s knowledge, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Seller or any committee thereof or to any director or officer of Seller.

(h) Litigation. Except as Previously Disclosed, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Seller’s knowledge, threatened against or affecting Seller or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Seller or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Except as Previously Disclosed, neither Seller nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Seller nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws. Except as Previously Disclosed, each of Seller and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing would not constitute a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2007, any notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Seller’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except as set forth in Seller’s Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to or is bound by any contract of the following types that involve Seller or any of its Subsidiaries:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $100,000 in the aggregate in any period of 12 consecutive months;

(B) Any contract relating to any direct or indirect indebtedness for borrowed money except as a creditor in the ordinary course of business (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(C) Any employment, severance, consulting or management services contract or any confidentiality or proprietary rights contract with any employee or other service provider of or to Seller or any of its Subsidiaries;

(D) Any contract containing covenants limiting the freedom of Seller or any of its Subsidiaries to compete in any line of business or with any individual, bank, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, government body, agency or instrumentality, or any other entity (each, a “Person”) or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement still in effect (or pursuant to which Seller or any of its Subsidiaries has any remaining obligation to any party) for the benefit of Seller’s or any of its Subsidiaries’ current or former directors, officers, employees, and other service providers;

(G) Any material license agreement, either as licensor or licensee, or any other contract of any type relating to any patent, trademark or trade name;

(H) Any material contract with any director, officer or key employee of Seller or any of its Subsidiaries or any arrangement under which Seller or any of its Subsidiaries has advanced or loaned any amount to any of their directors, officers, and employees;

(I) Any contract of any kind whatsoever, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor involving money or property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(J) Other than this Agreement and the ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of Seller or any of its Subsidiaries;

(K) Any contract of any kind whatsoever that requires the payment of royalties;

(L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on Seller or its Subsidiaries as a whole;

(M) Any contract pursuant to which Seller or any of its Subsidiaries has any obligation to share revenues or profits derived from Seller or any of its Subsidiaries with any other entity;

(N) Any contract between (i) Seller or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Seller or any of its Subsidiaries, or any natural person related by blood or marriage to such natural person, on the other hand, and (ii) Seller or any of its Subsidiaries, on the one hand, and any employee of Seller or any of its Subsidiaries, on the other hand (collectively, “Affiliate Agreements”); and

(O) Any other legally binding contract not of the type covered by any of the other items of this Section 5.02(k) involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of 12 consecutive months.

(ii) “Material Contracts” shall mean those contracts on Seller’s Disclosure Schedule listed under Section 5.02(k) or contracts that should have been listed by Seller on such Disclosure Schedule pursuant to this Section 5.02(k). All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) (i) as to Seller or any of its Subsidiaries, as the case may be, and (ii) to the knowledge of Seller, as to the other parties to such Material Contracts. Except as disclosed in Seller’s Disclosure Schedule, Seller and/or its Subsidiaries, as applicable, and to the knowledge of Seller, each other party to the Material Contracts, has in all material respects performed and is performing all obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Seller nor any of its Subsidiaries, and to the knowledge of Seller, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Seller nor any of its Subsidiaries, and to the knowledge of Seller, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Seller nor any of its Subsidiaries, has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the knowledge of Seller, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default thereunder.

(l) No Brokers. Except as Previously Disclosed, no action has been taken by Seller that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans.

(i) Section 5.02(m)(i) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment or consulting, severance pay or benefit, retention, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Seller or any of its Subsidiaries would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) or as to which Seller, any of its Subsidiaries, or any ERISA Affiliate has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Plans”). Neither Seller, any of its Subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any current or former employee, director or other service provider of or to Seller, any of its Subsidiaries, or any ERISA Affiliate.

(ii) With respect to each of the Plans, Seller has heretofore delivered to Purchaser true and complete copies of each of the following documents: (i) the Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Plan and related documents); (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan; (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Plan that is intended to be qualified under the Code; and (v) all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

(iii) No liability under Title IV of ERISA has been incurred by Seller, any of its Subsidiaries, or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring a liability under such Title. No Plan is subject to Section 412, 430, 431, or 432 of the Code or Title IV Section 302, 303, 304 or 305 of ERISA. None of the assets of Seller, any of its Subsidiaries, or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(iv) Neither Seller nor any of its Subsidiaries, nor any ERISA Affiliate, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Seller, any of its Subsidiaries, any ERISA Affiliate, any of the Plans or any such trust could, (either directly or pursuant to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Plan), be subject to any civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability.

(v) All contributions required to have been made under the terms of each Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Plan have been properly accrued and reflected in the Seller Financial Statements.

(vi) None of the Plans is, and neither Seller, nor any of its Subsidiaries, nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(vii) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter, opinion letter, or advisory letter from the IRS relating to the most recently completed IRS remedial amendment period cycle (“RAP Cycle”) applicable thereto covering all of the applicable provisions on the IRS cumulative list of covered qualification requirements for such RAP Cycle, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status. No Plan is the subject of any pending correction or application under EPCRS.

(viii) Each of the Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(ix) No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to Seller, any of its Subsidiaries, (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes under Section 280G of the Code. Each Person who performs services for Seller or any of its Subsidiaries, has been, and is, properly classified by Seller or the Subsidiary as an employee or independent contractor.

(x) There are no claims pending, or, to the knowledge of Seller, threatened or anticipated (other than routine claims for benefits) against or involving any Plan, the assets of any Plans or against Seller, any of its Subsidiaries, or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits or investigations by any Governmental Authority involving any Plan.

(xi) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), or (iii) deferred compensation benefits accrued as liabilities in the Financial Statements). No Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(xii) Each Plan may be amended or terminated without liability to Seller or any of its Subsidiaries, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Plan. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries.

(xiii) Each Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such Plan). None of the transactions contemplated by this Agreement will result in a violation of Section 409A of the Code.

(xiv) Except for Seller Common Stock held by Mainline Bancorp, Inc. Employee Stock Ownership Plan with 401(k) Provisions (the “ESOP”), no Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(xv) All workers’ compensation benefits paid or payable to any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries are fully insured by a third party insurance carrier.

(xvi) Each Plan has been operated and administered in all material respects with the requirements of The Patient Protection and Affordable Care Act (Public Law 111-148) and the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), in each case as amended, to the extent applicable.

(xvii) The ESOP has never engaged in, and neither the performance nor consummation of the transactions contemplated hereunder by or on behalf of the ESOP will constitute, a disposition or allocation that would result in the imposition of any Tax under Section 4978 or 4979A of the Code, and no condition exists that presents a material risk of Seller or any of its Subsidiaries incurring liability for any Tax under Section 4978 or 4979A of the Code.

(n) Labor Matters. Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Seller’s knowledge, threatened, nor is Seller aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Seller has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including, without limitation, the Commonwealth of Pennsylvania, applicable to it. Seller has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of Seller’s or its Subsidiaries’ Articles of Incorporation or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, the “Takeover Provisions”).

(p) Environmental Matters. Except as Previously Disclosed, to Seller’s knowledge, neither the conduct nor operation of Seller or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Seller’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Seller’s knowledge, neither Seller nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law. To Seller’s knowledge, neither Seller nor any of its Subsidiaries has received any notice from any Person that Seller or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. Neither Seller nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law. To Seller’s knowledge, Seller and each of its Subsidiaries has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws.

(q) Tax Matters.

(i) Seller and its Subsidiaries have duly and timely filed all Tax Returns required to be filed with respect to all applicable Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(ii) (A) To the knowledge of Seller, Seller and its Subsidiaries have timely paid all Taxes due and payable, whether or not shown on any Tax Return and whether or not a Tax Return was required to be filed, (B) Seller and its Subsidiaries have established reserves in the Seller Financial Statements for Taxes which are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and neither Seller nor its Subsidiaries shall have any liability for Taxes in excess of such reserves, (C) To the knowledge of Seller, Seller and its Subsidiaries have withheld and paid to the proper taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent consultant, creditor, member or other third party, (D) To the knowledge of Seller, Seller and its Subsidiaries have no liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in the in the Seller Financial Statements, and (E) no claim has ever been made by any taxing authority in any jurisdiction in which Seller and/or its Subsidiaries does not file Tax Returns that Seller and/or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) Seller and its Subsidiaries have furnished or otherwise made available to Purchaser true and correct copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such Tax Returns or items relate to tax years which are currently subject to an audit, investigation, examination or other proceeding, or with respect to which the statute of limitations has not expired.

(iv) (A) All deficiencies asserted or assessments made as a result of any Tax audit, investigation, examination or other proceeding have been paid in full, (B) except as Previously Disclosed, there are no current audits, investigations or examinations with respect to any Tax Returns of Seller and its Subsidiaries, and Seller has not received any notice that any such audit, investigation or examination is threatened or pending, and (C) no waivers of or extensions of the statutes of limitation (with respect to collection or assessment of Taxes) have been given by or requested with respect to any Taxes of Seller or its Subsidiaries.

(v) (A) Neither Seller nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes, and (B) neither Seller nor any of its Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which Seller is or was the common parent) or otherwise has any liability for the Taxes of any Person under Treasury Regulations section 1.1502-6 (or similar provision of state, local or foreign law).

(vi) (A) Seller and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local, or foreign tax law), (B) neither Seller nor any of its Subsidiaries have engaged in any “reportable transactions” as defined in Section 6707A of the Code, and (C) To the knowledge of Seller, Seller and its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(vii) (A) Neither the Seller nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (B) neither the Seller nor any of its Subsidiaries has entered into a written agreement with any taxing authority or is subject to an adjustment under Section 481(a) of the Code that would have a material impact on the calculation of Taxes after the Effective Time, and (C) Seller is not, has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Section 897 of the Code),

(viii) As of the date hereof, neither Seller nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of one or more of Seller’s Subsidiaries or their customers (all of which are listed on Seller’s Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Seller nor its Subsidiaries, nor to Seller’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Books and Records; Minute Books. The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with ordinary business practices in the banking industry, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein. The minute books of Seller and its Subsidiaries contain records, which are accurate in all material respects, of all corporate actions of its shareholder(s) and Board of Directors (including committees of its Board of Directors).

(t) Insurance. Section 5.02(t) of Seller’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Seller or its Subsidiaries. Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Seller and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Seller Off Balance Sheet Transactions. Section 5.02(u) of Seller’s Disclosure Schedule sets forth a true and complete list of all affiliated Seller entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which Seller or any of its Subsidiaries or any officer or director of Seller or any of its Subsidiaries has an economic or management interest. Section 5.02(u) of Seller’s Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Seller affiliated entity, Seller, any of its Subsidiaries, and any officer or director of Seller or any of its Subsidiaries that are not reflected in the consolidated financial statements of Seller (each, a “Seller Off Balance Sheet Transaction”), along with the following information with respect to each such Seller Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Seller or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Seller or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Seller or any of its Subsidiaries.

(v) Material Adverse Change. Except as Previously Disclosed, Seller has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2010 that has had a Material Adverse Effect on Seller.

(w) Properties. Seller and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Seller Financial Statements (as defined in Section 5.02(g)) as being owned by Seller as of December 31, 2010 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Seller or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Seller or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Seller’s knowledge, the lessor.

(x) Loans. Each loan reflected as an asset in the Seller Financial Statements (as defined in Section 5.02(g)) and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as Previously Disclosed, as of December 31, 2010, the Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Seller or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by the Bank that are subject either to Section 22(h) of the Federal Reserve Act, as amended, or to Part 31 of the rules and regulations of the OCC comply therewith. Section 5.02(g) of Seller’s Disclosure Schedule sets forth a listing, as of August 31, 2011, by account, of: (A) all loans (including loan participations) of the Bank or any other Seller Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of the Bank or any other Seller Subsidiary which have been terminated by the Bank or any other Seller Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified the Bank or any other Seller Subsidiary during the past twelve months of, or has asserted against the Bank or any other Seller Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of the Bank, each borrower, customer or other party which has given the Bank or any other Seller Subsidiary any oral notification of, or orally asserted to or against the Bank or any other Seller Subsidiary, any such claim; (D) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith, and (E) all assets classified by the Bank or any other Seller Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(y) Allowance for Loan Losses. The allowance for loan losses reflected on the Seller Financial Statements (as defined in Section 5.02(g)), as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

(z) Repurchase Agreements. With respect to all agreements pursuant to which Seller or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Seller or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(aa) Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with FDIA, and the Bank has paid all assessments and filed all reports required by the FDIA.

(bb) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Seller is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Seller pursuant to 12 C.F.R. Part 364. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Seller Board (or, where appropriate, the board of directors of any of Seller’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(cc) Fairness Opinion. The Seller Board has received the opinion of its financial advisor, Austin Associates LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Seller Common Stock in the Parent Merger is fair to such holders from a financial point of view. A true and complete copy of such written opinion will be delivered to Purchaser as soon as practicable.

Section 5.03 Representations and Warranties of Purchaser. Subject to Section 5.01 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Purchaser hereby represents and warrants to Seller as follows:

(a) Organization, Standing and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser is duly qualified to do business and is in good standing in the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Purchaser is registered as a financial holding company under the BHC Act. Purchaser Bank is a state banking association duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser Bank is duly qualified to do business and is in good standing in the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The deposit accounts of Purchaser Bank are insured by the FDIC to the fullest extent permitted by law and Purchaser Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh.

(b) Purchaser Stock.

(i) The authorized capital stock of Purchaser consists of (i) 50,000,000 shares of Purchaser Common Stock, of which 29,714,038 shares are issued and 28,103,889 are issued and outstanding as of September 12, 2011 and (ii) 10,000,000 shares of Purchaser Preferred Stock, which (x) includes 108,676 shares that have been designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A,” and 108,676 of which shares are issued and outstanding as of September 13, 2011, (y) if necessary, will include 4,500 shares that shall, as of the Effective Time, be designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” and (z) if necessary, will include 225 shares that shall, as of the Effective Time, be designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series C”. The outstanding shares of Purchaser Capital Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The shares of Purchaser Common Stock to be issued in exchange for shares of Seller Common Stock in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be listed on the Nasdaq Global Select Market, will have the same rights as every other share of Purchaser Common Stock and will be subject to no preemptive rights.

(c) Corporate Power. Each of Purchaser and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Subject to the receipt of all requisite regulatory approvals and the expiration of all waiting periods, Purchaser Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

(d) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Purchaser and the Purchaser Board prior to the date hereof and no shareholder approval is required on the part of Purchaser. The Agreement to Merge, when executed by Purchaser Bank, shall have been approved by the Board of Directors of Purchaser Bank and by Purchaser, as the sole shareholder of Purchaser Bank. This Agreement is a valid and legally binding agreement of Purchaser, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Purchaser or any of its Subsidiaries in connection with the execution, delivery or performance by Purchaser of this Agreement or to consummate the Merger except for (A) the filing of applications, notices or the Agreement to Merge, as applicable, with the federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Purchaser Common Stock in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Purchaser is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or of any of its Subsidiaries or to which Purchaser or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Purchaser or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(f) Financial Reports and SEC Documents; Material Adverse Effect.

(i) Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2010 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “Purchaser SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Purchaser SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Purchaser and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such Purchaser SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Purchaser and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Since December 31, 2010, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Purchaser, except as disclosed in the Purchaser SEC Documents.

(iii) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.03(f)(iii). Purchaser (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) to ensure that material information relating to Purchaser, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (y) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. These disclosures were made in writing by management to Purchaser’s auditors and audit committee and a copy has previously been made available to Seller. As of the date hereof, and except as Previously Disclosed, Purchaser knows of no reason related to Purchaser to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification (except to extent expressly permitted by such rules and regulations), when next due.

(iv) Since December 31, 2010, (A) through the date hereof, neither Purchaser nor any of its Subsidiaries nor, to Purchaser’s knowledge, any director, officer, employee, auditor, accountant or representative of Purchaser or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its Subsidiaries or any of their respective officers, directors, employees, or agents to the Board of Directors of Purchaser or any committee thereof or to any director or officer of Purchaser.

(g) Litigation. Except as Previously Disclosed, as of the date of this Agreement, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Purchaser or any of its Subsidiaries.

(h) Regulatory Matters.

(i) Neither Purchaser nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Purchaser nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(i) Compliance with Laws. Except as Previously Disclosed, each of Purchaser and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing would not constitute a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Purchaser’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2010, any notification or communication from any Governmental Authority (A) asserting that Purchaser or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Purchaser’s knowledge, do any grounds for any of the foregoing exist).

(j) Material Adverse Change. Except as Previously Disclosed, Purchaser has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2010 that has had a Material Adverse Effect on Purchaser.

(k) Financial Capacity. As of the Closing Date, Purchaser shall have sufficient cash and a sufficient number of authorized but unissued shares to fulfill its obligations with respect to the Merger Consideration.

(l) Allowance for Loan Losses. The allowance for loan losses reflected in the Purchaser SEC Documents, as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

(m) Deposit Insurance. The deposits of the Purchaser Bank are insured by the FDIC in accordance with FDIA, and the Purchaser Bank has paid all assessments and filed all reports required by the FDIA.

(n) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Purchaser is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Purchaser pursuant to 12 C.F.R. Part 364. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Purchaser Board (or, where appropriate, the board of directors of any of Purchaser’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

ARTICLE VI —

COVENANTS

Section 6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Seller and Purchaser agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in ARTICLE VII hereof, and shall cooperate fully with the other party hereto to that end.

Section 6.02 Shareholder Approval. Seller agrees to use its reasonable best efforts to take, in accordance with applicable law and the Seller Articles and Seller Bylaws, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Seller Meeting”), as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement, as well as any other matters required to be approved by Seller’s Common Shareholders for consummation of the Merger. The Seller Board shall recommend that the shareholders of Seller vote in favor of such adoption and approval. Notwithstanding the preceding sentence, in the event that subsequent to the date of this Agreement the Seller Board determines after consultation with independent legal counsel that its fiduciary duties require it to withdraw, modify or qualify such recommendation, the Seller Board may, prior to the Seller Meeting, so withdraw, modify or qualify its adoption of this Agreement or such recommendation, provided, however, that the Seller shall nevertheless, subject to the provisions of this Section 6.02, submit this Agreement to the shareholders of Seller for adoption and approval at the Seller Meeting and shall use its reasonable best efforts to do so as promptly as practicable.

Section 6.03 Registration Statement.

(a) Purchaser agrees to prepare, pursuant to all applicable laws, rules and regulations, a registration statement on Form S-4 (the “Registration Statement”) to be filed by Purchaser with the SEC in connection with the issuance of Purchaser Common Stock in the Parent Merger (including the proxy statement and prospectus and other proxy solicitation materials of Seller constituting a part thereof (the “Proxy/Prospectus”) and all related documents). Seller agrees to cooperate, and to cause its Subsidiaries to cooperate, with Purchaser, its counsel and its accountants, in preparation of the Registration Statement and the Proxy/Prospectus; and provided that Seller and its Subsidiaries have cooperated as required above, Purchaser agrees to file the Registration Statement, which will include the form of Proxy/Prospectus with the SEC as promptly as reasonably practicable but in no event later than 60 days after the date hereof. Each of Seller and Purchaser agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Purchaser also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to furnish to Purchaser all information concerning Seller, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of Seller and Purchaser agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Seller Common Shareholders and at the time of the Seller Meeting, as the case may be, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which such statement is made, not false or misleading. Each of Seller and Purchaser further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy/Prospectus.

(c) Purchaser agrees to advise Seller, promptly after Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 6.04 Press Releases. Each of Seller and Purchaser agrees that it will not, without the prior approval of the other party, which shall not be unreasonably withheld, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.

Section 6.05 Access; Information.

(a) Seller agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Purchaser and Purchaser’s officers, employees, counsel, accountants and other authorized representatives, such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Purchaser may reasonably request and, during such period, it shall furnish promptly to Purchaser (i) a copy of each material report, schedule and other document filed by Seller pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of Seller as Purchaser may reasonably request. In no event, however, is Seller obligated to (i) provide access or disclose any information to Purchaser where such access or disclosure would violate any agreement not to disclose confidential information; or (ii) provide access to board minutes that discuss of the transactions contemplated by this Agreement, any Acquisition Proposal or any other subject matter Seller reasonably determines should be treated as confidential.

(b) Each of Purchaser and Seller agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, Seller shall cause one or more of its representatives to confer with representatives of Purchaser and report the general status of its ongoing operations at such times as Purchaser may reasonably request. Seller will promptly notify Purchaser of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Seller or any of its Subsidiaries. Without limiting the foregoing, senior officers of Purchaser and Seller shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Seller and its Subsidiaries, in accordance with applicable law, and Seller shall give due consideration to Purchaser’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Purchaser nor any of its Subsidiaries shall under any circumstance be permitted to exercise control of Seller or any of its Subsidiaries prior to the Effective Time.

(d) The Bank and Purchaser Bank shall meet on a regular basis to discuss and plan for the conversion of the Bank’s data processing and related electronic informational systems to those used by Purchaser Bank, which planning shall include, but not be limited to, discussion of the possible termination by the Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Bank shall not be obligated to take any such action prior to the Effective Time and, unless the Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that the Bank takes, at the request of Purchaser Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Purchaser Bank shall indemnify the Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Parent Merger is not consummated for any reason other than a breach of this Agreement by Seller.

Section 6.06 Acquisition Proposals.

(a) Seller agrees that after the date hereof, neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of any of its subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its “Representatives”) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or, except to the extent that the Seller Board determines, in good faith, after consultation with its outside financial and legal advisors, that such action is required in order for the Seller Board to comply with its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal (and in any event, Seller shall not provide any confidential information or data to any Person in connection with an Acquisition Proposal unless such Person shall have executed a confidentiality agreement on terms at least as favorable as those contained in the Confidentiality Agreement). “Acquisition Proposal” means any proposal or offer with respect to the following involving Seller or any of its Significant Subsidiaries: (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Agreement. Notwithstanding anything in this Agreement to the contrary, Seller shall (i) promptly (but in no event later than 2 business days) advise Purchaser, orally and in writing, of (x) the receipt by it (or any of the other persons referred to above) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Seller or any of its Subsidiaries or for access to the properties, books or records Seller or any of its Subsidiaries by any Person or entity that informs the Seller Board or the board of directors of any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal and (y) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal, and (ii) keep Purchaser fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto. Seller shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal. “Significant Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Seller and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Purchaser who have been furnished confidential information regarding Seller or its Subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Neither Seller nor the Seller Board shall approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions.

Section 6.07 Financial and Other Statements.

(a) Promptly upon receipt thereof, Seller will furnish to Purchaser copies of each annual, interim or special audit of the books of Seller and its Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Seller by such auditors in connection with each annual, interim or special audit of the books of Seller and its Subsidiaries made by such auditors. Without limiting the generality of the foregoing, Seller shall, if requested by the Purchaser, cause the audit of its financial statements for the year ended December 31, 2011 as soon as practicable and in no event later than 90 calendar days following December 31, 2011.

(b) During the period from the date of this Agreement to the Effective Time, Seller shall promptly furnish Purchaser with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(c) To the extent permitted by applicable law, Seller will advise Purchaser promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of Seller or any of its Subsidiaries.

(d) With reasonable promptness, Seller will furnish to Purchaser such additional financial data that Seller possesses and as Purchaser may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

Section 6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

Section 6.09 Reports. Each of Seller and Purchaser shall file (and shall cause Seller’s Subsidiaries and Purchaser’s Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the SEC (if applicable) and any other Regulatory Authorities having jurisdiction over such party, and Seller shall deliver to Purchaser copies of all such reports promptly after the same are filed. Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

Section 6.10 Nasdaq Listing. Purchaser will use all reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Parent Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

Section 6.11 Regulatory Applications.

(a) Purchaser and Seller and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Any initial filings with Governmental Authorities shall be made by Purchaser as soon as reasonably practicable after the execution hereof but, provided that Seller has cooperated as described above, in no event later than 30 days after the date hereof. Subject to applicable laws relating to the exchange of information, each of Purchaser and Seller shall, to the extent practicable, consult with the other on all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

(c) Seller shall use its reasonable best efforts, and Purchaser shall reasonably cooperate therein, as appropriate, to cause any regulatory actions, including without limitation any consent decrees, cease and desist orders or other formal written agreements applicable to the Seller or any of its Subsidiaries, as well as any determination that the Seller or any of its Subsidiaries is in a “troubled condition” as defined in any applicable federal regulation (each of the foregoing a “Regulatory Action”), to be terminated effective at the Closing Date.

Section 6.12 TARP. At the request of Purchaser, Seller shall use its reasonable best efforts to cause or facilitate the repurchase or redemption by Purchaser or one of its Subsidiaries of all (or such portion as Purchaser may designate) of the issued and outstanding shares of Seller TARP Stock from the United States Department of the Treasury or other holders thereof before, concurrently with or immediately after the consummation of the Parent Merger. In furtherance of the foregoing, Seller shall provide, and shall cause its Subsidiaries and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Purchaser in connection with such repurchase or redemption, including by (i) furnishing all information concerning Seller and its Subsidiaries that Purchaser or any applicable Governmental Authority may request in connection with such repurchase or redemption or with respect to the effects of such purchase on Purchaser or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations Purchaser deems necessary or advisable in its reasonable judgment in connection with such repurchase or redemption or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among Seller, Purchaser and such holder) to effect the repurchase or redemption of such shares as Purchaser may reasonably request (provided that neither Seller nor any of its Subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Parent Merger). Prior to and at the Closing, Purchaser shall take such actions as may be required for Closing in connection with the Seller TARP Stock.

Section 6.13 Seller Employees; Director and Management; Indemnification.

(a) All employees of Seller and its Subsidiaries as of immediately prior to the Effective Time shall be employed by Purchaser or one or more of its Subsidiaries (including the Bank) immediately following the Effective Date (the “Continuing Employees”). Such employment of the Continuing Employees shall be subject to Purchaser’s and its Subsidiaries’ usual terms, conditions and policies of employment. To the extent that the Continuing Employees do not continue to be covered after the Effective Time by the Plans that provide medical, dental and other welfare benefits (the “Seller Welfare Plans”), (i) for the calendar year including the Closing Date, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the benefit plans maintained by Purchaser or its Subsidiaries (the “Purchaser Group Plans”) that provide medical, dental and other welfare benefits (collectively, the “Purchaser Welfare Plans”) to the Continuing Employees to the extent of amounts previously credited for such purposes under the corresponding Seller Welfare Plans and (ii) any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Purchaser Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement of show evidence of good health applied under the corresponding Seller Welfare Plan in which the participant participated or was otherwise eligible to participate). Continuing Employees will be given credit for their service with Seller and its Subsidiaries for purposes of eligibility and vesting purposes (but not for benefit accrual purposes) under the Purchaser Group Plans, solely to the extent permitted under the Purchaser Group Plans and to the extent that Purchaser makes such Purchaser Group Plans available to the Continuing Employees.

(b) Purchaser agrees to honor, or to cause one of its Subsidiaries to honor, in accordance with their terms, all employment agreements listed on Section 6.13(b) of the Disclosure Schedule, subject to any limitations imposed under applicable law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent Purchaser or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law.

(c) After the Effective Date, each Continuing Employee who was not a party to an agreement listed on Section 6.13(b) of the Disclosure Schedule and whose employment with Purchaser (or one of its Subsidiaries) is terminated by Purchaser (or the applicable Subsidiary) without cause (as determined by Purchaser in its discretion) within six months following the Effective Date shall receive severance in accordance with Section 6.13(c) of the Disclosure Schedule, subject to any limitations imposed under applicable law or by any Regulatory Authority.

(d) Notwithstanding anything contained herein to the contrary, (i) neither Purchaser nor any of its Subsidiaries are obligated to continue to employ any employee of Seller for any period of time following the Effective Date, (ii) nothing in this Agreement shall limit the ability of Purchaser or its Subsidiaries from revising, amending or terminating any Plan, Purchaser Group Plan or other employee benefit plan, program or policy from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Plan or Purchaser Group Plan, and (iv) no provision of this Section 6.13(d) shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of Seller or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

(e) Prior to the Effective Date, Seller shall take all actions necessary or appropriate to terminate the ESOP in compliance with all applicable requirements of Section 401(a) of the Code and applicable law.

(f) Prior to the Effective Date, Seller shall take all actions requested by Purchaser that may be necessary or appropriate to (i) cause one or more Plans to terminate as of the Effective Date, or as of the date immediately preceding the Effective Date, (ii) cause benefit accruals and entitlements under any Plan to cease as of the Effective Date, or as of the date immediately preceding the Effective Date, (iii) cause the continuation on and after the Effective Date of any contract, arrangement or insurance policy relating to any Plan for such period as may be requested by Purchaser, or (iv) facilitate the merger of any Plan into any employee benefit plan maintained by Purchaser. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of Sections 6.13(e) or (f) shall be subject to Purchaser’s prior review and approval.

(g) Prior to the Effective Time, Seller shall cooperate with Purchaser to allow Purchaser, in its sole discretion, to (i) arrange and conduct for employees of Seller and its Subsidiaries, an open enrollment period for Purchaser Group Plans (to the extent such plans will be made available to such employees) and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Purchaser and Seller, and (ii) meet with employees of Seller and its Subsidiaries (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by Purchaser and Seller.

(h) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Seller (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller, or any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. On and after the Effective Date, Purchaser shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that (1) Purchaser shall have the right to assume the defense thereof and upon such assumption Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Purchaser shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or to any Indemnified Party that commits fraud. Any Indemnified Party wishing to claim Indemnification under this Section 6.13(h), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, provided that the failure of any Indemnified Party to so notify Purchaser shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Purchaser. Purchaser’s obligations under this Section 6.13(h) continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(i) Purchaser agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Seller and any of its Subsidiaries (the “Covered Parties”) as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 6.13(i) shall be deemed to preclude the liquidation, consolidation or merger of Seller or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of Purchaser or the successor to Seller or its Subsidiary notwithstanding any such liquidation, consolidation or merger.

(j) Purchaser, from and after the Effective Date, will cause the persons who served as directors or officers of Seller on or before the Effective Date to be covered by Seller’s existing directors’ and officers’ liability insurance policy (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 6.13(j) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than three years after the Effective Date; provided, however, that in no event shall Purchaser be required to expend more than 200% of the current amount expended by Seller (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto and, if such premiums for such insurance would at any time exceed 200% of the Insurance Amount, then the Purchaser shall cause to be maintained policies of insurance which, in the Purchaser’s good faith determination, provide the maximum coverage available at annual premium equal to 200% of the Insurance Amount. Seller agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at Purchaser’s request.

(k) The Purchaser shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party or Covered Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.13.

(l) In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this Section 6.13(l).

(m) The provisions of Sections 6.13(h), (i), (j) and (l) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

Section 6.14 Notification of Certain Matters. Each of Seller and Purchaser shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Seller shall promptly inform Purchaser upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any Governmental Authority relating to the alleged liability of Seller or any of its Subsidiaries under any labor or employment law.

Section 6.15 Advisory Board.

(a) Each of the members of the Seller Board will be asked to serve on Purchaser Bank’s Cambria/Blair County Advisory Board.

(b) Individuals serving as Advisory Directors pursuant to Section 6.15(a) shall receive the compensation of at least $200 per meeting of Advisory Board service.

Section 6.16 Tax Treatment. (i) Each of Purchaser and Seller agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the qualification of the Parent Merger as a reorganization under Section 368(a) of the Code, and (ii) each of Purchaser and Seller agrees to take any action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions that would adversely impact the qualification of the Parent Merger as a reorganization under Section 368(a) of the Code.

Section 6.17 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Purchaser and Seller will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in ARTICLE V of this Agreement to become untrue or incorrect in any material respect.

Section 6.18 Consents. Each of Purchaser and Seller shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

Section 6.19 Insurance Coverage. Seller shall cause each of the policies of insurance listed in its Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

Section 6.20 Correction of Information. Each of Purchaser and Seller shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times, provided that any such correction that may result in a change to a party’s Disclosure Schedule shall not be made without the prior written consent of the other party.

Section 6.21 Confidentiality. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Seller and Purchaser, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.21 shall not apply to information included in the Registration Statement or to be included in the official Proxy/Prospectus to be sent to the shareholders of Seller under Section 6.03. Seller and Purchaser agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Seller and Purchaser agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Seller or Purchaser to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of Seller and Purchaser contained in this Section 6.21 shall survive the Closing or termination of this Agreement.

Section 6.22 Certain Policies. Prior to the Effective Date, to the extent permitted by law, Seller shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Purchaser, modify and change its loan, investments, liquidity, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Purchaser; provided, however, that Seller shall not be obligated to take any such action pursuant to this Section 6.22 unless and until (i) Purchaser irrevocably acknowledges to Seller in writing that all conditions to its obligation to consummate the Parent Merger have been satisfied; and (ii) Purchaser irrevocably waives in writing any and all rights that it may have to terminate this Agreement and Seller has obtained the approval of this Agreement from its shareholders.

ARTICLE VII —

CONDITIONS TO CONSUMMATION OF THE PARENT MERGER

Section 7.01 Conditions to Each Party’s Obligation to Effect the Parent Merger. The respective obligation of each of Purchaser and Seller to consummate the Parent Merger is subject to the fulfillment or written waiver by Purchaser and Seller prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the requisite vote of Seller’s Common Shareholders.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the Purchaser Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Purchaser after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that the Purchaser Board reasonably determines would either before or after the Effective Date be unduly burdensome.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Purchaser Common Stock in the Parent Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Nasdaq Listing. The shares of Purchaser Common Stock to be issued in the Parent Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(f) Tax Opinion. Purchaser and Seller shall have received an opinion from counsel to Purchaser, dated the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (1) the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (2) holders of Seller Common Stock who receive Purchaser Common Stock in the Parent Merger in exchange for all of their shares of Seller Common Stock will not recognize any gain or loss with respect to shares of Purchaser Common Stock received (except with respect to cash received instead of a fractional share interest in Purchaser Common Stock); (3) each holder of Seller Common Stock who receives Purchaser Common Stock and cash (other than cash in lieu of fractional shares in Purchaser Common Stock) in the Parent Merger in exchange for the holder’s shares of Seller Common Stock will recognize the gain, if any, realized by the holder, in an amount not in excess of the amount of cash received (other than cash received instead of a fractional share interest in Purchaser Common Stock), but will not recognize any loss on the exchange; and (4) a holder of Seller Common stock who receives cash instead of a fractional share interest in Purchaser Common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holder’s shares of Seller Common Stock allocable to that fractional share interest.

Section 7.02 Conditions to Obligation of Seller. The obligation of Seller to consummate the Parent Merger is also subject to the fulfillment or written waiver by Seller prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.03(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures o such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Purchaser. Seller shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser by a Senior Executive Vice President or an Executive Vice President of Purchaser to such effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by Purchaser under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser by a Senior Executive Vice President or an Executive Vice President of Purchaser to such effect.

Section 7.03 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Parent Merger is also subject to the fulfillment or written waiver by Purchaser prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date) ; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.02(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures o such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Seller. Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c) Regulatory Actions. All Regulatory Actions shall have terminated effective at the Closing Date or, if any Regulatory Action shall not have so terminated, Purchaser shall have determined in its sole judgment that consummation of the Merger shall not result in Purchaser or any of its subsidiaries experiencing or being reasonably likely to experience in the future a “Material Regulatory Event” as described in the immediately following sentence. “Material Regulatory Event” shall mean any administrative enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter, or any other action or determination of any Regulatory Authority relating to the status or conduct of Purchaser or any of its Subsidiaries, or any fact, event or circumstance affecting the regulatory status or compliance of Purchaser or any of its Subsidiaries (including without limitation a determination that Purchaser or any of its Subsidiaries would be deemed to be in “troubled condition” under applicable federal law or regulations), that would be reasonably likely to create a material burden on Purchaser or any of its Subsidiaries or cause any material adverse economic or operating consequences to Purchaser or any such Subsidiary.

(d) Absence of Appraisal Demands. Rights to demand appraisal under the PBCL shall have expired or shall otherwise be unavailable with respect to at least 90% of the outstanding shares of Seller Common Stock (excluding shares of Seller Common Stock to be canceled as provided in Section 3.01(c)).

ARTICLE VIII —

TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the Parent Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Purchaser and Seller.

(b) Breach. At any time prior to the Effective Time, by Purchaser or Seller in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that (A) such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Parent Merger under ARTICLE VII, and (B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Delay. At any time prior to the Effective Time, by Purchaser or Seller, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by June 29, 2012, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By Seller or Purchaser in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefore shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority; (ii) the Seller Common Shareholders fail to adopt this Agreement at the Seller Meeting and approve the Parent Merger; or (iii) any of the closing conditions have not been met as required by ARTICLE VII hereof.

(e) Adverse Action. By Purchaser, if (i) the Seller Board submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with any adverse conditions on, or qualifications of, such recommendation for approval; or (ii) the Seller Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; or (iii) the Seller Board recommends to its shareholders an Acquisition Proposal other than the Merger.

(f) By Seller, if the Seller Board so determines by the vote of a majority of its members, at any time during the five business day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The Purchaser Market Value on the Determination Date is less than the Initial Purchaser Market Value multiplied by 0.80; and

(ii) (A) the quotient obtained by dividing the Purchaser Market Value on the Determination Date by the Initial Purchaser Market Value (such quotient being referred to herein as the “Purchaser Ratio”) shall be less than (B) the quotient obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and subtracting 0.20 from the Index Ratio; subject, however, to the following three sentences. If Seller elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five business day period). During the five business day period commencing with its receipt of such notice, Purchaser shall have the option of increasing the consideration to be received by Seller Common Shareholders by adjusting the Common Stock Exchange Ratio to an amount which, when multiplied by the Purchaser Market Value on the Determination Date, equals the lesser of (i) $69.00 or (ii) $69.00 multiplied by the Index Ratio. If Purchaser makes an election contemplated by the preceding sentence within such five business day period, it shall give prompt written notice to Seller of such election and the revised Common Stock Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Common Stock Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Governmental Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period or (ii) the date of the Seller Meeting to consider this Agreement and the transactions contemplated hereby.

“Final Index Price” means the closing price of the Nasdaq Bank Index as of the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Initial Index Price” means the closing price of the Nasdaq Bank Index as of the Starting Date.

“Initial Purchaser Market Value” equals the closing price of Purchaser Common Stock on the Starting Date, adjusted as indicated in the last sentence of this Section 8.01(f).

“Purchaser Market Value on the Determination Date” shall be the average of the daily closing sales prices of a share of Purchaser Common Stock as reported on Nasdaq for the 15 consecutive trading days immediately preceding the Determination Date.

“Starting Date” means the last trading date before the date of this Agreement.

If any company belonging to the Index Group or the Purchaser declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or the Purchaser Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.01(f).

Section 8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Parent Merger pursuant to this ARTICLE VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01; and (ii) that termination will not relieve a breaching party from liability or damages for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

Section 8.03 Termination Fee.

(a) Seller shall pay to Purchaser by wire transfer in same day funds within one business day of a termination contemplated by this Section 8.03(a), a termination fee in the amount of Eight Hundred Seventy Six Thousand Dollars ($876,000) (the “Termination Fee”) if this Agreement is terminated (i) by Purchaser pursuant to Section 8.01(e) or (ii) by Purchaser or Seller pursuant to Section 8.01(d), provided that, if either the Purchaser of Seller terminates the Agreement following the failure of the Seller Common Shareholders to adopt this Agreement at the Seller Meeting and approve the Parent Merger as set forth in clause (ii) of Section 8.01(d) the Seller shall only be required to pay the Termination Fee in the event that such failure is the result of one of the actions set forth in Section 8.01(e).

(b) Seller acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.03 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Seller for the amount payable to Purchaser pursuant to this Section 8.03, Seller shall pay to Purchaser its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable Federal Funds rate.

ARTICLE IX —

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.13, 6.15, 6.16 and 6.21 and this ARTICLE IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 6.21, 8.02, and this ARTICLE IX which shall survive such termination).

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of Seller.

Section 9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such Commonwealth (except to the extent that mandatory provisions of federal law are applicable).

Section 9.05 Expenses. Except as set forth in Section 8.03(b) of this Agreement, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Seller, to:

Mainline Bancorp, Inc.

325 Industrial Park Road

Ebensburg, PA 15931-4117

Attention: William J. Hoyne

Facsimile No: (814) 472-5400

With a copy to:

Stevens & Lee, P.C.

111 N. Sixth Street

Reading, PA 19603

Attention: David W. Swartz, Esq.

Facsimile No: (610) 988-0815

If to Purchaser, to:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701-3921

Attention: Todd D. Brice

Facsimile No: (724) 465-1414

With a copy to:

Arnold & Porter LLP

555 Twelfth Street, NW

Washington, DC 20004

Attention: Robert B. Ott

                     Paul D. Freshour

Facsimile No: (202) 942-5999

Section 9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and any separate agreement entered into by the parties of even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third party beneficiaries of and entitled to enforce Section 6.13.

Section 9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 9.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 9.11 Assignment. Except to the extent provided in this Agreement, Purchaser and Seller may not assign any of their rights or obligations under this Agreement to any other Person, except upon the prior written consent of the other party. Any purported agreement in violation hereof shall be void.

Section 9.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MAINLINE BANCORP, INC.

By:	/s/ William J. Hoyne
William J. Hoyne
President and Chief Executive Officer

S&T BANCORP, INC.

By:	/s/ Edward C. Hauck
Edward C. Hauck
Chief Operating Officer

Agreement and Plan of Merger Signature Page

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, dated as of January 27, 2012 (this “Amendment”), to that Agreement and Plan of Merger, dated as of September 14, 2011, by and between S&T Bancorp, Inc., a Pennsylvania corporation, and Mainline Bancorp, Inc., a Pennsylvania corporation (together, the “Parties”) (the “Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

RECITALS

A. Pursuant to Section 9.02 of the Agreement, the Parties may amend the Agreement in writing; and

B. The Parties desire to make a certain amendment to the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1 Amendment. The second sentence of Section 3.01(e) is hereby amended and restated to read in its entirety as follows:

“The “Election Deadline” shall be 5:00 p.m. New York City time on the date which is the last business day prior to the date of the Seller Meeting, after which an Election may not be made.”

2 General.

(a) Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with the terms thereof. All references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.

(b) For the convenience of Parties hereto, this Amendment may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Amendment may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(c) The provisions of Article IX (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties as of the date first above written.

S&T BANCORP, INC.

By:	/s/ Todd D. Brice

Name:	Todd D. Brice

Title:	President and Chief Executive Officer

MAINLINE BANCORP, INC.

By:	/s/ William J. Hoyne

Name:	William J. Hoyne

Title:	President and Chief Executive Officer

ANNEX B

Opinion of Austin Associates, LLC

7205 W. Central Avenue

Toledo, Ohio 43617

P 419.841.8521

www.austinassociates.com

September 13, 2011

Board of Directors

Mainline Bancorp, Inc.

325 Industrial Park Road

Edensburgh, PA 15931

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Mainline Bancorp, Inc. (“Mainline”) and its shareholders, of the terms of the Agreement and Plan of Merger dated as of September 14, 2011 (the “Agreement”) by and between S&T Bancorp, Inc. (“S&T”) and Mainline. Capitalized terms used herein without definition shall have the meanings given to such term in the Agreement.

The terms of the Agreement provide that each outstanding common share of Mainline stock shall be converted at the election of the shareholder into either (i) shares of S&T common stock based upon the Exchange Ratio; (ii) cash, at the rate of $69.00 for each share of Mainline Common Stock; or (iii) a combination of shares of S&T common stock and cash. The shareholder election is subject to allocation procedures such that sixty percent (60%) of Mainline common stock in the aggregate shall be converted into and become shares of S&T common stock and forty (40%) of Mainline common stock shall be converted into the right to receive cash.

The Exchange Ratio shall be calculated as follows: (a) if the S&T Share Price is equal to or greater than $16.00, or equal to or less than $19.00, then a quotient obtained by dividing $69.00 by the S&T Share Price; (b) if the S&T Share Price is greater than $19.00, then 3.6316; and (c) if the S&T Share Price is less than $16.00, then 4.3125. The S&T Share Price shall equal the average high and low sale price of a share of S&T common stock, as reported on Nasdaq, over the ten (10) trading days ending five (5) days prior to the Election Deadline.

Unless redeemed prior to or at Closing, Mainline’s Series A Preferred Stock and Series B Preferred Stock shall be converted automatically into equivalent preferred stock of S&T. The rights, preferences, privileges and voting powers will not be adversely affected by such conversion.

Each outstanding option to purchase shares of Mainline Common Stock shall be cancelled and each holder of a Mainline Stock Option shall receive in consideration, an amount equal to the difference between $69.00 and the exercise price of such Mainline Stock Option.

Austin Associates, LLC (“Austin Associates”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement;

(ii)	certain publicly available financial statements and other historical financial information of S&T that we deemed relevant;

(iii)	certain publicly available financial statements and other historical financial information of Mainline that we deemed relevant;

(iv)	internal financial projections for Mainline for the years ending December 31, 2011 through 2012 prepared by and reviewed with management of Mainline;

(v)	publicly available median earnings estimates for S&T for the year ending December 31, 2011;

(vi)	the pro forma financial impact of the Merger on S&T, based on assumptions relating to transaction expenses, purchase accounting adjustments, and cost savings determined by and discussed with senior management of S&T;

(vii)	publicly reported historical price and trading activity for Mainline and S&T common stock, including a comparison of certain financial and stock market information for Mainline and S&T with similar publicly available information for certain other companies the securities of which are publicly traded;

(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(ix)	the terms of the formal written agreement entered into between Mainline and the OCC, dated as of March 22, 2011;

(x)	current market environment generally and the banking environment in particular; and

(xi)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of Mainline the business, financial condition, results of operations and prospects of Mainline, including certain operating, regulatory and other financial matters. We held similar discussions with certain members of senior management of S&T regarding the business, financial condition, results of operations and prospects of S&T.

With respect to the internal projections and estimates for Mainline and the publicly available earnings estimates used for S&T and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the management of S&T and Mainline, S&T and Mainline’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of S&T and Mainline, respectively, and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Mainline and S&T assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Mainline and S&T will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice Mainline has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of Mainline or S&T’s assets, including the value of the loan portfolio and loan loss reserve, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to Mainline and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, to

Mainline and its shareholders of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the Merger with S&T.

As part of its engagement, Austin Associates reserves the right to review any public disclosures describing our firm or this fairness opinion. Austin will receive a contingent fee based on consummation of the transaction. In addition, Mainline has agreed to indemnify Austin Associates against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to Mainline and its shareholders.

Respectfully,

Austin Associates, LLC

ANNEX C

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

Excerpt from Subchapter 19C

Section 1930. Dissenters’ rights.

(a) General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b) Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c) Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

Subchapter 15D—Dissenters Rights

Section 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

•	Section 1906I (relating to dissenters rights upon special treatment).

•	Section 1930 (relating to dissenters rights).

•	Section 1931(d) (relating to dissenters rights in share exchanges).

•	Section 1932I (relating to dissenters rights in asset transfers).

•	Section 1952(d) (relating to dissenters rights in division).

•	Section 1962I (relating to dissenters rights in conversion).

•	Section 2104(b) (relating to procedure).

•	Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

•	Section 2325(b) (relating to minimum vote requirement).

•	Section 2704I (relating to dissenters rights upon election).

•	Section 2705(d) (relating to dissenters rights upon renewal of election).

•	Section 2904(b) (relating to procedure).

•	Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

•	Section 7104(b)(3) (relating to procedure).

(b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932I or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)	listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii)	held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters’ rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)	(Repealed).

(ii)	Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)	Shares entitled to dissenters’ rights under section 1906I (relating to dissenters’ rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763I (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

Section 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection I, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.